Exhibit 2.1

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

x

:
In re	:	Chapter 11
:
SEMCRUDE, L.P., et al.,	:	Case No. 08-11525 (BLS)
:
Debtors.	:	Jointly Administered
:
x

FOURTH AMENDED JOINT PLAN OF AFFILIATED DEBTORS

PURSUANT TO CHAPTER 11 OF THE BANKRUPTCY CODE

RICHARDS, LAYTON & FINGER, P.A.

One Rodney Square

P.O. Box 551

Wilmington, Delaware 19899

Mark D. Collins

John H. Knight

(302) 651-7700

- and -

WEIL, GOTSHAL & MANGES LLP

200 Crescent Court, Suite 300

Dallas, Texas 75201

Martin A. Sosland

Sylvia A. Mayer

(214) 746-7700

ATTORNEYS FOR THE DEBTORS

AND DEBTORS IN POSSESSION

Dated: October 27, 2009

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		Page
1.174	Twenty-Day Claim	18

1.175	Undisputed Production Receivable	18

1.176	Unsecured Claim	18

1.177	Unsecured First Purchaser Producer Claims	18

1.178	US Term Lender Group	18

1.179	US Term Lender Group Fees	18

1.180	Warrant Agreement	18

1.181	Warrants	19

1.182	White Cliffs Credit Agreement	19

1.183	White Cliffs Credit Agreement Claim	19

1.184	Working Capital Lender Claim	19

1.185	Working Capital Lender Effective Date Cash	19

1.186	Interpretation; Application of Definitions; Rules of Construction	19

Article II	TREATMENT OF ADMINISTRATIVE EXPENSE CLAIMS, POSTPETITION FINANCING CLAIMS, PROFESSIONAL COMPENSATION AND REIMBURSEMENT CLAIMS, AND PRIORITY TAX CLAIMS; PAYMENT OF SENIOR NOTES INDENTURE TRUSTEE FEES AND US TERM LENDER GROUP FEES	20

2.1	Administrative Expense Claims	20

2.2	Postpetition Financing Claims	20

2.3	Professional Compensation and Reimbursement Claims	21

2.4	Priority Tax Claims	21

2.5	Senior Notes Indenture Trustee Fees	21

2.6	US Term Lender Group Fees	21

Article III	SETTLEMENTS	22

3.1	Producers’ Settlement	22

3.2	Other Twenty-Day Claims Settlement	26

Article IV	CLASSIFICATION OF CLAIMS AND EQUITY INTERESTS	28

Article V	TREATMENT OF CLAIMS AND EQUITY INTERESTS	37

5.1	Classes 1 through 26 – Priority Non-Tax Claims	37

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23.17	Exemption from Transfer Taxes	82

23.18	No Effect on Downstream Claims	82

23.19	Inconsistencies	83

SemCrude, L.P., Chemical Petroleum Exchange, Incorporated, Eaglwing, L.P., Grayson Pipeline, L.L.C., Greyhawk Gas Storage Company, L.L.C., K.C. Asphalt L.L.C., SemCanada II, L.P., SemCanada L.P., SemCrude Pipeline, L.L.C., SemFuel Transport LLC, SemFuel, L.P., SemGas Gathering LLC, SemGas Storage, L.L.C., SemGas, L.P., SemGroup Asia, L.L.C., SemGroup Finance Corp., SemGroup, L.P., SemKan, L.L.C., SemManagement, L.L.C., SemMaterials Vietnam, L.L.C., SemMaterials, L.P., SemOperating G.P., L.L.C., SemStream, L.P., SemTrucking, L.P., Steuben Development Company, L.L.C., and SemCap, L.L.C. hereby propose the following joint chapter 11 plan pursuant to section 1121(a) of the Bankruptcy Code.

ARTICLE I

DEFINITIONS

As used in the Plan, the following terms shall have the respective meanings specified below:

1.1 Active States means the states of Kansas, New Mexico, Oklahoma, Texas, and Wyoming.

1.2 Administrative Expense Claim means (a) any Claim constituting a cost or expense of administration of the Chapter 11 Cases asserted or authorized to be asserted in accordance with sections 503(b) and 507(a)(2) of the Bankruptcy Code during the period up to and including the Effective Date and (b) any fees or charges assessed against the Debtors’ estates pursuant to section 1930, chapter 123, Title 28, United States Code.

1.3 Alberta Court means the Court of Queen’s Bench of Alberta.

1.4 Allowed means, with reference to any Claim, (i) any Claim that has been listed by the Debtors in their Schedules, as such Schedules may be amended by the Debtors from time to time in accordance with Bankruptcy Rule 1009, as liquidated in amount and not disputed or contingent and for which no contrary proof of claim has been filed or objection thereto interposed, (ii) any Claim that is not Disputed, (iii) any Claim that is compromised, settled, or otherwise resolved pursuant to the authority granted to the Debtors or the Reorganized Debtors, as the case may be, pursuant to a Final Order of the Bankruptcy Court, or (iv) any Claim that has been allowed hereunder or by Final Order; provided, however, that Claims allowed solely for the purpose of voting to accept or reject the Plan pursuant to an order of the Bankruptcy Court shall not be considered “Allowed Claims” hereunder; provided, further, that First Purchaser Producer Twenty-Day Claims and Secured First Purchaser Producer Claims shall solely be Allowed in accordance with Section 3.1 of the Plan. With respect to any Other Twenty-Day Claim, such Claim shall solely become Allowed pursuant to (a) the Other Twenty-Day Claims Settlement, (b) a settlement or compromise between the Prepetition Administrative Agent and the holder of any such Other Twenty-Day Claim or (c) a Final Order of the Bankruptcy Court, and shall not be considered Allowed under clause (i) or (ii) above. Unless otherwise specified herein or by order of the Bankruptcy Court, an “Allowed Administrative Expense Claim” (other than of the kind specified in section 503(b)(1)(B) of the Bankruptcy Code which shall be afforded interest at a rate determined under applicable non-bankruptcy law in accordance with section 511 of the Bankruptcy Code) or “Allowed Claim” shall not, for any purpose under the Plan, include interest on such Administrative Expense Claim or Claim from and after the Petition Date.

1.5 Alon Claim means the Twenty-Day Claim in the amount of $10.5 million for Alon USA LP, which was Allowed pursuant to a settlement agreement approved by the Bankruptcy Court.

1.6 Auriga Revolver/Term Lender Distribution means that portion, if any, of a Canadian Distribution resulting from the settlement agreement between SemCAMS ULC and Auriga Energy Inc., dated July 2, 2009, which was approved by an order of the Alberta Court, dated July 14, 2009, that constitutes Revolver/Term Lender Effective Date Cash as set forth in clause (iv) of Section 5.5(b)(y) hereof.

1.7 Avoidance Actions means Causes of Action arising under chapter 5 of the Bankruptcy Code, including, but not limited to, Causes of Action arising under sections 502(d), 510, 542, 543, 544, 547, 548, 549, 550 and 553 of the Bankruptcy Code.

1.8 Bankruptcy Code means chapter 11 of title 11 of the United States Code, as amended from time to time, as applicable to the Chapter 11 Cases.

1.9 Bankruptcy Court means the United States Bankruptcy Court for the District of Delaware having jurisdiction over the Chapter 11 Cases.

1.10 Bankruptcy Rules means the Federal Rules of Bankruptcy Procedure, as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code, and any local rules of the Bankruptcy Court, as amended, as applicable to the Chapter 11 Cases.

1.11 BNPP means BNP Paribas.

1.12 BNPP Claim means the claim of BNPP against SemCanada Energy or any non-Debtor third party relating to a foreign exchange transaction between BNPP and SemCanada Energy that was to settle on July 21, 2008 and pursuant to which SemCanada Energy was obligated to transfer CAD $5,561,500 to BNPP.

1.13 Board means the board of directors of New Holdco.

1.14 Business Day means any day other than a Saturday, a Sunday, or any other day on which commercial banks in New York, New York are required or authorized to close by law or executive order.

1.15 Canadian Distribution means Cash in respect of Claims under the Prepetition Credit Agreement that is distributed to (i) any of the Debtors or the Reorganized Debtors by the Canadian subsidiaries of SemGroup, or (ii) the Prepetition Lenders or the Prepetition Administrative Agent on behalf of the Prepetition Lenders by the Canadian subsidiaries of SemGroup, in each case pursuant to the Canadian Plans or a bankruptcy, receivership or other proceeding of SemCanada Energy, A.E. Sharp Ltd. and CEG Energy Options, Inc.

1.16 Canadian Plans means, collectively, the SemCanada Nova Scotia Plan, the SemCAMS ULC Plan and, if approved by the required majority of the creditors of SemCanada Energy, A.E. Sharp Ltd. and CEG Energy Options, Inc. and sanctioned by the Alberta Court, the SemCanada Energy Plan.

1.17 Cash means the lawful currency of the United States of America except that Cash distributed pursuant to a Canadian Distribution may include the lawful currency of Canada.

1.18 Cash Equivalent means securities or instruments of the type permitted under section 345 of the Bankruptcy Code.

1.19 Catsimatidis Group means Messrs. John A. Catsimatidis, J. Nelson Happy, Martin R. Bring, James C. Hansel, Myron L. Turfitt, Matthew Coughlin, Tulsa Energy Acquisitions, L.L.C., United Refining Energy Corporation, and United Refining Company, and each of such Person’s affiliates, attorneys, consultants, advisors, and agents.

1.20 Catsimatidis Settlement Order means the order of the Bankruptcy Court, approving the Stipulation of Settlement between the Debtors, Terrence Ronan, SemGroup, G.P., L.L.C., the Prepetition Administrative Agent, the Creditors’ Committee and the Catsimatidis Group.

1.21 Causes of Action means, without limitation, any and all actions, causes of action, proceedings, controversies, liabilities, obligations, rights, suits, damages, judgments, Claims, objections to Claims, benefits of subordination of Claims, and demands whatsoever, whether known or unknown, reduced to judgment, liquidated or unliquidated, fixed or contingent, matured or unmatured, disputed or undisputed, secured or unsecured, assertable directly or derivatively, existing or hereafter arising, in law, equity, or otherwise, based in whole or in part upon any act or omission or other event occurring prior to the Petition Date or during the course of the Chapter 11 Cases, including through the Effective Date.

1.22 CCAA means the Canadian Companies’ Creditors Arrangement Act, R.S.C. 1985 c. C-36, as amended.

1.23 Chapter 11 Cases means the cases commenced under chapter 11 of the Bankruptcy Code by the Debtors on or after the Initial Petition Date, styled In re SemCrude, L.P., et al., Chapter 11 Case No. 08-11525 (BLS) (Jointly Administered), currently pending before the Bankruptcy Court.

1.24 Claim shall have the meaning set forth in section 101(5) of the Bankruptcy Code.

1.25 Class means a category of Claims or Equity Interests as set forth in Article IV of the Plan.

1.26 Class A New Common Stock means the Class A New Common Stock of New Holdco authorized under the New Holdco Certificate of Incorporation.

1.27 Class B New Common Stock means the Class B New Common Stock of New Holdco authorized under the New Holdco Certificate of Incorporation.

1.28 Collateral means any property or interest in property of the estates of the Debtors subject to a Lien to secure the payment or performance of a Claim, which Lien is not subject to avoidance or otherwise invalid under the Bankruptcy Code or applicable state law.

1.29 Compensation and Benefits Plans means employee related plans including 401(k) plans, employee insurance benefits, and flexible spending accounts.

1.30 Confirmation Date means the date on which the Clerk of the Bankruptcy Court enters the Confirmation Order on the docket of the Bankruptcy Court with respect to the Chapter 11 Cases.

1.31 Confirmation Order means the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code.

1.32 Contributing Lender Assignment means a written assignment of a Contributing Lender’s Claims to the Litigation Trust, in substantially the form which shall be included in the Plan Supplement.

1.33 Contributing Lenders means (i) holders of Secured Lender Claims or Lender Deficiency Claims who vote to approve the Plan or who execute a Contributing Lender Assignment and (ii) the Prepetition Administrative Agent.

1.34 Contributing Lenders’ Claims means any and all Causes of Action held by the Contributing Lenders, solely in their capacity as holders of Secured Lender Claims or Lender Deficiency Claims, or as Prepetition Administrative Agent, as applicable, against (i) SemGroup Energy Partners, G.P., L.L.C. and its subsidiaries, (ii) any Debtor, (iii) all current and former officers, directors, or employees of any Debtor or non-Debtor affiliate, (iv) all affiliates of persons described in clause (iii) hereof except for such Entities which constitute a direct or indirect investment or wholly or partially-owned subsidiary of SemGroup (other than SemGroup Energy Partners, G.P., L.L.C and its subsidiaries as provided in clause (i) hereof) and (v) all Entities that provided services to or conducted transactions with any Debtor or non-Debtor affiliate, including, without limitation, all attorneys, accountants, financial advisors, trading counterparties, and customers or vendors, in each case solely as the provider of services or goods to any Debtor or non-Debtor affiliate; provided, however, that the BNPP Claim will be excluded. For the avoidance of doubt, Contributing Lenders’ Claims do not include (a) Released Actions or (b) any Causes of Action asserted against a Prepetition Lender with a Claim under a Swap Contract (as defined in the Prepetition Credit Agreement) or a holder of a Swap Claim to determine whether or not such Swap Contract Claim qualifies as a Lender Swap Obligation under the Prepetition Credit Agreement.

1.35 Creditor means any Entity holding a Claim against the Debtors’ estates or, pursuant to section 102(2) of the Bankruptcy Code, against property of the Debtors, that arose or is deemed to have arisen prior to or as of the Petition Date.

1.36 Creditors’ Committee means the statutory committee of creditors holding Unsecured Claims appointed in the Chapter 11 Cases pursuant to section 1102(a)(1) of the Bankruptcy Code, as reconstituted from time to time.

1.37 Creditors’ Settlement means the global compromise and settlement of certain intercreditor disputes embodied in the Plan and supported by the Creditors’ Committee, the Lender Steering Committee and the Debtors, providing for, among other things, (i) an increase in the potential recoveries for the holders of Claims in Classes 149 through 174 from (a) (1) provided certain assumptions in favor of the Prepetition Lenders are made, 0.26% of New Common Stock and (2) 30% of the Litigation Trust Interests to (b) (1) 3.75% of New Common Stock, (2) Warrants to purchase 3.75% of New Common Stock, and (3) 30% of the Litigation Trust Interests and (ii) an increase in the potential recoveries for the holders of Claims in Classes 201 through 226 from (a) (1) provided certain assumptions in favor of the Prepetition Lenders are made, 0.06% of New Common Stock and (2) 10% of the Litigation Trust Interests to (b) (1) 1.25% of New Common Stock, (2) Warrants to purchase 1.25% of New Common Stock, and (3) 10% of the Litigation Trust Interests.

1.38 Cure Schedule means the Schedule of Executory Contracts to be Assumed included in Tab 1(A) to the Second Supplement to Plan Supplement to Fourth Amended Joint Plan of Affiliated Debtors Pursuant to Chapter 11 of the Bankruptcy Code, filed by the Debtors on October 23, 2009.

1.39 Debtors means SemCrude, L.P., Chemical Petroleum Exchange, Incorporated, Eaglwing, L.P., Grayson Pipeline, L.L.C., Greyhawk Gas Storage Company, L.L.C., K.C. Asphalt L.L.C., SemCanada II, L.P., SemCanada L.P., SemCrude Pipeline, L.L.C., SemFuel Transport LLC, SemFuel, L.P., SemGas Gathering LLC, SemGas Storage, L.L.C., SemGas, L.P., SemGroup Asia, L.L.C., SemGroup Finance Corp., SemGroup, L.P., SemKan, L.L.C., SemManagement, L.L.C., SemMaterials Vietnam, L.L.C., SemMaterials, L.P., SemOperating G.P., L.L.C., SemStream, L.P., SemTrucking, L.P., Steuben Development Company, L.L.C., and SemCap, L.L.C.

1.40 Debtors in Possession means the Debtors as debtors in possession pursuant to sections 1101(1) and 1107(a) of the Bankruptcy Code.

1.41 Disbursement Account(s) means the account(s) to be established by the Debtors or the Reorganized Debtors, as the case may be, on the Effective Date in accordance with Section 12.1 of the Plan, together with any interest earned thereon.

1.42 Disbursing Agent means, solely to effectuate distributions pursuant to the Plan, the Reorganized Debtors or such other Entity as may be designated in the Confirmation Order.

1.43 Disclosure Statement means the disclosure statement for the Plan approved by the Bankruptcy Court in accordance with section 1125 of the Bankruptcy Code.

1.44 Disclosure Statement Order means the Final Order of the Bankruptcy Court approving the Disclosure Statement in accordance with section 1125 of the Bankruptcy Code.

1.45 Disputed means, with reference to (a) any Claim, proof of which was timely and properly filed, or an Administrative Expense Claim, which is disputed under the Plan or as to which a timely objection has been filed pursuant to section 502(d) or 510 of the Bankruptcy Code, or otherwise, and/or request for estimation in accordance with section 502(c) of the Bankruptcy Code and Bankruptcy Rule 3018 has been interposed, and which objection and/or request for estimation has not been withdrawn or determined by a Final Order or (b) any Claim, proof of which was required to be filed by order of the Bankruptcy Court but as to which a proof of claim was not timely or properly filed. A Claim that is Disputed by the Debtors as to its amount only shall be deemed Allowed in the amount the Debtors admit owing, if any, and Disputed as to the excess.

1.46 Disputed Claim Amount means the lesser of (a) the liquidated amount set forth in the proof of claim filed with the Bankruptcy Court relating to a Disputed Claim, (b) if the Bankruptcy Court has estimated such Disputed Claim pursuant to section 502(c) of the Bankruptcy Code, the amount of a Disputed Claim as estimated by the Bankruptcy Court, and (c) the amount of such Disputed Claim allowed by the Bankruptcy Court pursuant to section 502 of the Bankruptcy Code, or zero, if such Disputed Claim is disallowed by the Bankruptcy Court pursuant to such section, in either case, regardless of whether the order or judgment allowing or disallowing such Claim has become a Final Order; provided, however, that, in the event that such Claim has been disallowed, but the order of disallowance has not yet become a Final Order, the Bankruptcy Court may require the Disbursing Agent to reserve Plan Currency in an amount that would be attributed to such Claim if it were an Allowed Claim, or a lesser amount, to the extent that the Bankruptcy Court, in its sole and absolute discretion, determines such reserve is necessary to protect the rights of such holder under all of the facts and circumstances relating to the order of disallowance and the appeal of such holder from such order.

1.47 Disputed Claims Reserve means the reserve on account of Disputed Claims.

1.48 Disputed Production Receivable means, for any counterparty, the difference between such counterparty’s Gross Production Receivable and its Undisputed Production Receivable.

1.49 Downstream Claims means claims asserted or to be asserted by one or more First Purchaser Producers against Downstream Purchasers arising from such Downstream Purchasers’ purchases (including receipt, exchanges, delivery of or control over) of crude oil and/or gas from Debtors, that Debtors purchased from the First Purchaser Producers prior to the Petition Date, which oil and gas First Purchaser Producers assert Debtors transferred to the Downstream Purchasers and for which Debtors have not been paid in full (without setoff, netting, or other adjustment); provided, that Downstream Claims shall be limited to claims against those Entities referred to on Schedule 1.49 and their successor or subsequent purchasers and, except as may be identified on Schedule 1.49, Downstream Claims shall in no event include any Claims against Prepetition Lenders or their respective affiliates (other than any such claims against Goldman Sachs & Co., J. Aron & Company, and their respective affiliates) who were such at 5:00 p.m. Eastern Daylight Time, on May 14, 2009.

1.50 Downstream Purchasers means non-Debtor third parties against which the Downstream Claims are asserted or to be asserted.

1.51 DTC means The Depository Trust Company.

1.52 Eaglwing means Eaglwing, L.P., an Oklahoma limited partnership.

1.53 Eaglwing First Purchaser Producer Twenty-Day Claims means any Twenty-Day Claims asserted against Eaglwing by a First Purchaser Producer as set forth on Schedule 1 entitled “First Purchaser Producer Twenty-Day Claims (Listed by Debtor)” that was derived from the Fourth Amended Schedules.

1.54 Effective Date means the first (1st) Business Day following the Confirmation Date on which (a) the conditions to effectiveness of the Plan set forth in Section 18.1 of the Plan have been satisfied or otherwise waived in accordance with Section 18.3 of the Plan and (b) the effectiveness of the Confirmation Order shall not be stayed.

1.55 Entity means a Person, a corporation, a general partnership, a limited partnership, a limited liability company, a limited liability partnership, an association, a joint stock company, a joint venture, an estate, a trust, an unincorporated organization, a governmental unit or any subdivision thereof, including, without limitation, the Office of the United States Trustee, or any other entity.

1.56 Equity Interest means any ownership interest in any of the Debtors.

1.57 Examiner means Louis J. Freeh, appointed as examiner of the Debtors pursuant to an order of the Bankruptcy Court, dated October 14, 2008.

1.58 Exit Facility means the working capital financing to be entered into by the Reorganized Debtors and the lenders party thereto in connection with the consummation of the Plan and effective on the Effective Date on such terms as are contained in the commitment letter included in the Plan Supplement.

1.59 Fee Auditor means Warren H. Smith of Warren H. Smith & Associates, P.C., appointed as fee auditor pursuant to the Fee Auditor Order.

1.60 Fee Auditor Order means the order of the Bankruptcy Court, dated October 22, 2008, appointing the Fee Auditor.

1.61 Final Order means an order or judgment of the Bankruptcy Court or any other court of competent jurisdiction as to which the time to appeal, petition for certiorari, or move for reargument or rehearing has expired and as to which no appeal, petition for certiorari, or other proceedings for reargument or rehearing shall then be pending or as to which any appeal, petition for certiorari, reargue, or rehear shall have been waived in writing in form and substance satisfactory to the Debtors or, on and after the Effective Date, the Reorganized Debtors, or, in the event that an appeal, writ of certiorari, or reargument or rehearing thereof has been sought, such order of the Bankruptcy Court or other court of competent jurisdiction shall have been determined by the highest court to which such order was appealed, or certiorari, reargument, or rehearing shall have been denied or resulted in no modification of such order and the time to take any further appeal, petition for certiorari, or move for reargument or rehearing shall have expired; provided, however, that the possibility that a motion under section 502(j) of the Bankruptcy Code, Rule 59 or Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules or applicable state court rules of civil procedure, may be, but has not been, filed with respect to such order shall not cause such order not to be a Final Order.

1.62 First Purchaser Producer Claims means the Secured First Purchaser Producer Claims and the Unsecured First Purchaser Producer Claims.

1.63 First Purchaser Producer Twenty-Day Claims means the Twenty-Day Claims asserted by First Purchaser Producers as set forth on Schedule 1 entitled “First Purchaser Producer Twenty-Day Claims (Listed By Debtor)” that was derived from the Fourth Amended Schedules.

1.64 First Purchaser Producers means Producers with respect to which first sales from oil and gas wells located in the Active States or the Inactive States were made to a Debtor.

1.65 Fourth Amended Schedules means the amended Schedules filed by the Debtors on August 13, 2009 (Docket Nos. 5204-5212).

1.66 General Unsecured Claim means an Unsecured Claim (including a Producer Deficiency Claim), other than a Senior Notes Claim, a Lender Deficiency Claim, or an Intercompany Claim.

1.67 Gross Production Receivable means any account receivable of the Debtors arising from the sale of crude oil or natural gas before application of any asserted right of setoff or defense other than cash payment.

1.68 Inactive States means the states of Colorado, Louisiana, Missouri, Montana, Nebraska, and North Dakota.

1.69 Initial Petition Date means July 22, 2008, the date on which SemGroup, L.P. and 24 of its direct and indirect subsidiaries filed their voluntary petitions for relief commencing certain of the Chapter 11 Cases.

1.70 Intercompany Claim means any Unsecured Claim held by any Debtor against any other Debtor.

1.71 Intercompany Equity Interest means any Equity Interest held by any of the other Debtors.

1.72 Investigative Order means the Bankruptcy Court order, dated September 10, 2008, authorizing and directing the Examiner to conduct an investigation of certain of the Debtors’ pre-Petition Date transactions.

1.73 IRS means the Internal Revenue Service, an agency of the United States Department of Treasury.

1.74 June Decisions means the three Bankruptcy Court decisions issued on June 19, 2009 with respect to the Producer State-Specific Adversary Proceedings for the states of Kansas, Oklahoma and Texas.

1.75 Lender Cash means Plan Cash reduced by (a) Cash used to pay or reserved to pay Administrative Expense Claims (including, without duplication, Twenty-Day Claims), (b) Cash used to pay the Postpetition Financing Claims, (c) Cash used to pay or reserved to pay the Professional Compensation and Reimbursement Claims, (d) Cash used to pay or reserved to pay the portion of any Priority Non-Tax Claims and Priority Tax Claims paid on the Effective Date, (e) the Senior Notes Indenture Trustee Fees, (f) the US Term Lender Group Fees, and (g) the Litigation Trust Funds.

1.76 Lender Deficiency Claim means (i) an Unsecured Claim in respect of the unsecured portion of a Revolver/Term Lender Claim or a Working Capital Lender Claim or (ii) a Swap Claim.

1.77 Lender Steering Committee means the unofficial steering committee of certain of the Prepetition Lenders, as reconstituted from time to time.

1.78 Lien shall have the meaning set forth in section 101(37) of the Bankruptcy Code.

1.79 Litigation Trust means the Entity to be created on the Effective Date in accordance with Section 11.1 of the Plan and the Litigation Trust Agreement for the benefit of holders of Allowed Senior Notes Claims, Allowed Lender Deficiency Claims, and Allowed General Unsecured Claims.

1.80 Litigation Trust Agreement means the trust agreement, substantially in the form contained in the Plan Supplement.

1.81 Litigation Trust Assets means the Litigation Trust Claims, the Contributing Lenders’ Claims, the Litigation Trust Funds, and any other assets acquired by the Litigation Trust after the Effective Date or pursuant to the Plan.

1.82 Litigation Trust Board means the group of Persons approved prior to the Effective Date by the Bankruptcy Court, or any replacements thereafter selected in accordance with the provisions of the Litigation Trust Agreement, who shall have the authority set forth in the Litigation Trust Agreement, consisting of three (3) Persons selected by the Lender Steering Committee and three (3) Persons selected by the Creditors’ Committee, with decisions to require the approval of at least four (4) of such Persons or, with the consent of the Creditors’ Committee, the Prepetition Administrative Agent and the Lender Steering Committee, a group consisting of two (2) Persons selected by the Lender Steering Committee and two (2) Persons selected by the Creditors’ Committee, with decisions to require the approval of at least three (3) of such Persons.

1.83 Litigation Trust Claims means all Causes of Action asserted, or which may be asserted, by or on behalf of the Debtors or the Debtors’ estates, in respect of matters arising prior to the Effective Date, including, but not limited to, Causes of Action in respect of Disputed Production Receivables and Avoidance Actions, but specifically excluding (i) other Causes of Action arising in the ordinary course of the Debtors’ business; (ii) Released Actions; and (iii) any Causes of Action against a Prepetition Lender with a Claim under a Swap Contract (as defined in the Prepetition Credit Agreement) or a holder of a Swap Claim to determine whether or not such Swap Contract Claim qualifies as a Lender Swap Obligation under the Prepetition Credit Agreement.

1.84 Litigation Trust Fund Reserve Amount means, initially, a reserve of $15 million, and, thereafter, an amount to be fixed from time to time by the Litigation Trust Board, which reserve shall be in place to fund all expenses of the Litigation Trust, including, but not limited to, the fees and expenses of the professionals selected pursuant to the Litigation Trust Agreement and the costs related to any valuations; provided, however, that the Litigation Trust Fund Reserve Amount shall not exceed $15 million until the Litigation Trust Funds have been repaid in full to the holders of the Allowed Secured Working Capital Lender Claims as provided in Section 11.3 of the Plan.

1.85 Litigation Trust Funds means the $15 million of Plan Cash used to initially fund the Litigation Trust pursuant to Section 11.3 of the Plan.

1.86 Litigation Trust Interests means the beneficial interests in the Litigation Trust to be deemed distributed to holders of Allowed Senior Notes Claims, Allowed Lender Deficiency Claims, and Allowed General Unsecured Claims.

1.87 Litigation Trustee means the Entity, solely in its capacity as Litigation Trustee, approved prior to the Effective Date by the Bankruptcy Court to administer the Litigation Trust in accordance with the terms and provisions of Article XI hereof and the Litigation Trust Agreement.

1.88 Management Committee means the management committee of SemGroup G.P., L.L.C., the general partner of SemGroup.

1.89 Management Incentive Plan means the management incentive plan to be adopted by New Holdco, which shall be in substantially the form contained in the Plan Supplement.

1.90 Management Stock means the Class A New Common Stock to be issued by New Holdco to employees and Board members in accordance with the Management Incentive Plan.

1.91 Minimum Operating Cash means $50 million of Cash as of the Effective Date, whether such Cash is held by the Debtors or a Canadian subsidiary of SemGroup.

1.92 New Common Stock means the Class A New Common Stock and Class B New Common Stock of New Holdco authorized under the New Holdco Certificate of Incorporation.

1.93 New Holdco means the new parent company of the Reorganized Debtors established under Delaware law.

1.94 New Holdco Bylaws means the bylaws of New Holdco, substantially in the form contained in the Plan Supplement.

1.95 New Holdco Certificate of Incorporation means the certificate of incorporation of New Holdco, substantially in the form contained in the Plan Supplement.

1.96 Non-Settling Party means any Creditor who has asserted an Other Twenty-Day Claim that does not elect to accept the Other Twenty-Day Claims Settlement.

1.97 Notice means the notice(s) of certain objections to First Purchaser Producer Twenty-Day Claims and Other Twenty-Day Claims issued by the Debtors pursuant to the September 15 Order on July 17, 2009.

1.98 Operators means the operators of oil and gas wells located in the Active States or the Inactive States.

1.99 Other Proceedings means any action filed by a Producer against any Prepetition Lenders or their respective affiliates, including without limitation Merrill Lynch and Co. or any of its affiliates, and directly or indirectly arising under, in connection with, or related to the provision of services to, or transactions conducted with, any Debtor, but specifically excluding any Downstream Claims.

1.100 Other Secured Claim means any Secured Claim other than a Secured Tax Claim, a Secured Lender Claim, a White Cliffs Credit Agreement Claim, or a Secured First Purchaser Producer Claim.

1.101 Other Twenty-Day Claim means a Twenty-Day Claim asserted by a Creditor that does not constitute a First Purchaser Producer Twenty-Day Claim as set forth on Schedule 3 entitled “Other Twenty-Day Claims (Listed by Debtor)” that was derived from the Notice or the Fourth Amended Schedules, as applicable.

1.102 Other Twenty-Day Claims Settlement means the settlement of the Other Twenty-Day Claims asserted against the Debtors as set forth in Section 3.2 of this Plan.

1.103 Owners means working interest, royalty, and overriding royalty interest owners in oil and gas wells located in the Active States or the Inactive States.

1.104 Person shall have the meaning set forth in section 101(41) of the Bankruptcy Code.

1.105 Petition Date means the Initial Petition Date; provided, however, that with respect to that Debtor which commenced its Chapter 11 Case subsequent to July 22, 2008, “Petition Date” shall refer to the date on which such Chapter 11 Case was commenced.

1.106 Plan means this Fourth Amended Joint Plan of Affiliated Debtors Pursuant to Chapter 11 of the Bankruptcy Code (including, without limitation, the Plan Supplement and all exhibits, supplements, appendices, and schedules hereto or thereto), either in its present form or as the same may be altered, amended, modified, or supplemented from time to time in accordance with the terms and provisions hereof.

1.107 Plan Cash means all Cash and Cash Equivalents (including Restricted Cash) of the Debtors on the Effective Date, other than Minimum Operating Cash.

1.108 Plan Currency means the mixture of Plan Cash, Lender Cash, Second Lien Term Loan Interests, New Common Stock, Warrants (if any), and Litigation Trust Interests to be distributed to holders of Allowed Claims pursuant to the Plan.

1.109 Plan Supplement means the document containing the forms of documents specified in Section 23.3 of the Plan.

1.110 Postpetition Administrative Agent means Bank of America, N.A., as administrative agent to the Postpetition Lenders under the Postpetition Financing Agreement.

1.111 Postpetition Financing Agreement means the Debtor in Possession Credit Agreement, dated as of August 8, 2008, by and among SemCrude, L.P., as borrower, SemGroup, L.P., as a guarantor, SemOperating G.P., L.L.C., as a guarantor, Bank of America, N.A., as administrative agent and L/C issuer, Banc of America LLC, as sole lead arranger and sole book manager, and each lender from time to time party thereto, as entered into pursuant to the Postpetition Financing Order and as modified, amended, or extended from time to time during the Chapter 11 Cases and any of the documents and instruments related thereto.

1.112 Postpetition Financing Claim means any Claim against the Debtors arising under, in connection with, or related to the Postpetition Financing Agreement.

1.113 Postpetition Financing Order means, collectively, (a) the Interim Order (1) Authorizing Debtors to Obtain Postpetition Financing, (2) Authorizing Debtors to Use Cash Collateral, (3) Granting Adequate Protection to Prepetition Secured Parties, and (4) Scheduling a Final Hearing, entered by the Bankruptcy Court on August 8, 2008 and (b) the Final Order (1) Authorizing Debtors to Obtain Postpetition Financing, (2) Authorizing Debtors to Use Cash Collateral, and (3) Granting Adequate Protection to Prepetition Secured Parties, entered by the Bankruptcy Court on September 17, 2008, as each of the foregoing is modified, amended, supplemented or extended from time to time during the Chapter 11 Cases.

1.114 Postpetition Lenders means, collectively, the banks and other Entities that are parties to the Postpetition Financing Agreement, as lenders thereunder, and their successors and assigns.

1.115 Prepetition Administrative Agent means Bank of America, N.A., as administrative agent to the Prepetition Lenders under the Prepetition Credit Agreement.

1.116 Prepetition Credit Agreement means that certain Amended and Restated Credit Agreement, dated as of October 18, 2005 (as amended, modified, and supplemented from time to time through and including the Petition Date), among SemCrude, L.P., as U.S. borrower, and SemCams Midstream Company, as Canadian borrower, SemGroup, as a guarantor, SemOperating G.P., L.L.C., as a guarantor, Bank of America, N.A., as administrative agent and L/C issuer, Bank of America Securities, LLC, as joint lead arranger and sole book manager, BNPP as joint lead arranger and co-syndication agent, Bank of Montreal d/b/a “Harris Nesbitt,” as co-syndication agent, Bank of Oklahoma, N.A. and The Bank of Nova Scotia, as co-documentation agents, and the lenders party thereto, and any of the documents and instruments related thereto.

1.117 Prepetition Lenders means, collectively, the banks and other Entities that are parties to the Prepetition Credit Agreement or hold a security interest in collateral under the Prepetition Credit Agreement, as lenders or holders of swap obligations that constitute Lender Swap Obligations (as defined in the Prepetition Credit Agreement), and their successors and assigns.

1.118 Priority Non-Tax Claim means any Claim against the Debtors, other than an Administrative Expense Claim or a Priority Tax Claim, entitled to priority in payment in accordance with sections 507(a)(4), (5), (7), or (9) of the Bankruptcy Code, but only to the extent entitled to such priority.

1.119 Priority Tax Claim means any Claim of a governmental unit against the Debtors entitled to priority of payment pursuant to sections 502(i) and 507(a)(8) of the Bankruptcy Code.

1.120 Pro Rata Share means the proportion that a Claim bears to the sum of all Claims within such Class or group of Classes for which an allocation is being determined.

1.121 Producer Decisions means the June Decisions and any Bankruptcy Court decision issued after September 20, 2009 with respect to the Producer State-Specific Adversary Proceedings for the states of New Mexico or Wyoming.

1.122 Producer Deficiency Claims means Claims by First Purchaser Producers with respect to which first sales were made to a Debtor in an Inactive State for amounts in excess of the related First Purchaser Producer Twenty-Day Claims.

1.123 Producer Plaintiffs means the Producers named as plaintiffs in the Producer State-Specific Adversary Proceedings or in the Other Proceedings.

1.124 Producer Representative means the person appointed under Section 8.3 of this Plan to resolve any disputes as to the Allowed amount of First Purchaser Producer Twenty-Day Claims, Secured First Purchaser Producer Claims and allowance of any fees and expense reimbursement requests of Producer Plaintiffs.

1.125 Producer State-Specific Adversary Proceedings means the declaratory judgment actions filed in the Bankruptcy Court by certain Producers to adjudicate the threshold questions of law related to lien or trust statutes alleged to be applicable in the Active States, Colorado, Missouri, and North Dakota.

1.126 Producers means the operators of, and working interest, royalty, and overriding royalty interest owners in, oil and gas wells located in the Active or the Inactive States.

1.127 Producers’ Committee means the committee of certain of the Producers appointed in the Chapter 11 Cases pursuant to section 1102(a)(2) of the Bankruptcy Code, as reconstituted from time to time.

1.128 Producers’ Committee Professional Fees means an amount of up to $5.5 million for reasonable fees and expenses incurred from the appointment of the Producers’ Committee through the Effective Date by the professionals for the Producers’ Committee, whose retention has been approved by order of the Bankruptcy Court.

1.129 Producers’ Committee Retention Order means the order entered by the Bankruptcy Court on December 16, 2008, authorizing the retention and employment of Andrews Kurth LLP, as counsel to the Producers’ Committee.

1.130 Producers’ Settlement means the compromise and settlement reached on September 14, 2009 among the Debtors, the Prepetition Administrative Agent, the Lender Steering Committee, the Producers’ Committee and the Producer Plaintiffs that is embodied in the Plan and resolves, among other things, treatment of the First Purchaser Producer Twenty-Day Claims, the Secured First Purchaser Producer Claims, and the Unsecured First Purchaser Producer Claims.

1.131 Professional Compensation and Reimbursement Claim means a Claim for services rendered or reimbursement of expenses incurred through and including the Effective Date pursuant to sections 503(b)(2), (3), (4), or (5) of the Bankruptcy Code.

1.132 Record Date means October 30, 2009.

1.133 Released Actions means (a) Causes of Action, if any, against the Prepetition Lenders, the Postpetition Lenders, the Prepetition Administrative Agent, the Postpetition Administrative Agent and/or the holders of Swap Claims (other than Bank of Oklahoma and its affiliates) based in whole or in part on any act, omission, transaction, event, or other circumstance and arising under, in connection with, or related to the Prepetition Credit Agreement, the Postpetition Financing Agreement or otherwise arising under, in connection with, or related to the provision of services to, or transactions conducted with, any Debtor or non-Debtor affiliate and (b) any Causes of Action released pursuant to the Catsimatidis Settlement Order; provided, however, that solely for purposes of this definition, “Prepetition Lenders” and “holders of Swap Claims” shall be limited to those Entities who were Prepetition Lenders and/or holders of Swap Claims at 5:00 p.m., Eastern Daylight Time, on May 14, 2009.

1.134 Reorganized Debtors means the Debtors on and after the Effective Date.

1.135 Reorganized SemGroup Companies means New Holdco and its direct and indirect subsidiaries, other than any direct or indirect subsidiaries of SemGroup Holdings, L.P.

1.136 Restricted Cash means, collectively, the following amounts deposited into a segregated account of the Debtors pursuant to a turnover motion: (i) approximately $89.8 million deposited by J. Aron & Company, (ii) approximately $10.7 million deposited by BP Oil Supply Company, and (iii) approximately $21.6 deposited by ConocoPhillips Company.

1.137 Retained Causes of Action means any Causes of Action retained by the Reorganized Debtors and not transferred to the Litigation Trust. For the avoidance of doubt, the Released Actions are not Retained Causes of Action.

1.138 Revolver/Term Lender Claim means a Claim of a Prepetition Lender under the Prepetition Credit Agreement arising under, in connection with, or related to the Revolver Obligations (as defined in the Prepetition Credit Agreement) or the U.S. Term Obligations (as defined in the Prepetition Credit Agreement).

1.139 Revolver/Term Lender Effective Date Cash means (i) $74 million, plus (ii) net Cash proceeds, if any, in excess of $51 million received prior to the Effective Date from the sale of assets of SemFuel, L.P. other than inventory and receivables, plus (iii) net Cash proceeds, if any, received after July 21, 2009 and prior to the Effective Date from the sales or assignments of the Revolver/Term Priority Collateral (as defined in the Prepetition Credit Agreement), plus (iv) the portion of net Cash proceeds, if any, received after July 21, 2009 and prior to the Effective Date from the sales or assignments of the Pari Passu Collateral (as defined in the Prepetition Credit Agreement) allocable to the Revolver Obligations (as defined in the Prepetition Credit Agreement) or the U.S. Term Obligations (as defined in the Prepetition Credit Agreement) in accordance with the provisions of the Prepetition Credit Agreement.

1.140 Schedules means the schedules of assets and prepetition liabilities, the lists of holders of Equity Interests, and the statements of financial affairs filed by the Debtors in accordance with section 521 of the Bankruptcy Code, Bankruptcy Rule 1007, and the Official Forms of the Bankruptcy Rules, as such schedules and statements have been or may be amended or supplemented on or prior to the Confirmation Date.

1.141 Second Lien Term Loan Facility means the secured second lien term loan facility to be entered into by certain of the Reorganized Debtors and the Prepetition Lenders in connection with the consummation of the Plan and effective on the Effective Date, in the aggregate principal amount of $300 million, substantially in the form contained in the Plan Supplement.

1.142 Second Lien Term Loan Interest means a participation interest in the Second Lien Term Loan Facility.

1.143 Secured Claim means a Claim against the Debtors (a) secured by a Lien on Collateral or (b) subject to setoff under sections 553, 555, 556, 559, 560, and 561 of the Bankruptcy Code, in each case to the extent of the value of the Collateral or to the extent of the amount subject to setoff, as applicable, as determined in accordance with section 506(a) of the Bankruptcy Code or as otherwise agreed to, in writing, by the Debtors or the Reorganized Debtors, as the case may be, and the holder of such Claim; provided, however, that, to the extent that the value of such interest is less than the amount of the Claim which has the benefit of such security, the unsecured portion of such Claim shall be treated as an Unsecured Claim unless, in any such case, the Class of which such Claim is a part makes a valid and timely election in accordance with section 1111(b) of the Bankruptcy Code to have such Claim treated as a Secured Claim to the extent allowed.

1.144 Secured First Purchaser Producer Claims means Claims asserted by First Purchaser Producers against Debtors with respect to which first sales were made to a Debtor in an Active State for amounts in excess of such related First Purchaser Producer Twenty-Day Claims. The total amount of such Claims, including any Claims with respect to First Purchaser Producer Twenty-Day Claims and suspense amounts related to Claims of First Purchaser Producers with respect to wells that had first sales to the Debtors prior to December 1, 2007, is as set forth on Schedule 2 entitled “Secured First Purchaser Producer Claims (Listed By Debtor)” that was derived from the Fourth Amended Schedules.

1.145 Secured Lender Claims means Secured Working Capital Lender Claims and Secured Revolver/Term Lender Claims.

1.146 Secured Revolver/Term Lender Claim means a Revolver/Term Lender Claim to the extent of the value of the Prepetition Lender’s Collateral that is allocable to the respective claim in accordance with the provisions of the Prepetition Credit Agreement.

1.147 Secured Tax Claim means any Secured Claim that, absent its secured status, would be entitled to priority in right of payment under section 507(a)(8) of the Bankruptcy Code.

1.148 Secured Working Capital Lender Claim means a Working Capital Lender Claim to the extent of the value of the Prepetition Lender’s Collateral that is allocable to the respective claim in accordance with the provisions of the Prepetition Credit Agreement.

1.149 SemCAMS ULC means SemCAMS ULC, a privately-held unlimited liability company incorporated under the Nova Scotia Companies Act.

1.150 SemCAMS ULC Plan means the Plan of Arrangement and Reorganization filed by SemCAMS ULC under the CCAA on July 24, 2009, as such plan may be amended, varied or supplemented by SemCAMS ULC from time to time.

1.151 SemCanada Energy means SemCanada Energy Company, a privately-held unlimited liability company incorporated under the Nova Scotia Companies Act.

1.152 SemCanada Energy Claim means, in the event that the SemCanada Energy Plan is not approved by the requisite majorities of creditors of SemCanada Energy, A.E. Sharp Ltd. and CEG Energy Options, Inc. or the SemCanada Energy Plan is not sanctioned by the Alberta Court, an unsecured principal amount of $200,000,000 of the Secured Lender Claims against the Debtors, which shall be solely collected from and enforced against SemCanada Energy, A.E. Sharp Ltd. and CEG Energy Options, Inc. (including any security interest granted by SemCanada Energy, A.E. Sharp Ltd. and CEG Energy Options, Inc.) and without recourse to the Debtors, SemCAMS ULC and SemCanada Nova Scotia.

1.153 SemCanada Energy Group means SemCanada Energy, A.E. Sharp Ltd. and CEG Energy Options, Inc.

1.154 SemCanada Energy Plan means the Consolidated Plan of Distribution filed by SemCanada Energy, A.E. Sharp Ltd. and CEG Energy Options, Inc. under the CCAA on July 24, 2009, as such plan may be amended, varied or supplemented by SemCanada Energy, A.E. Sharp Ltd. and CEG Energy Options, Inc. from time to time.

1.155 SemCanada Group means SemCanada Nova Scotia, SemCAMS ULC, and the SemCanada Energy Group.

1.156 SemCanada Nova Scotia means SemCanada Crude Company, a privately-held unlimited liability company incorporated under the Nova Scotia Companies Act.

1.157 SemCanada Nova Scotia Plan means the Plan of Arrangement and Reorganization filed by SemCanada Nova Scotia under the CCAA on July 24, 2009, as such plan may be amended, varied or supplemented by SemCanada Nova Scotia from time to time.

1.158 SemCrude Pipeline means SemCrude Pipeline, L.L.C., a Delaware limited liability company.

1.159 SemGroup means SemGroup, L.P., an Oklahoma limited partnership.

1.160 SemGroup Equity Interest means an Equity Interest in SemGroup.

1.161 SemGroup Finance means SemGroup Finance Corp., a Delaware corporation, which will be renamed SemGroup Holdings Inc. and become New Holdco.

1.162 Senior Notes means the 8.75% senior unsecured notes in the original principal amount of $600 million issued pursuant to the Senior Notes Indenture.

1.163 Senior Notes Claim means any Claim against the Debtors and their non-Debtor affiliates arising under, in connection with, or related to the Senior Notes Indenture, including, without limitation, any Claims arising from any guarantees under the Senior Notes Indenture.

1.164 Senior Notes Indenture means that certain indenture, dated as of November 18, 2005 (as amended, modified, and supplemented from time to time through and including the Petition Date), by and among SemGroup and SemGroup Finance, as issuers, and the Senior Notes Indenture Trustee.

1.165 Senior Notes Indenture Charging Lien means any Lien or other priority in payment or right available to the Senior Notes Indenture Trustee pursuant to the Senior Notes Indenture or otherwise available to the Senior Notes Indenture Trustee under applicable law for, among other things, the payment of the Senior Notes Indenture Trustee Fees.

1.166 Senior Notes Indenture Trustee means HSBC Bank USA, N.A., in its capacity as successor to Wells Fargo Bank, National Association, as indenture trustee under the Senior Notes Indenture.

1.167 Senior Notes Indenture Trustee Fees means an amount of up to $750,000 for the Senior Notes Indenture Trustee’s reasonable fees and expenses incurred prior to the Effective Date, including the reasonable fees and expenses of the Senior Notes Indenture Trustee’s attorneys and agents.

1.168 September 15 Order means the Order Establishing Procedures for the Resolution of Administrative Claims Asserted Pursuant to Section 503(b)(9) of the Bankruptcy Code and Regarding Payments for Post-Petition Purchases (Docket No. 1376), entered by the Bankruptcy Court on September 15, 2008.

1.169 Settling Party means any Creditor who elects to accept the Other Twenty-Day Claims Settlement.

1.170 Swap Claim means an Unsecured Claim of a Prepetition Lender or an Affiliate (as defined in the Prepetition Credit Agreement) of a Prepetition Lender in respect of a Swap Contract (as defined in the Prepetition Credit Agreement) that is not a Lender Swap Obligation (as defined in the Prepetition Credit Agreement).

1.171 Tax Code means the Internal Revenue Code of 1986, as amended from time to time.

1.172 Termination Procedures Motion means the Examiner’s Motion for Entry of an Order Regarding Certain Procedural Issues in Connection with the Termination of the Examination of SemCrude, L.P., et al., filed on May 29, 2009 (Docket No. 4149).

1.173 Third Circuit Appeals means the appeals pending in the Third Circuit Court of Appeals with respect to the June Decisions.

1.174 Twenty-Day Claim means any Claim (whether secured or unsecured) for the value of any goods received by a Debtor within twenty (20) days before the Petition Date in which the goods have been sold to the Debtor in the ordinary course of such Debtor’s business.

1.175 Undisputed Production Receivable means any account receivable of the Debtors arising from the sale of crude oil or natural gas after application of any counterparty’s asserted right of setoff or other defense.

1.176 Unsecured Claim means any Claim against the Debtors, other than an Administrative Expense Claim, a Secured Claim, a Professional Compensation and Reimbursement Claim, or a Priority Tax Claim.

1.177 Unsecured First Purchaser Producer Claims means (a) Claims by First Purchaser Producers with respect to which first sales were made to a Debtor in an Inactive State for amounts in excess of such First Purchaser Producers’ related Twenty-Day Claims and (b) suspense amounts related to Claims of First Purchaser Producers with respect to wells that had first sales to the Debtors prior to December 1, 2007.

1.178 US Term Lender Group means the ad hoc group of holders of US Term Loans and Revolver Loans (each as defined in the Prepetition Credit Agreement) formed in July 2008 and represented throughout the Chapter 11 Cases by Ropes & Gray LLP and Saul Ewing LLP, as constituted from time to time, and currently comprised of those holders of US Term Loans and Revolver Loans (each as defined in the Prepetition Credit Agreement) set forth in the Rule 2019 Statement (Ropes & Gray LLP and Saul Ewing LLP) filed by SemCrude US Term Lender Group (Docket No. 4335).

1.179 US Term Lender Group Fees means an amount of up to $930,000 for reasonable fees and expenses incurred from the Petition Date through July 15, 2009 by the professionals for the US Term Lender Group, consisting of Ropes & Gray LLP, Alvarez & Marsal, Saul Ewing LLP, and Duff & Phelps.

1.180 Warrant Agreement means the agreement governing the issuance of the Warrants, substantially in the form contained in the Plan Supplement.

1.181 Warrants means warrants to purchase shares of New Common Stock issued by New Holdco pursuant to the Warrant Agreement.

1.182 White Cliffs Credit Agreement means that certain credit agreement, dated as of June 17, 2008 (as amended, modified, and supplemented from time to time through and including the Petition Date), among SemCrude Pipeline, as borrower, General Electric Capital Corporation, as administrative agent, and the lenders party thereto, consisting of (i) a $60 million revolving credit facility and (ii) a $60 million term loan facility, and any of the documents and instruments related thereto.

1.183 White Cliffs Credit Agreement Claim means any Claim against the Debtors arising under, in connection with, or related to the White Cliffs Credit Agreement.

1.184 Working Capital Lender Claim means a Claim of a Prepetition Lender (or an Affiliate (as defined in the Prepetition Credit Agreement) thereof) arising under, in connection with, or related to the Working Capital Obligations (as defined in the Prepetition Credit Agreement) under the Prepetition Credit Agreement (or, in the case of a Working Capital Obligation that is also a Lender Swap Obligation (as defined in the Prepetition Credit Agreement), the related Swap Contract (as defined in the Prepetition Credit Agreement)).

1.185 Working Capital Lender Effective Date Cash means (i) all Lender Cash as of the Effective Date, minus (ii) Revolver/Term Lender Effective Date Cash.

1.186 Interpretation; Application of Definitions; Rules of Construction Unless the context otherwise requires, any capitalized term used and not defined herein or elsewhere in the Plan that is defined in the Bankruptcy Code shall have the meaning assigned to that term in the Bankruptcy Code. Wherever from the context it appears appropriate, each term stated in either the singular or the plural shall include both the singular and the plural and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and neuter. Unless otherwise specified, (a) all article, section, schedule, or exhibit references in the Plan are to the respective article of, section in, schedule to, or exhibit to the Plan, as the same may be altered, amended, modified, or supplemented from time to time in accordance with the terms and provisions hereof and (b) all references to dollars are to the lawful currency of the United States of America. The words “herein,” “hereof,” “hereto,” “hereunder,” and other words of similar import refer to the Plan as a whole and not to any particular section, subsection, or clause contained in the Plan. The rules of construction contained in section 102 of the Bankruptcy Code shall apply to the construction of the Plan. In computing any period of time prescribed or allowed by the Plan, unless otherwise expressly provided, the provisions of Bankruptcy Rule 9006(a) shall apply. The headings in the Plan are for convenience of reference only and shall not limit or otherwise affect the provisions of the Plan.

ARTICLE II

TREATMENT OF ADMINISTRATIVE EXPENSE CLAIMS, POSTPETITION

FINANCING CLAIMS, PROFESSIONAL COMPENSATION AND REIMBURSEMENT

CLAIMS, AND PRIORITY TAX CLAIMS; PAYMENT OF SENIOR NOTES

INDENTURE TRUSTEE FEES AND US TERM LENDER GROUP FEES

2.1 Administrative Expense Claims. On the later to occur of (a) the Effective Date and (b) the date on which an Administrative Expense Claim (including an Unsecured Claim entitled to priority under section 503(b)(9) of the Bankruptcy Code) shall become an Allowed Claim, the Reorganized Debtors, or in the case of the First Purchaser Producer Twenty-Day Claims, the Producer Representative, shall (i) pay to each holder of an Allowed Administrative Expense Claim, in Cash, the full amount of such Allowed Administrative Expense Claim or (ii) satisfy and discharge such Allowed Administrative Expense Claim in accordance with such other terms no more favorable to the claimant than as may be agreed upon by and between the holder thereof and the Debtors or the Reorganized Debtors, as the case may be; provided, however, that the First Purchaser Producer Twenty-Day Claims shall be Allowed and paid by the Producer Representative on the Effective Date in accordance with Section 3.1 hereof; provided, further, that at the Effective Date the Reorganized Debtors shall reserve in Cash an amount equal to the aggregate amount of the Other Twenty-Day Claims for any Non-Settling Parties (at that date) set forth on Schedule 3 hereto or such lesser amount as shall be approved by the Bankruptcy Court and hold such reserve for any such Disputed Other Twenty-Day Claim until the final adjudication or resolution of such Claim; provided, further, that Allowed Administrative Expense Claims representing liabilities incurred by the Debtors in Possession during the Chapter 11 Cases shall be paid by the Reorganized Debtors in accordance with the terms and conditions of the particular transaction and any agreements relating thereto. Notwithstanding the provisions of the Producers’ Committee Retention Order, the amount of Allowed Administrative Expense Claims for Producers’ Committee Professional Fees shall not reduce any payment under Section 2.1 hereof.

2.2 Postpetition Financing Claims. On the Effective Date, (a) all outstanding Postpetition Financing Claims shall be indefeasibly paid and satisfied, in full, in Cash by the Debtors, (b) all commitments under the Postpetition Financing Agreement will terminate, (c) all letters of credit outstanding under the Postpetition Financing Agreement shall either (A) be returned to the issuer undrawn and marked “cancelled,” or (B) be cash collateralized (with funds borrowed under the Exit Facility) as and to the extent required by the terms of the Postpetition Financing Agreement or (C) be collateralized by back-to-back letters of credit provided to the issuer in an amount equal to 105% of the face amount of the outstanding letters of credit, in form and substance and from a financial institution acceptable to such issuer, and (d) all money posted by the Debtors in accordance with the Postpetition Financing Agreement and the agreements and instruments executed in connection therewith shall be released to the applicable Reorganized Debtors for distribution in accordance with the terms and provisions of the Plan. Nothing in this Plan or in the Confirmation Order, whether under section 1141 of the Bankruptcy Code or otherwise, shall discharge any remaining Postpetition Financing Claims.

2.3 Professional Compensation and Reimbursement Claims. All Entities seeking an award by the Bankruptcy Court of compensation for services rendered or reimbursement of expenses incurred through and including the Effective Date pursuant to sections 503(b)(2), (3), (4), or (5) of the Bankruptcy Code shall (i) file their respective applications for allowances of compensation for services rendered and reimbursement of expenses incurred through the Effective Date by no later than the date that is sixty (60) days after the Effective Date or such other date as may be fixed by the Bankruptcy Court and (ii) if granted such an award by the Bankruptcy Court, be paid in full in such amounts as are Allowed by the Bankruptcy Court (A) on the date that such Professional Compensation and Reimbursement Claim becomes an Allowed Professional Compensation and Reimbursement Claim, or as soon thereafter as is reasonably practicable or (B) upon such other terms as may be mutually agreed upon between such holder of a Professional Compensation and Reimbursement Claim and the Reorganized Debtors. Objections to Professional Compensation and Reimbursement Claims shall be filed no later than thirty (30) days after an application or request for such Claim is filed with the Bankruptcy Court.

2.4 Priority Tax Claims. Except to the extent that a holder of an Allowed Priority Tax Claim has been paid by the Debtors prior to the Effective Date or agrees to a different treatment, each holder of an Allowed Priority Tax Claim shall receive, at the sole option and discretion of the Reorganized Debtors, (i) Cash in an amount equal to such Allowed Priority Tax Claim on the Effective Date, (ii) in accordance with section 1129(a)(9)(C) of the Bankruptcy Code, equal semi-annual Cash payments in an aggregate amount equal to such Allowed Priority Tax Claim, together with interest at a rate determined under applicable non-bankruptcy law in accordance with section 511 of the Bankruptcy Code, over a period ending not later than five (5) years after the Petition Date, or (iii) upon such other terms determined by the Bankruptcy Court to provide the holder of such Allowed Priority Tax Claim deferred Cash payments having a value, as of the Effective Date, equal to such Allowed Priority Tax Claim.

2.5 Senior Notes Indenture Trustee Fees. The Senior Notes Indenture Fees shall be paid within ten (10) Business Days after the Effective Date to the Senior Notes Indenture Trustee as part of the distribution to holders of Senior Notes Claims; provided, however, that the Senior Notes Indenture Trustee shall, on or prior to the Effective Date, provide to the Reorganized Debtors and the Lender Steering Committee (both of which preserve their right to dispute the payment of any portion of the invoiced fees and expenses if such fees and expenses are deemed to be unreasonable) fee statements (including reasonable documentation) with respect thereto, which may be reviewed by the Reorganized Debtors and the Lender Steering Committee for a period of up to ten (10) Business Days before payment is made. For the avoidance of doubt, any portion of the Senior Notes Indenture Trustee Fees not paid as part of the distribution to the Senior Notes Claims within ten (10) Business Days after the Effective Date may be satisfied pursuant to the Senior Notes Indenture Charging Lien.

2.6 US Term Lender Group Fees. The US Term Lender Group Fees shall be paid within ten (10) Business Days after the Effective Date to the relevant professional of the US Term Lender Group as part of the distribution to holders of Secured Revolver/Term Lender Claims; provided, however, the US Term Lender Group shall, on or prior to the Effective Date, provide to the Lender Steering Committee (which preserves its right to dispute the payment of any portion of the invoiced fees and expenses if such fees and expenses are deemed to be unreasonable) fee statements (including reasonable documentation) with respect thereto, which may be reviewed by the Lender Steering Committee for a period of up to ten (10) Business Days before payment is made.

ARTICLE III

SETTLEMENTS

3.1 Producers’ Settlement. The Producers’ Settlement among the Debtors, the Prepetition Administrative Agent, the Lender Steering Committee, the Producers’ Committee and the Producer Plaintiffs provides for the following payments under the Plan and the resolution of certain ongoing litigation as described below:

(a) Payment to Producer Representative. On the Effective Date, Cash in the total amount of $172.5 million less the aggregate amount of First Purchaser Producer Twenty-Day Claims included in the cure amounts listed in the Cure Schedule shall be distributed to the Producer Representative who shall be responsible for making distributions to Producers in accordance with the Plan, including this Section 3.1. Notwithstanding anything to the contrary in this Plan or elsewhere, the Producers shall not be entitled to any further payment from the Debtors, the Prepetition Administrative Agent or the Prepetition Lenders on account of their Claims other than (i) the cure amounts listed on the Cure Schedule and (ii) the distributions payable to the holders of Unsecured First Purchaser Producer Claims as holders of General Unsecured Claims.

(b) First Purchaser Producer Twenty-Day Claims. On the Effective Date, the Producer Representative shall make distributions to holders of Allowed First Purchaser Producer Twenty-Day Claims in accordance with Section 2.1 hereof. Each holder of a First Purchaser Producer Twenty-Day Claim shall be deemed, as of the Effective Date, to have an Allowed First Purchaser Producer Twenty-Day Claim equal to (i) the amount listed on Schedule 1 hereto plus (ii) any additional amount, if any, agreed to in writing by the Producers’ Committee or the Producer Representative or Allowed by Final Order less (iii) the amount of First Purchaser Producer Twenty-Day Claims for such holder included in the cure amounts listed in the Cure Schedule. Pursuant to the September 15 Order, only holders of First Purchaser Producer Twenty-Day Claims which timely filed objections to the Notice may seek allowance of its Claim in an amount different than listed on Schedule 1 hereto which disputes shall be resolved pursuant to the September 15 Order by the Producer Representative in accordance with Section 8.3 hereof. Notwithstanding anything to the contrary in this Plan or elsewhere, the sum of (i) 100% of the aggregate amounts of the actual payments of the First Purchaser Producer Twenty-Day Claims against Debtors other than Eaglwing plus (ii) 65% of the aggregate amount of the actual payments for the First Purchaser Producer Twenty-Day Claims against Eaglwing shall not exceed (x) $125.5 million less (y) the aggregate amount of First Purchaser Producer Twenty-Day Claims included in the cure amounts listed in the Cure Schedule. Notwithstanding anything to the contrary herein, the Producer Representative shall not be required to pay the amount of any First Purchaser Producer Twenty-Day Claims listed on Schedule 1 for a Producer to the extent the amount thereof exceeds the amount of the First Purchaser Producer Twenty-Day Claims actually asserted by such Producer in its proof of claim.

(c) Secured First Purchaser Producer Claims. As soon as practicable after the Effective Date, the Producer Representative shall pay each holder of an Allowed Secured First Purchaser Producer Claim its Pro Rata Share of Cash in an amount equal to $47 million less the sum of (i) the aggregate amount of Cash paid or to be paid in respect of Allowed First Purchaser Producer Twenty-Day Claims against Eaglwing in excess of 65% of the aggregate amount of the First Purchaser Producer Twenty-Day Claims against Eaglwing on Schedule 1 hereto until the Allowed First Purchaser Producer Twenty-Day Claims against Eaglwing are paid in full, (ii) the amount of Cash paid or to be paid pursuant to Section 3.1(d) of the Plan, (iii) the fees and expenses incurred by the Producer Representative and its professionals paid or to be paid and (iv) the amount of Cash, if any, paid or to be paid to the holders of Allowed First Purchaser Twenty-Day Claims in excess of the sum of (x) $125.5 million less (y) the aggregate amount of First Purchaser Producer Twenty-Day Claims included in the cure amounts listed in the Cure Schedule, exclusive of Cash distributed pursuant to this Section 3.1(c)(i) (the “Adjusted Settlement Amount”). The amount of the Secured First Purchaser Producer Claim for each holder of such Claim to be used in determining such holder’s Pro Rata Share of the Adjusted Settlement Amount shall be calculated as follows: the amount of the Secured First Purchaser Producer Claim shown for such holder on the “Total” column on Schedule 2 hereto less (i) the amount, if any, of the Secured First Purchaser Producer Claim included in the cure amounts listed in the Cure Schedule, and if any remains, less (ii) any suspense amounts included in the “Total” column on Schedule 2 hereto for such holder with respect to wells that had first sales to the Debtors prior to December 1, 2007, and if any remains, less (iii) the total actual amount paid to such holder for First Purchaser Producer Twenty-Day Claims applicable to oil and gas sold from leases in the Active States which was included in the payment made to such holder pursuant to Section 3.1(b) hereof. No portion of any Secured First Purchaser Producer Claim shall be an Unsecured Claim against the Debtors for any purpose under this Plan. No portion of any unpaid Secured First Purchaser Producer Claim is released, compromised, or discharged under this Plan solely for the purposes of any Downstream Claims against Downstream Purchasers, which Downstream Claims Producers shall be free to assert in courts of competent jurisdiction.

(d) Reimbursement of Professional Fees. Subject to allowance by the Producers’ Committee or by the Producer Representative, as soon as practicable after the Effective Date, the Producer Representative shall reimburse the Producers named as plaintiffs in the Producer State-Specific Adversary Proceedings for the Active States in Cash for payment of reasonable fees and out-of-pocket costs incurred in connection with the Producer State-Specific Adversary Proceedings for the Active States or in the Other Proceedings, as applicable. In addition, the Producer Representative shall pay any professional fees and expenses of the Producers’ Committee to the extent that the fees and expenses exceed the cap amount contained in Section 1.127 of the Plan. For the avoidance of doubt, all amounts payable pursuant to this Section 3.1(d) shall be payable solely from the $172.5 million less the aggregate amount of First Purchaser Producer Twenty-Day Claims included in the cure amounts listed in the Cure Schedule distributed to the Producer Representative pursuant to Section 3.1(a) hereof.

(e) Producer Deficiency Claims. No portion of any Secured First Purchaser Producer Claim shall be an Unsecured Claim for any purpose under this Plan. Each holder of an Unsecured First Purchaser Producer Claim shall vote as a holder of a General Unsecured Claim under this Plan and shall be treated for all purposes as the holder of a General Unsecured Claim under this Plan.

(f) Producer State-Specific Adversary Proceedings. The Debtors, the Prepetition Administrative Agent, the Lender Steering Committee, the Producers’ Committee and the Producer Plaintiffs have agreed to take, and in some cases have already taken, the following actions with respect to the Producer State-Specific Adversary Proceedings:

(i) Third Circuit Appeals. The Debtors, the Prepetition Administrative Agent and the Producer Plaintiffs jointly submitted a request on September 16, 2009 to the Third Circuit Court of Appeals to adjourn the oral argument on the Third Circuit Appeals to a date after the anticipated Effective Date, which request was granted on September 17, 2009. To the extent the Third Circuit Appeals are not remanded pursuant to Section 3.1(f)(iii) hereof, the Debtors, the Prepetition Administrative Agent and the Producer Plaintiffs shall, no later than the Effective Date, voluntarily dismiss with prejudice the Third Circuit Appeals, against, but only against, the Debtors, the Prepetition Administrative Agent and the Prepetition Lenders.

(ii) Bankruptcy Court Proceedings. On the Effective Date, to the extent that the Third Circuit Appeals are not remanded to the Bankruptcy Court pursuant to Section 3.1(f)(iii) hereof, the Producer Plaintiffs shall file all papers necessary to voluntarily dismiss with prejudice the Producer State-Specific Adversary Proceedings with respect to the Debtors, the Prepetition Administrative Agent and the Prepetition Lenders. With the exception of (i) any Bankruptcy Court proceedings with respect to the Bankruptcy Court decision on global legal objections to Twenty-Day Claims argued on September 9, 2009 and (ii) any Bankruptcy Court proceedings with respect to Other Twenty-Day Claims, all Producer-related litigation commenced in the Bankruptcy Court or to which the Debtors or the Prepetition Administrative Agent is a party shall be abated as to all parties until November 11, 2009. Each applicable Producer Plaintiff shall file all papers necessary to voluntarily dismiss with prejudice the Debtors, the Prepetition Administrative Agent and the Prepetition Lenders from all such Producer-related litigation commenced in the Bankruptcy Court on the Effective Date concurrently with the payment by the Debtors to the Producer Representative described in Section 3.1(a) hereof. Each of the Producer Plaintiffs, the Debtors, the Prepetition Administrative Agent and the applicable Prepetition Lenders shall take all such actions, including executing stipulations, as are reasonably required to effect the foregoing dismissals with prejudice.

(iii) Producer Decisions. If the Plan is confirmed and the Producer Plaintiffs submit an application to the Third Circuit Court of Appeals requesting that it remand to the Bankruptcy Court and an application to the Bankruptcy Court requesting that the Bankruptcy Court vacate the Producer Decisions, then neither the Debtors nor the Prepetition Administrative Agent shall oppose any such applications.

(iv) Other Proceedings. Each of the Debtors, the Producers named as plaintiffs in the Producer State-Specific Adversary Proceedings, the Prepetition Administrative Agent, the Prepetition Lenders and their respective affiliates, as applicable, shall abate all Other Proceedings to which it is a party until November 11, 2009. On the Effective Date, the Producers named as plaintiffs in the Producer State-Specific Adversary Proceedings shall file all papers necessary to voluntarily dismiss with prejudice the Other Proceedings with respect to the Debtors, the Prepetition Administrative Agent, and the applicable Prepetition Lenders and/or their affiliates, as applicable. Each of the Producers named as plaintiffs in the Producer State-Specific Adversary Proceedings, the Debtors, the Prepetition Administrative Agent and the applicable Prepetition Lenders and/or their affiliates shall take all such actions, including executing stipulations, as are reasonably required to effect the foregoing dismissals with prejudice.

(g) Twenty-Day Claims. The Debtors, the Prepetition Administrative Agent, the Lender Steering Committee, the Producers’ Committee and the Producer Plaintiffs have agreed as follows with respect to the Twenty-Day Claims:

(i) Global Legal Objections. The Producers’ Settlement resolves the global legal objections with respect to the First Purchaser Producer Twenty-Day Claims. The Producers’ Settlement shall have no effect on any legal objections with respect to Other Twenty-Day Claims.

(ii) Factual-Based Objections. The Debtors, the Prepetition Administrative Agent and the Lender Steering Committee, as applicable, shall (A) abate their fact-based objections to First Purchaser Producer Twenty-Day Claims until November 11, 2009 and (B) voluntarily dismiss with prejudice any fact-based objections to the First Purchaser Producer Twenty-Day Claims on the Effective Date. After the Effective Date, the Producer Representative shall be permitted to pursue the disputes against any First Purchaser Producer regarding certain Twenty-Day Claims that were set forth in the Notice in accordance with the Producer claims resolution process described in Section 8.3 hereof; provided, however that the expenses incurred by the Producer Representative in connection with pursuing such disputes shall be paid out of the $47 million referred to in Section 3.1(c) of the Plan. The Producers’ Settlement shall have no effect on the ability of the Debtors, the Prepetition Administrative Agent and the Prepetition Lenders to pursue any and all fact-based objections with respect to the Other Twenty-Day Claims.

(h) Payments by Operators. Operators receiving payments under the Plan shall be responsible for disbursing payment to Owners entitled to payment thereto, if any. The Debtors shall provide data in their possession related to certain Owners to the Producer Representative, on which the Operators can rely in making distributions pursuant to the Plan.

(i) No Impact on Litigation Trust. Notwithstanding anything in this Section 3.1 or the Plan to the contrary, and without the express written consent of the Litigation Trust Board, no Entity or Creditor (including but not limited to the Prepetition Administrative Agent, the Postpetition Administrative Agent, the Producer Representative, the holder of a Secured Lender Claim, any Operator, or any Owner), shall be permitted to assert, bring, institute, commence, or participate in any Litigation Trust Claim (other than distributions, if any, in its capacity as a holder of Litigation Trust Interests).

3.2 Other Twenty-Day Claims Settlement. The holders of the Other Twenty-Day Claims are not party to the Producers’ Settlement. The Debtors shall seek agreement of certain holders of Claims and Administrative Expense Claims to the Other Twenty-Day Claims Settlement as provided below:

(a) Settling Parties.

(i) Each holder of an Other Twenty-Day Claim that elects to participate in the Other Twenty-Day Claims Settlement shall be deemed to have an Allowed Claim equal to 66% of the aggregate amount of such holder’s Other Twenty-Day Claims as scheduled on Schedule 3 hereto and shall receive on account of its Claims against the Debtors and their estates, Cash on the Effective Date equal to such proposed settlement amount.

(ii) As part of the Other Twenty-Day Claims Settlement, the Debtors and the Prepetition Administrative Agent shall not pursue any objections to the Other Twenty-Day Claims of such Settling Party, and any decisions that the Bankruptcy Court reaches with regard to the global legal objections shall not affect a Settling Parties’ entitlement to payment on the Effective Date as described above.

(iii) In exchange for this payment, the Other Twenty-Day claimant shall release certain parties as described in Section 3.2(d) hereof. The claimant shall not receive a mutual release from the parties who the claimant is releasing under the Plan.

(b) Non-Settling Parties. On the Effective Date, the Debtors shall reserve in Cash an amount equal to the amount of the Other Twenty-Day Claims of each Non-Settling Party (at that date) set forth on Schedule 3 hereto (or such lesser amount as shall be approved by the Bankruptcy Court) and hold such reserve until the status of such Claim has been Allowed by agreement of the Prepetition Administrative Agent and the holder of such Other Twenty-Day Claim or Final Order. Each of the Debtors (solely prior to the Effective Date), the Creditors’ Committee (solely prior to the Effective Date and solely as to Avoidance Actions) and the Prepetition Administrative Agent shall be free to pursue any objections, including both fact-based objections and global legal objections, with respect to such Other Twenty-Day Claims of Non-Settling Parties.

(c) Election Notices. Each holder of an Other Twenty-Day Claim shall receive an Election Notice concurrently with the Debtors’ solicitation of votes to accept the Plan. The Election Notice shall contain information regarding the terms of the Other Twenty-Day Claims Settlement, including the deadline for returning such notice.

TO CONSENT AND AGREE TO THE OTHER TWENTY-DAY CLAIMS SETTLEMENT, A HOLDER MUST COMPLETE ITS ELECTION NOTICE AND RETURN IT TO THE BALLOTING AGENT BY THE SPECIFIED DEADLINE. IF A HOLDER ELECTS TO ACCEPT THE OTHER TWENTY-DAY CLAIMS SETTLEMENT, SUCH HOLDER SHALL BE DEEMED TO HAVE CONSENTED AND AGREED TO RECEIVE TREATMENT FOR SUCH CLAIM THAT IS DIFFERENT FROM THAT SET FORTH IN SECTION 503(B)(9) OF THE BANKRUPTCY CODE AND SHALL BE BOUND BY THE TERMS OF SUCH SETTLEMENT, INCLUDING THOSE SET FORTH ABOVE.

IF AN ELECTION NOTICE IS NOT RECEIVED BY THE BALLOTING AGENT BY THE VOTING DEADLINE, OR IF THE HOLDER ELECTS NOT TO PARTICIPATE ON ITS ELECTION NOTICE, SUCH HOLDER WILL BE A NON-SETTLING PARTY AND SUBJECT TO THE TREATMENT DESCRIBED IN SECTION 3.2(B) HEREIN.

(d) Release of Litigation. In addition to the provisions of Section 20.11 of this Plan, upon the Effective Date, each Creditor that elects to participate in the Other Twenty-Day Claims Settlement forever discharges the Debtors, the Prepetition Lenders (excluding J. Aron & Company and its affiliates), and the Prepetition Administrative Agent, jointly and as to each of them, from and against any and all liability that they now have, had, or may have arising out of or relating to such Creditor’s Other Twenty-Day Claim. The Creditor agrees to voluntarily dismiss with prejudice any motions, objections, or other pleadings regarding such Other Twenty-Day Claim from the Bankruptcy Court’s consideration. The Creditor also agrees not to aid, assist, support, or otherwise participate with any other party in prosecuting Other Twenty-Day Claims against the Debtors, the Reorganized Debtors, Prepetition Administrative Agent and/or the Prepetition Lenders (excluding J. Aron & Company and its affiliates) or to take any positions contrary to the Debtors, the Reorganized Debtors, Prepetition Administrative Agent and/or Prepetition Lenders (excluding J. Aron & Company and its affiliates). This release of Other Twenty-Day Claims is specifically intended to include and does include Other Twenty-Day Claims that the Creditor might not now know or expect to exist in their favor at the Effective Date, even if knowledge of such claims might have otherwise materially affected the granting of this release. The Creditor understands and agrees that this release of Other Twenty-Day Claims shall be treated as a full and complete defense to, and will forever be a complete bar to the commencement or prosecution of, any and all Claims released herein. The Creditor intends that this release of Other Twenty-Day Claims and the release contained in Section 20.11 hereof be complete and not subject to a claim of mistake of fact and that such release and delivery according to the terms of the Other Twenty-Day Claims Settlement present a FULL AND COMPLETE SETTLEMENT of the Claims released herein. Regardless of the adequacy or inadequacy of the consideration paid, the release included herein and in Section 20.11 hereof is intended to settle or avoid litigation and/or settle the claims released herein, and to be final and complete.

ARTICLE IV

CLASSIFICATION OF CLAIMS AND EQUITY INTERESTS

Claims (other than Administrative Expense Claims, Postpetition Financing Claims, Professional Compensation and Reimbursement Claims, and Priority Tax Claims) and Equity Interests are classified for all purposes, including voting, confirmation, and distribution pursuant to the Plan, as follows:

Class	Debtor	Designation	Impairment	Entitled to Vote
Class 1	SemCrude, L.P.	Priority Non-Tax Claims	Unimpaired	No (deemed to accept)
Class 2	Chemical Petroleum Exchange, Incorporated	Priority Non-Tax Claims	Unimpaired	No (deemed to accept)
Class 3	Eaglwing, L.P.	Priority Non-Tax Claims	Unimpaired	No (deemed to accept)
Class 4	Grayson Pipeline, L.L.C.	Priority Non-Tax Claims	Unimpaired	No (deemed to accept)
Class 5	Greyhawk Gas Storage Company, L.L.C.	Priority Non-Tax Claims	Unimpaired	No (deemed to accept)
Class 6	K.C. Asphalt L.L.C.	Priority Non-Tax Claims	Unimpaired	No (deemed to accept)
Class 7	SemCanada II, L.P.	Priority Non-Tax Claims	Unimpaired	No (deemed to accept)
Class 8	SemCanada L.P.	Priority Non-Tax Claims	Unimpaired	No (deemed to accept)
Class 9	SemCrude Pipeline, L.L.C.	Priority Non-Tax Claims	Unimpaired	No (deemed to accept)
Class 10	SemFuel Transport LLC	Priority Non-Tax Claims	Unimpaired	No (deemed to accept)
Class 11	SemFuel, L.P.	Priority Non-Tax Claims	Unimpaired	No (deemed to accept)
Class 12	SemGas Gathering LLC	Priority Non-Tax Claims	Unimpaired	No (deemed to accept)
Class 13	SemGas Storage, L.L.C.	Priority Non-Tax Claims	Unimpaired	No (deemed to accept)
Class 14	SemGas, L.P.	Priority Non-Tax Claims	Unimpaired	No (deemed to accept)
Class 15	SemGroup Asia, L.L.C.	Priority Non-Tax Claims	Unimpaired	No (deemed to accept)
Class 16	SemGroup Finance Corp.	Priority Non-Tax Claims	Unimpaired	No (deemed to accept)
Class 17	SemGroup, L.P.	Priority Non-Tax Claims	Unimpaired	No (deemed to accept)
Class 18	SemKan, L.L.C.	Priority Non-Tax Claims	Unimpaired	No (deemed to accept)
Class 19	SemManagement, L.L.C.	Priority Non-Tax Claims	Unimpaired	No (deemed to accept)
Class 20	SemMaterials Vietnam, L.L.C.	Priority Non-Tax Claims	Unimpaired	No (deemed to accept)
Class 21	SemMaterials, L.P.	Priority Non-Tax Claims	Unimpaired	No (deemed to accept)
Class 22	SemOperating G.P., L.L.C.	Priority Non-Tax Claims	Unimpaired	No (deemed to accept)

Class	Debtor	Designation	Impairment	Entitled to Vote
Class 23	SemStream, L.P.	Priority Non-Tax Claims	Unimpaired	No (deemed to accept)
Class 24	SemTrucking, L.P.	Priority Non-Tax Claims	Unimpaired	No (deemed to accept)
Class 25	Steuben Development Company, L.L.C.	Priority Non-Tax Claims	Unimpaired	No (deemed to accept)
Class 26	SemCap, L.L.C.	Priority Non-Tax Claims	Unimpaired	No (deemed to accept)
Class 27	SemCrude, L.P.	Secured Tax Claims	Unimpaired	No (deemed to accept)
Class 28	Chemical Petroleum Exchange, Incorporated	Secured Tax Claims	Unimpaired	No (deemed to accept)
Class 29	Eaglwing, L.P.	Secured Tax Claims	Unimpaired	No (deemed to accept)
Class 30	Grayson Pipeline, L.L.C.	Secured Tax Claims	Unimpaired	No (deemed to accept)
Class 31	Greyhawk Gas Storage Company, L.L.C.	Secured Tax Claims	Unimpaired	No (deemed to accept)
Class 32	K.C. Asphalt L.L.C.	Secured Tax Claims	Unimpaired	No (deemed to accept)
Class 33	SemCanada II, L.P.	Secured Tax Claims	Unimpaired	No (deemed to accept)
Class 34	SemCanada L.P.	Secured Tax Claims	Unimpaired	No (deemed to accept)
Class 35	SemCrude Pipeline, L.L.C.	Secured Tax Claims	Unimpaired	No (deemed to accept)
Class 36	SemFuel Transport LLC	Secured Tax Claims	Unimpaired	No (deemed to accept)
Class 37	SemFuel, L.P.	Secured Tax Claims	Unimpaired	No (deemed to accept)
Class 38	SemGas Gathering LLC	Secured Tax Claims	Unimpaired	No (deemed to accept)
Class 39	SemGas Storage, L.L.C.	Secured Tax Claims	Unimpaired	No (deemed to accept)
Class 40	SemGas, L.P.	Secured Tax Claims	Unimpaired	No (deemed to accept)
Class 41	SemGroup Asia, L.L.C.	Secured Tax Claims	Unimpaired	No (deemed to accept)
Class 42	SemGroup Finance Corp.	Secured Tax Claims	Unimpaired	No (deemed to accept)
Class 43	SemGroup, L.P.	Secured Tax Claims	Unimpaired	No (deemed to accept)
Class 44	SemKan, L.L.C.	Secured Tax Claims	Unimpaired	No (deemed to accept)
Class 45	SemManagement, L.L.C.	Secured Tax Claims	Unimpaired	No (deemed to accept)
Class 46	SemMaterials Vietnam, L.L.C.	Secured Tax Claims	Unimpaired	No (deemed to accept)
Class 47	SemMaterials, L.P.	Secured Tax Claims	Unimpaired	No (deemed to accept)
Class 48	SemOperating G.P., L.L.C.	Secured Tax Claims	Unimpaired	No (deemed to accept)
Class 49	SemStream, L.P.	Secured Tax Claims	Unimpaired	No (deemed to accept)

Class	Debtor	Designation	Impairment	Entitled to Vote
Class 50	SemTrucking, L.P.	Secured Tax Claims	Unimpaired	No (deemed to accept)
Class 51	Steuben Development Company, L.L.C.	Secured Tax Claims	Unimpaired	No (deemed to accept)
Class 52	SemCap, L.L.C.	Secured Tax Claims	Unimpaired	No (deemed to accept)
Class 53	Eaglwing, L.P.	Secured First Purchaser Producer Claims	Impaired	Yes
Class 54	SemCrude, L.P.	Secured First Purchaser Producer Claims	Impaired	Yes
Class 55	SemGas, L.P.	Secured First Purchaser Producer Claims	Impaired	Yes
Class 56		*INTENTIONALLY OMITTED*
Class 57		*INTENTIONALLY OMITTED*
Class 58		*INTENTIONALLY OMITTED*
Class 59		*INTENTIONALLY OMITTED*
Class 60		*INTENTIONALLY OMITTED*
Class 61		*INTENTIONALLY OMITTED*
Class 62		*INTENTIONALLY OMITTED*
Class 63		*INTENTIONALLY OMITTED*
Class 64		*INTENTIONALLY OMITTED*
Class 65		*INTENTIONALLY OMITTED*
Class 66		*INTENTIONALLY OMITTED*
Class 67		*INTENTIONALLY OMITTED*
Class 68		*INTENTIONALLY OMITTED*
Class 69		*INTENTIONALLY OMITTED*
Class 70	SemCrude, L.P.	Secured Working Capital Lender Claims	Impaired	Yes
Class 71	Chemical Petroleum Exchange, Incorporated	Secured Working Capital Lender Claims	Impaired	Yes
Class 72	Eaglwing, L.P.	Secured Working Capital Lender Claims	Impaired	Yes
Class 73	Grayson Pipeline, L.L.C.	Secured Working Capital Lender Claims	Impaired	Yes
Class 74	Greyhawk Gas Storage Company, L.L.C.	Secured Working Capital Lender Claims	Impaired	Yes
Class 75	K.C. Asphalt L.L.C.	Secured Working Capital Lender Claims	Impaired	Yes
Class 76	SemCanada II, L.P.	Secured Working Capital Lender Claims	Impaired	Yes
Class 77	SemCanada L.P.	Secured Working Capital Lender Claims	Impaired	Yes
Class 78	SemCrude Pipeline, L.L.C.	Secured Working Capital Lender Claims	Impaired	Yes
Class 79	SemFuel Transport LLC	Secured Working Capital Lender Claims	Impaired	Yes
Class 80	SemFuel, L.P.	Secured Working Capital Lender Claims	Impaired	Yes
Class 81	SemGas Gathering LLC	Secured Working Capital Lender Claims	Impaired	Yes
Class 82	SemGas Storage, L.L.C.	Secured Working Capital Lender Claims	Impaired	Yes

Class	Debtor	Designation	Impairment	Entitled to Vote
Class 83	SemGas, L.P.	Secured Working Capital Lender Claims	Impaired	Yes
Class 84	SemGroup Asia, L.L.C.	Secured Working Capital Lender Claims	Impaired	Yes
Class 85	SemGroup Finance Corp.	Secured Working Capital Lender Claims	Impaired	Yes
Class 86	SemGroup, L.P.	Secured Working Capital Lender Claims	Impaired	Yes
Class 87	SemKan, L.L.C.	Secured Working Capital Lender Claims	Impaired	Yes
Class 88	SemManagement, L.L.C.	Secured Working Capital Lender Claims	Impaired	Yes
Class 89	SemMaterials Vietnam, L.L.C.	Secured Working Capital Lender Claims	Impaired	Yes
Class 90	SemMaterials, L.P.	Secured Working Capital Lender Claims	Impaired	Yes
Class 91	SemOperating G.P., L.L.C.	Secured Working Capital Lender Claims	Impaired	Yes
Class 92	SemStream, L.P.	Secured Working Capital Lender Claims	Impaired	Yes
Class 93	SemTrucking, L.P.	Secured Working Capital Lender Claims	Impaired	Yes
Class 94	Steuben Development Company, L.L.C.	Secured Working Capital Lender Claims	Impaired	Yes
Class 95	SemCap, L.L.C.	Secured Working Capital Lender Claims	Impaired	Yes
Class 96	SemCrude, L.P.	Secured Revolver/Term Lender Claims	Impaired	Yes
Class 97	Chemical Petroleum Exchange, Incorporated	Secured Revolver/Term Lender Claims	Impaired	Yes
Class 98	Eaglwing, L.P.	Secured Revolver/Term Lender Claims	Impaired	Yes
Class 99	Grayson Pipeline, L.L.C.	Secured Revolver/Term Lender Claims	Impaired	Yes
Class 100	Greyhawk Gas Storage Company, L.L.C.	Secured Revolver/Term Lender Claims	Impaired	Yes
Class 101	K.C. Asphalt L.L.C.	Secured Revolver/Term Lender Claims	Impaired	Yes
Class 102	SemCanada II, L.P.	Secured Revolver/Term Lender Claims	Impaired	Yes
Class 103	SemCanada L.P.	Secured Revolver/Term Lender Claims	Impaired	Yes
Class 104	SemCrude Pipeline, L.L.C.	Secured Revolver/Term Lender Claims	Impaired	Yes
Class 105	SemFuel Transport LLC	Secured Revolver/Term Lender Claims	Impaired	Yes
Class 106	SemFuel, L.P.	Secured Revolver/Term Lender Claims	Impaired	Yes
Class 107	SemGas Gathering LLC	Secured Revolver/Term Lender Claims	Impaired	Yes
Class 108	SemGas Storage, L.L.C.	Secured Revolver/Term Lender Claims	Impaired	Yes
Class 109	SemGas, L.P.	Secured Revolver/Term Lender Claims	Impaired	Yes

Class	Debtor	Designation	Impairment	Entitled to Vote
Class 110	SemGroup Asia, L.L.C.	Secured Revolver/Term Lender Claims	Impaired	Yes
Class 111	SemGroup Finance Corp.	Secured Revolver/Term Lender Claims	Impaired	Yes
Class 112	SemGroup, L.P.	Secured Revolver/Term Lender Claims	Impaired	Yes
Class 113	SemKan, L.L.C.	Secured Revolver/Term Lender Claims	Impaired	Yes
Class 114	SemManagement, L.L.C.	Secured Revolver/Term Lender Claims	Impaired	Yes
Class 115	SemMaterials Vietnam, L.L.C.	Secured Revolver/Term Lender Claims	Impaired	Yes
Class 116	SemMaterials, L.P.	Secured Revolver/Term Lender Claims	Impaired	Yes
Class 117	SemOperating G.P., L.L.C.	Secured Revolver/Term Lender Claims	Impaired	Yes
Class 118	SemStream, L.P.	Secured Revolver/Term Lender Claims	Impaired	Yes
Class 119	SemTrucking, L.P.	Secured Revolver/Term Lender Claims	Impaired	Yes
Class 120	Steuben Development Company, L.L.C.	Secured Revolver/Term Lender Claims	Impaired	Yes
Class 121	SemCap, L.L.C.	Secured Revolver/Term Lender Claims	Impaired	Yes
Class 122	SemCrude Pipeline, L.L.C.	White Cliffs Credit Agreement Claim	Impaired	Yes
Class 123	SemCrude, L.P.	Other Secured Claims	Unimpaired	No (deemed to accept)
Class 124	Chemical Petroleum Exchange, Incorporated	Other Secured Claims	Unimpaired	No (deemed to accept)
Class 125	Eaglwing, L.P.	Other Secured Claims	Unimpaired	No (deemed to accept)
Class 126	Grayson Pipeline, L.L.C.	Other Secured Claims	Unimpaired	No (deemed to accept)
Class 127	Greyhawk Gas Storage Company, L.L.C.	Other Secured Claims	Unimpaired	No (deemed to accept)
Class 128	K.C. Asphalt L.L.C.	Other Secured Claims	Unimpaired	No (deemed to accept)
Class 129	SemCanada II, L.P.	Other Secured Claims	Unimpaired	No (deemed to accept)
Class 130	SemCanada L.P.	Other Secured Claims	Unimpaired	No (deemed to accept)
Class 131	SemCrude Pipeline, L.L.C.	Other Secured Claims	Unimpaired	No (deemed to accept)
Class 132	SemFuel Transport LLC	Other Secured Claims	Unimpaired	No (deemed to accept)
Class 133	SemFuel, L.P.	Other Secured Claims	Unimpaired	No (deemed to accept)
Class 134	SemGas Gathering LLC	Other Secured Claims	Unimpaired	No (deemed to accept)
Class 135	SemGas Storage, L.L.C.	Other Secured Claims	Unimpaired	No (deemed to accept)
Class 136	SemGas, L.P.	Other Secured Claims	Unimpaired	No (deemed to accept)

Class	Debtor	Designation	Impairment	Entitled to Vote
Class 137	SemGroup Asia, L.L.C.	Other Secured Claims	Unimpaired	No (deemed to accept)
Class 138	SemGroup Finance Corp.	Other Secured Claims	Unimpaired	No (deemed to accept)
Class 139	SemGroup, L.P.	Other Secured Claims	Unimpaired	No (deemed to accept)
Class 140	SemKan, L.L.C.	Other Secured Claims	Unimpaired	No (deemed to accept)
Class 141	SemManagement, L.L.C.	Other Secured Claims	Unimpaired	No (deemed to accept)
Class 142	SemMaterials Vietnam, L.L.C.	Other Secured Claims	Unimpaired	No (deemed to accept)
Class 143	SemMaterials, L.P.	Other Secured Claims	Unimpaired	No (deemed to accept)
Class 144	SemOperating G.P., L.L.C.	Other Secured Claims	Unimpaired	No (deemed to accept)
Class 145	SemStream, L.P.	Other Secured Claims	Unimpaired	No (deemed to accept)
Class 146	SemTrucking, L.P.	Other Secured Claims	Unimpaired	No (deemed to accept)
Class 147	Steuben Development Company, L.L.C.	Other Secured Claims	Unimpaired	No (deemed to accept)
Class 148	SemCap, L.L.C.	Other Secured Claims	Unimpaired	No (deemed to accept)
Class 149	SemCrude, L.P.	Senior Notes Claims	Impaired	Yes
Class 150	Chemical Petroleum Exchange, Incorporated	Senior Notes Claims	Impaired	Yes
Class 151	Eaglwing, L.P.	Senior Notes Claims	Impaired	Yes
Class 152	Grayson Pipeline, L.L.C.	Senior Notes Claims	Impaired	Yes
Class 153	Greyhawk Gas Storage Company, L.L.C.	Senior Notes Claims	Impaired	Yes
Class 154	K.C. Asphalt L.L.C.	Senior Notes Claims	Impaired	Yes
Class 155	SemCanada II, L.P.	Senior Notes Claims	Impaired	Yes
Class 156	SemCanada L.P.	Senior Notes Claims	Impaired	Yes
Class 157	SemCrude Pipeline, L.L.C.	Senior Notes Claims	Impaired	Yes
Class 158	SemFuel Transport LLC	Senior Notes Claims	Impaired	Yes
Class 159	SemFuel, L.P.	Senior Notes Claims	Impaired	Yes
Class 160	SemGas Gathering LLC	Senior Notes Claims	Impaired	Yes
Class 161	SemGas Storage, L.L.C.	Senior Notes Claims	Impaired	Yes
Class 162	SemGas, L.P.	Senior Notes Claims	Impaired	Yes
Class 163	SemGroup Asia, L.L.C.	Senior Notes Claims	Impaired	Yes
Class 164	SemGroup Finance Corp.	Senior Notes Claims	Impaired	Yes
Class 165	SemGroup, L.P.	Senior Notes Claims	Impaired	Yes
Class 166	SemKan, L.L.C.	Senior Notes Claims	Impaired	Yes
Class 167	SemManagement, L.L.C.	Senior Notes Claims	Impaired	Yes
Class 168	SemMaterials Vietnam, L.L.C.	Senior Notes Claims	Impaired	Yes
Class 169	SemMaterials, L.P.	Senior Notes Claims	Impaired	Yes
Class 170	SemOperating G.P., L.L.C.	Senior Notes Claims	Impaired	Yes
Class 171	SemStream, L.P.	Senior Notes Claims	Impaired	Yes
Class 172	SemTrucking, L.P.	Senior Notes Claims	Impaired	Yes
Class 173	Steuben Development Company, L.L.C.	Senior Notes Claims	Impaired	Yes

Class	Debtor	Designation	Impairment	Entitled to Vote
Class 174	SemCap, L.L.C.	Senior Notes Claims	Impaired	Yes
Class 175	SemCrude, L.P.	Lender Deficiency Claims	Impaired	Yes
Class 176	Chemical Petroleum Exchange, Incorporated	Lender Deficiency Claims	Impaired	Yes
Class 177	Eaglwing, L.P.	Lender Deficiency Claims	Impaired	Yes
Class 178	Grayson Pipeline, L.L.C.	Lender Deficiency Claims	Impaired	Yes
Class 179	Greyhawk Gas Storage Company, L.L.C.	Lender Deficiency Claims	Impaired	Yes
Class 180	K.C. Asphalt L.L.C.	Lender Deficiency Claims	Impaired	Yes
Class 181	SemCanada II, L.P.	Lender Deficiency Claims	Impaired	Yes
Class 182	SemCanada L.P.	Lender Deficiency Claims	Impaired	Yes
Class 183	SemCrude Pipeline, L.L.C.	Lender Deficiency Claims	Impaired	Yes
Class 184	SemFuel Transport LLC	Lender Deficiency Claims	Impaired	Yes
Class 185	SemFuel, L.P.	Lender Deficiency Claims	Impaired	Yes
Class 186	SemGas Gathering LLC	Lender Deficiency Claims	Impaired	Yes
Class 187	SemGas Storage, L.L.C.	Lender Deficiency Claims	Impaired	Yes
Class 188	SemGas, L.P.	Lender Deficiency Claims	Impaired	Yes
Class 189	SemGroup Asia, L.L.C.	Lender Deficiency Claims	Impaired	Yes
Class 190	SemGroup Finance Corp.	Lender Deficiency Claims	Impaired	Yes
Class 191	SemGroup, L.P.	Lender Deficiency Claims	Impaired	Yes
Class 192	SemKan, L.L.C.	Lender Deficiency Claims	Impaired	Yes
Class 193	SemManagement, L.L.C.	Lender Deficiency Claims	Impaired	Yes
Class 194	SemMaterials Vietnam, L.L.C.	Lender Deficiency Claims	Impaired	Yes
Class 195	SemMaterials, L.P.	Lender Deficiency Claims	Impaired	Yes
Class 196	SemOperating G.P., L.L.C.	Lender Deficiency Claims	Impaired	Yes
Class 197	SemStream, L.P.	Lender Deficiency Claims	Impaired	Yes
Class 198	SemTrucking, L.P.	Lender Deficiency Claims	Impaired	Yes
Class 199	Steuben Development Company, L.L.C.	Lender Deficiency Claims	Impaired	Yes
Class 200	SemCap, L.L.C.	Lender Deficiency Claims	Impaired	Yes
Class 201	SemCrude, L.P.	General Unsecured Claims	Impaired	Yes
Class 202	Chemical Petroleum Exchange, Incorporated	General Unsecured Claims	Impaired	Yes
Class 203	Eaglwing, L.P.	General Unsecured Claims	Impaired	Yes
Class 204	Grayson Pipeline, L.L.C.	General Unsecured Claims	Impaired	Yes
Class 205	Greyhawk Gas Storage Company, L.L.C.	General Unsecured Claims	Impaired	Yes
Class 206	K.C. Asphalt L.L.C.	General Unsecured Claims	Impaired	Yes
Class 207	SemCanada II, L.P.	General Unsecured Claims	Impaired	Yes
Class 208	SemCanada L.P.	General Unsecured Claims	Impaired	Yes
Class 209	SemCrude Pipeline, L.L.C.	General Unsecured Claims	Impaired	Yes
Class 210	SemFuel Transport LLC	General Unsecured Claims	Impaired	Yes
Class 211	SemFuel, L.P.	General Unsecured Claims	Impaired	Yes
Class 212	SemGas Gathering LLC	General Unsecured Claims	Impaired	Yes
Class 213	SemGas Storage, L.L.C.	General Unsecured Claims	Impaired	Yes
Class 214	SemGas, L.P.	General Unsecured Claims	Impaired	Yes
Class 215	SemGroup Asia, L.L.C.	General Unsecured Claims	Impaired	Yes
Class 216	SemGroup Finance Corp.	General Unsecured Claims	Impaired	Yes
Class 217	SemGroup, L.P.	General Unsecured Claims	Impaired	Yes
Class 218	SemKan, L.L.C.	General Unsecured Claims	Impaired	Yes
Class 219	SemManagement, L.L.C.	General Unsecured Claims	Impaired	Yes
Class 220	SemMaterials Vietnam, L.L.C.	General Unsecured Claims	Impaired	Yes

Class	Debtor	Designation	Impairment	Entitled to Vote
Class 221	SemMaterials, L.P.	General Unsecured Claims	Impaired	Yes
Class 222	SemOperating G.P., L.L.C.	General Unsecured Claims	Impaired	Yes
Class 223	SemStream, L.P.	General Unsecured Claims	Impaired	Yes
Class 224	SemTrucking, L.P.	General Unsecured Claims	Impaired	Yes
Class 225	Steuben Development Company, L.L.C.	General Unsecured Claims	Impaired	Yes
Class 226	SemCap, L.L.C.	General Unsecured Claims	Impaired	Yes
Class 227	SemCrude, L.P.	Intercompany Claims	Impaired	No (deemed to accept)
Class 228	Chemical Petroleum Exchange, Incorporated	Intercompany Claims	Impaired	No (deemed to accept)
Class 229	Eaglwing, L.P.	Intercompany Claims	Impaired	No (deemed to accept)
Class 230	Grayson Pipeline, L.L.C.	Intercompany Claims	Impaired	No (deemed to accept)
Class 231	Greyhawk Gas Storage Company, L.L.C.	Intercompany Claims	Impaired	No (deemed to accept)
Class 232	K.C. Asphalt L.L.C.	Intercompany Claims	Impaired	No (deemed to accept)
Class 233	SemCanada II, L.P.	Intercompany Claims	Impaired	No (deemed to accept)
Class 234	SemCanada L.P.	Intercompany Claims	Impaired	No (deemed to accept)
Class 235	SemCrude Pipeline, L.L.C.	Intercompany Claims	Impaired	No (deemed to accept)
Class 236	SemFuel Transport LLC	Intercompany Claims	Impaired	No (deemed to accept)
Class 237	SemFuel, L.P.	Intercompany Claims	Impaired	No (deemed to accept)
Class 238	SemGas Gathering LLC	Intercompany Claims	Impaired	No (deemed to accept)
Class 239	SemGas Storage, L.L.C.	Intercompany Claims	Impaired	No (deemed to accept)
Class 240	SemGas, L.P.	Intercompany Claims	Impaired	No (deemed to accept)
Class 241	SemGroup Asia, L.L.C.	Intercompany Claims	Impaired	No (deemed to accept)
Class 242	SemGroup Finance Corp.	Intercompany Claims	Impaired	No (deemed to accept)
Class 243	SemGroup, L.P.	Intercompany Claims	Impaired	No (deemed to accept)
Class 244	SemKan, L.L.C.	Intercompany Claims	Impaired	No (deemed to accept)
Class 245	SemManagement, L.L.C.	Intercompany Claims	Impaired	No (deemed to accept)
Class 246	SemMaterials Vietnam, L.L.C.	Intercompany Claims	Impaired	No (deemed to accept)
Class 247	SemMaterials, L.P.	Intercompany Claims	Impaired	No (deemed to accept)
Class 248	SemOperating G.P., L.L.C.	Intercompany Claims	Impaired	No (deemed to accept)
Class 249	SemStream, L.P.	Intercompany Claims	Impaired	No (deemed to accept)

Class	Debtor	Designation	Impairment	Entitled to Vote
Class 250	SemTrucking, L.P.	Intercompany Claims	Impaired	No (deemed to accept)
Class 251	Steuben Development Company, L.L.C.	Intercompany Claims	Impaired	No (deemed to accept)
Class 252	SemCap, L.L.C.	Intercompany Claims	Impaired	No (deemed to accept)
Class 253	SemCrude, L.P.	Intercompany Equity Interests	Unimpaired	No (deemed to accept)
Class 254	Chemical Petroleum Exchange, Incorporated	Intercompany Equity Interests	Unimpaired	No (deemed to accept)
Class 255	Eaglwing, L.P.	Intercompany Equity Interests	Unimpaired	No (deemed to accept)
Class 256	Grayson Pipeline, L.L.C.	Intercompany Equity Interests	Unimpaired	No (deemed to accept)
Class 257	Greyhawk Gas Storage Company, L.L.C.	Intercompany Equity Interests	Unimpaired	No (deemed to accept)
Class 258	K.C. Asphalt L.L.C.	Intercompany Equity Interests	Unimpaired	No (deemed to accept)
Class 259	SemCanada II, L.P.	Intercompany Equity Interests	Unimpaired	No (deemed to accept)
Class 260	SemCanada L.P.	Intercompany Equity Interests	Unimpaired	No (deemed to accept)
Class 261	SemCrude Pipeline, L.L.C.	Intercompany Equity Interests	Unimpaired	No (deemed to accept)
Class 262	SemFuel Transport LLC	Intercompany Equity Interests	Unimpaired	No (deemed to accept)
Class 263	SemFuel, L.P.	Intercompany Equity Interests	Unimpaired	No (deemed to accept)
Class 264	SemGas Gathering LLC	Intercompany Equity Interests	Unimpaired	No (deemed to accept)
Class 265	SemGas Storage, L.L.C.	Intercompany Equity Interests	Unimpaired	No (deemed to accept)
Class 266	SemGas, L.P.	Intercompany Equity Interests	Unimpaired	No (deemed to accept)
Class 267	SemGroup Asia, L.L.C.	Intercompany Equity Interests	Unimpaired	No (deemed to accept)
Class 268	SemGroup Finance Corp.	Intercompany Equity Interests	Unimpaired	No (deemed to accept)
Class 269	SemGroup, L.P.	Intercompany Equity Interests	Unimpaired	No (deemed to accept)
Class 270	SemKan, L.L.C.	Intercompany Equity Interests	Unimpaired	No (deemed to accept)
Class 271	SemManagement, L.L.C.	Intercompany Equity Interests	Unimpaired	No (deemed to accept)
Class 272	SemMaterials Vietnam, L.L.C.	Intercompany Equity Interests	Unimpaired	No (deemed to accept)
Class 273	SemMaterials, L.P.	Intercompany Equity Interests	Unimpaired	No (deemed to accept)
Class 274	SemOperating G.P., L.L.C.	Intercompany Equity Interests	Unimpaired	No (deemed to accept)
Class 275	SemStream, L.P.	Intercompany Equity Interests	Unimpaired	No (deemed to accept)
Class 276	SemTrucking, L.P.	Intercompany Equity Interests	Unimpaired	No (deemed to accept)

Class	Debtor	Designation	Impairment	Entitled to Vote
Class 277	Steuben Development Company, L.L.C.	Intercompany Equity Interests	Unimpaired	No (deemed to accept)
Class 278	SemCap, L.L.C.	Intercompany Equity Interests	Unimpaired	No (deemed to accept)
Class 279	SemGroup, L.P.	SemGroup Equity Interests	Impaired	No (deemed to reject)

ARTICLE V

TREATMENT OF CLAIMS AND EQUITY INTERESTS

5.1 Classes 1 through 26 – Priority Non-Tax Claims

(a) Impairment and Voting. Classes 1 through 26 are unimpaired by the Plan. Each holder of an Allowed Priority Non-Tax Claim is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

(b) Distributions. Unless otherwise mutually agreed upon by the holder of an Allowed Priority Non-Tax Claim and the Reorganized Debtors, each holder of an Allowed Priority Non-Tax Claim shall receive, on account of their Claims against the Debtors and their estates, Cash in an amount equal to such Allowed Priority Non-Tax Claim on the later of the Effective Date and the date such Allowed Priority Non-Tax Claim becomes an Allowed Priority Non-Tax Claim, or as soon thereafter as is practicable.

5.2 Classes 27 through 52 – Secured Tax Claims

(a) Impairment and Voting. Classes 27 through 52 are unimpaired by the Plan. Each holder of an Allowed Secured Tax Claim is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

(b) Distributions. Except to the extent that a holder of an Allowed Secured Tax Claim has been paid by the Debtors prior to the Effective Date or agrees to a different treatment, each holder of an of an Allowed Secured Tax Claim shall receive, at the sole option of the Reorganized Debtors, (i) Cash in an amount equal to such Allowed Secured Tax Claim on the Effective Date, including any interest on such Allowed Secured Tax Claim required to be paid pursuant to section 506(b) of the Bankruptcy Code, or (ii) equal semi-annual Cash payments in an aggregate amount equal to such Allowed Secured Tax Claim, together with interest at a rate determined under applicable non-bankruptcy law in accordance with section 511 of the Bankruptcy Code, over a period ending not later than five (5) years after the Petition Date, or (iii) upon such other terms determined by the Bankruptcy Court to provide the holder of such Allowed Secured Tax Claim deferred Cash payments having a value, as of the Effective Date, equal to such Allowed Secured Tax Claim.

5.3 Classes 53 through 55 – Secured First Purchaser Producer Claims

(a) Impairment and Voting. Classes 53 through 55 are impaired by the Plan. Each holder of a Secured First Purchaser Producer Claim is entitled to vote to accept or reject the Plan.

(b) Distributions. On the Effective Date, or as soon thereafter as is practicable, each holder of an Allowed Secured First Purchaser Producer Claim shall receive, on account of their Claims against the Debtors and their estates, its Pro Rata Share of Cash in accordance with Section 3.1(c) of the Plan.

5.4 Classes 70 through 95 – Secured Working Capital Lender Claims

(a) Impairment and Voting. Classes 70 through 95 are impaired by the Plan. Each holder of a Secured Working Capital Lender Claim is entitled to vote to accept or reject the Plan. The vote by each holder of a Secured Working Capital Lender Claim in favor of or against the Plan is deemed to be a vote in favor of or against the Canadian Plans, respectively.

(b) Distributions. The Secured Working Capital Lender Claims are hereby Allowed Claims, not subject to offset, defense, counterclaim, reduction, or credit of any kind whatsoever. On the Effective Date, or as soon thereafter as is practicable, each holder of an Allowed Secured Working Capital Lender Claim shall receive, on account of their Claims against the Debtors and their estates, its Pro Rata Share of (x) (i) the Working Capital Lender Effective Date Cash, (ii) $174 million in principal amount of the Second Lien Term Loan Interests, and (iii) 23,306,753 shares of the New Common Stock (subject to dilution of ownership percentage from the Warrants and the Management Stock), which distribution of New Common Stock is inclusive of the New Common Stock that holders of Allowed Intercompany Claims are deemed to be entitled to but is being redistributed to holders of Allowed Secured Working Capital Lender Claims pursuant to Section 5.11 of the Plan; and (y) subsequent distributions in accordance with Section 13.1 of this Plan to the extent, if any, the Reorganized Debtors (or the Prepetition Administrative Agent, in the case of certain Canadian Distributions) receive, after the Effective Date, (i) a Canadian Distribution (other than an Auriga Revolver/Term Lender Distribution), (ii) net Cash proceeds from the realization of receivables or inventory of SemFuel, L.P. or SemMaterials, L.P. (other than net Cash proceeds referred to in Section 5.5(b)(y) of this Plan), (iii) Cash distributions from SemGroup Holdings, L.P., or net Cash proceeds from the sale of Equity Interests in SemGroup Holdings, L.P. (to the extent allocable to the Working Capital Obligations (as defined in the Prepetition Credit Agreement)), (iv) any Cash proceeds of Undisputed Production Receivables, (v) the Litigation Trust Funds, or (vi) any Cash released from reserves for Administrative Expense Claims, Professional Compensation and Reimbursement Claims, Priority Non-Tax Claims, or Priority Tax Claims.

5.5 Classes 96 through 121 – Secured Revolver/Term Lender Claims

(a) Impairment and Voting. Classes 96 through 121 are impaired by the Plan. Each holder of a Secured Revolver/Term Lender Claim is entitled to vote to accept or reject the Plan. The vote by each holder of a Secured Revolver/Term Lender Claim in favor of or against the Plan is deemed to be a vote in favor of or against the Canadian Plans, respectively.

(b) Distributions. The Secured Revolver/Term Lender Claims are hereby Allowed Claims, not subject to offset, defense, counterclaim, reduction, or credit of any kind whatsoever. On the Effective Date, or as soon thereafter as is practicable, each holder of an Allowed Secured Revolver/Term Lender Claim shall receive, on account of their Claims against the Debtors and their estates, its Pro Rata Share of (x) (i) the Revolver/Term Lender Effective Date Cash, (ii) $126 million principal amount of the Second Lien Term Loan Interests, (iii) 16,023,247 shares of the New Common Stock (subject to dilution of ownership percentage from the Warrants and the Management Stock) and (iv) the US Term Lender Group Fees; provided, however, that the US Term Lender Group Fees shall be paid to the professionals of the US Term Lender Group in accordance with Section 2.6 of this Plan; and (y) subsequent distributions in accordance with Section 13.1 of this Plan to the extent, if any, the Reorganized Debtors (or the Prepetition Administrative Agent, in the case of the Auriga Revolver/Term Lender Distribution) receive, after the Effective Date, (i) net Cash proceeds from the sale of any property, plant and/or equipment of SemMaterials, L.P., (ii) net Cash proceeds in excess of $51 million from the sale of assets of SemFuel, L.P. other than inventory and receivables, (iii) net Cash proceeds from the sale of Equity Interests in SemGroup Holdings, L.P. (to the extent allocable to the Revolver Obligations (as defined in the Prepetition Credit Agreement) or the U.S. Term Obligations (as defined in the Prepetition Credit Agreement)) or (iv) the Auriga Revolver/Term Lender Distribution.

5.6 Class 122 – White Cliffs Credit Agreement Claim

(a) Impairment and Voting. Class 122 is impaired by the Plan. Each holder of a White Cliffs Credit Agreement Claim is entitled to vote to accept or reject the Plan.

(b) Distributions. On the Effective Date, the White Cliffs Credit Agreement will be amended, extended, or refinanced on terms to be agreed to by the holders of the White Cliffs Credit Agreement Claims and to be contained in the Plan Supplement.

5.7 Classes 123 through 148 – Other Secured Claims

(a) Impairment and Voting. Classes 123 through 148 are unimpaired by the Plan. Each holder of an Other Secured Claim is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

(b) Distributions. On the Effective Date, or as soon thereafter as is practicable, each holder of an Allowed Other Secured Claim shall receive, on account of their Claims against the Debtors and their estates, one of the following distributions: (i) the payment of such holder’s Allowed Other Secured Claim in full in Cash; (ii) the sale or disposition proceeds of the property securing any Allowed Other Secured Claim to the extent of the value of its interest in such property; (iii) the surrender to the holder or holders of any Allowed Other Secured Claim of the property securing such Claim; or (iv) such other distributions as shall be necessary to satisfy the requirements of chapter 11 of the Bankruptcy Code. The manner and treatment of each Allowed Other Secured Claim shall be determined by the Debtors and transmitted, in writing, to the holder of such Other Secured Claim on or prior to the deadline to vote to accept or reject the Plan.

5.8 Classes 149 through 174 – Senior Notes Claims

(a) Impairment and Voting. Classes 149 through 174 are impaired by the Plan. Each holder of a Senior Notes Claim is entitled to vote to accept or reject the Plan. The vote by each holder of a Senior Notes Claim in favor of or against the Plan is deemed to be a vote in favor of or against the Canadian Plans, respectively.

(b) Distributions.

(i) Distributions If Any of Classes 149 Through 174 Accept the Plan. The Senior Notes Claims are Allowed Claims in the aggregate amount of $609,770,833.33, not subject to offset, defense, counterclaim, reduction, or credit of any kind whatsoever. On the Effective Date, or as soon thereafter as is practicable, if any of Classes 149 through 174 accept the Plan, each holder of an Allowed Senior Notes Claim shall be entitled to receive, on account of their Claims against the Debtors and their estates and any related claim(s) under the Canadian Plans, its Pro Rata Share of (a) 1,552,500 shares of the New Common Stock (subject to dilution of ownership percentage from the Warrants and the Management Stock), (b) Warrants to purchase 1,634,210 shares of New Common Stock (subject to dilution of ownership percentage from the Management Stock), (c) 30% of the Litigation Trust Interests, and (d) the Senior Notes Indenture Trustee Fees; provided, however, that the Senior Notes Indenture Trustee Fees shall be paid to the Senior Notes Indenture Trustee in accordance with Section 2.5 of this Plan.

(ii) Distributions If All of Classes 149 Through 174 Reject the Plan. On the Effective Date, or as soon thereafter as is practicable, if all Classes 149 through 174 reject the Plan, each holder of an Allowed Senior Notes Claim shall be entitled to receive, on account of their Claims against the Debtors and their estates and any related claim(s) under the Canadian Plans, its Pro Rata Share of (a) 106,498 shares of the New Common Stock (subject to dilution of ownership percentage from the Warrants and the Management Stock), (b) 30% of the Litigation Trust Interests, and (c) the Senior Notes Indenture Trustee Fees; provided, however, that the Senior Notes Indenture Trustee Fees shall be paid to the Senior Notes Indenture Trustee in accordance with Section 2.5 of this Plan.

(iii) Potential Additional Distribution. In addition, if all Classes in Classes 201 through 226 (General Unsecured Claims) vote to reject the Plan and any of Classes 149 through 174 accept the Plan, each holder of an Allowed Senior Notes Claim shall be entitled to receive its Pro Rata Share of the New Common Stock and Warrants that would have been distributed to the holders of Claims in Classes 201 through 226 as a result of the Creditors’ Settlement.

(iv) Distribution Mechanics. All distributions to holders of Allowed Senior Notes Claims shall be made (a) to the Senior Notes Indenture Trustee or (b) with the prior written consent of the Senior Notes Indenture Trustee, through the facilities of the DTC. The Senior Notes Indenture Trustee shall administer the distributions in accordance with the Plan and the Senior Notes Indenture Trustee and shall be compensated in accordance with Section 2.5 of this Plan, without further Bankruptcy Court approval, for all services related to distributions pursuant to the Plan (and for the related reasonable fees and expenses of counsel or professionals engaged by the Senior Notes Indenture Trustee with respect to administering or implementing such distributions in accordance with Section 2.5 of this Plan). The Senior Notes Indenture Trustee shall not be required to give any bond, surety, or other security for the performance of its duties with respect to the administration and implementation of distributions.

5.9 Classes 175 through 200 – Lender Deficiency Claims

(a) Impairment and Voting. Classes 175 through 200 are impaired by the Plan. Each holder of a Lender Deficiency Claim is entitled to vote to accept or reject the Plan. The vote by each holder of a Lender Deficiency Claim in favor or against the Plan is deemed to be a vote in favor of or against the Canadian Plans, respectively.

(b) Distributions. The Lender Deficiency Claims other than in respect of a Swap Contract (as defined in the Prepetition Credit Agreement) that is not a Lender Swap Obligation (as defined in the Prepetition Credit Agreement) are Allowed Claims, not subject to offset, defense, counterclaim, reduction, or credit of any kind whatsoever. On the Effective Date, or as soon thereafter as is practicable, each holder of an Allowed Lender Deficiency Claim shall be entitled to receive, on account of their Claims against the Debtors and their estates and any related claim(s) under the Canadian Plans, its Pro Rata Share of 60% of the Litigation Trust Interests. In addition, if all of Classes 149 through 174 (Senior Notes Claims) and all Classes 201 through 226 (General Unsecured Claims) vote to reject the Plan, each holder of an Allowed Lender Deficiency Claim shall be entitled to receive its Pro Rata Share of the additional New Common Stock (but not the Warrants) that would have been distributed to the holders of Claims in Classes 149 through 174 and Classes 201 through 226 as a result of the Creditors’ Settlement.

5.10 Classes 201 through 226 – General Unsecured Claims

(a) Impairment and Voting. Classes 201 through 226 are impaired by the Plan. Each holder of a General Unsecured Claim is entitled to vote to accept or reject the Plan.

(b) Distributions If Any Class in Classes 201 Through 226 Accepts the Plan. On the Effective Date, or as soon thereafter as is practicable, each holder of an Allowed General Unsecured Claim against a Debtor in a Class of General Unsecured Claims which accepts the Plan shall be entitled to receive on account of its Claims against the Debtors and their estates, its Pro Rata Share (calculated among all Classes of General Unsecured Claims which accept the Plan) of (a) 517,500 shares of the New Common Stock (subject to dilution of ownership percentage from the Warrants and the Management Stock), (b) Warrants to purchase 544,737 shares of New Common Stock (subject to dilution of ownership percentage from the Management Stock), and (c) 10% of the Litigation Trust Interests.

(c) Distributions If Any Class in Classes 201 Through 226 Rejects the Plan. On the Effective Date, or as soon thereafter as is practicable, if any Class in Classes 201 through 226 rejects the Plan, each holder of an Allowed General Unsecured Claim in such rejecting Class shall be entitled to receive, on account of their Claims against the Debtors and their estates, its Pro Rata Share (calculated among all Classes of General Unsecured Classes) of (a) 25,327 shares of the New Common Stock (subject to dilution of ownership percentage from the Warrants and the Management Stock) and (b) 10% of the Litigation Trust Interests. In such event, each holder of an Allowed General Unsecured Claim in any accepting Classes in Classes 201 through 226 shall be entitled to receive its Pro Rata Share of the additional New Common Stock and the Warrants that would have been distributed to the holders of Claims in Classes 201 through 226 that rejected the Plan as provided in Section 5.10(b).

(d) Potential Additional Distribution. In addition, if all Classes in Classes 149 through 174 (the Senior Notes Claims) vote to reject the Plan, each holder of an Allowed Claim in any of the Classes 201 through 226 that votes to accept the Plan shall be entitled to receive its Pro Rata Share (calculated among all Classes of General Unsecured Claims which accept the Plan) of the additional New Common Stock and the Warrants that would have been distributed to the holders of Claims in Classes 149 through 174 as a result of the Creditors’ Settlement.

5.11 Classes 227 through 252 – Intercompany Claims

(a) Impairment and Voting. Classes 227 through 252 are impaired by the Plan. Notwithstanding the foregoing, each holder of an Allowed Intercompany Claim is conclusively presumed to have accepted the Plan by virtue of proposing the Plan and is not required to submit a ballot accepting the Plan.

(b) Treatment. On the Effective Date, or as soon thereafter as is practicable, each Debtor which is a holder of an Allowed Intercompany Claim shall be deemed to be entitled to receive on account of such Allowed Intercompany Claim the New Common Stock it would receive if such Allowed Intercompany Claim were an Allowed General Unsecured Claim, which New Common Stock shall be redistributed to holders of Allowed Secured Working Capital Lender Claims in accordance with the provisions of the Plan.

5.12 Classes 253 through 278 – Intercompany Equity Interests

(a) Impairment and Voting. Classes 253 through 278 are unimpaired by the Plan. Each holder of an Allowed Intercompany Equity Interest is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

(b) Distributions. Subject to Article VII of the Plan, on the Effective Date or as soon thereafter as is practicable, each Allowed Intercompany Equity Interest shall be retained.

5.13 Class 279 – SemGroup Equity Interests

(a) Impairment and Voting. Class 279 is impaired by the Plan. Notwithstanding the foregoing, each holder of an Allowed SemGroup Equity Interest is conclusively presumed to have rejected the Plan and is not entitled to vote to accept or reject the Plan.

(b) Treatment. Each holder of an Allowed SemGroup Equity Interest shall receive no distribution for and on account of such SemGroup Equity Interest and such SemGroup Equity Interest shall be cancelled on the Effective Date.

ARTICLE VI

IDENTIFICATION OF CLAIMS AND EQUITY INTERESTS IMPAIRED AND NOT

IMPAIRED BY THE PLAN

6.1 Impaired and Unimpaired Classes. Claims and Equity Interests in Classes 1 through 52, 123 through 148, and 253 through 278 are not impaired under the Plan. Claims and Equity Interests in Classes 53 through 55, 70 through 122, 149 through 252, and 279 are impaired under the Plan.

6.2 Controversy Concerning Impairment. In the event of a controversy as to whether any Class of Claims or Equity Interests is impaired under the Plan, the Bankruptcy Court shall, after notice and a hearing, determine such controversy.

ARTICLE VII

ACCEPTANCE OR REJECTION OF PLAN; EFFECT OF REJECTION BY ONE OR

MORE CLASSES OF CLAIMS

7.1 Impaired Classes to Vote on Plan. Each holder of a Claim or Equity Interest in an impaired Class, not otherwise deemed to have rejected the Plan, shall be entitled to vote separately to accept or reject the Plan. The Claims included in Classes 53 through 55, 70 through 122 and 149 through 226 are impaired and therefore are entitled to vote to accept or reject the Plan. The Classes of Intercompany Claims and Intercompany Equity Interests are deemed to have accepted the Plan by virtue of proposing the Plan.

7.2 Acceptance by Class of Creditors and Holders of Equity Interests. An impaired Class of holders of Claims shall have accepted the Plan if the Plan is accepted by at least two-thirds (2/3) in dollar amount and more than one-half (1/2) in number of the Allowed Claims of such Class that have voted to accept or reject the Plan. An impaired Class of Holders of Equity Interests shall have accepted the Plan if the Plan is accepted by at least two-thirds (2/3) in amount of the Allowed Equity Interests of such Class that have voted to accept or reject the Plan.

7.3 Cramdown. In the event that any impaired Class of Claims or Equity Interests fails to accept the Plan in accordance with section 1129(a) of the Bankruptcy Code, the Debtors reserve the right to request that the Bankruptcy Court confirm the Plan in accordance with section 1129(b) of the Bankruptcy Code.

ARTICLE VIII

IMPLEMENTATION OF THE PLAN

8.1 Non-Substantive Consolidation. On the Effective Date, the Debtors’ estates shall not be deemed to be substantively consolidated for purposes of the Plan. Any Claims against one or more of the Debtors based upon a guaranty, indemnity, co-signature, surety, or otherwise, of Claims against another Debtor shall be treated as separate and distinct Claims against the estates of the respective Debtors and shall be entitled to the treatment provided for under the Plan’s provisions concerning distributions.

8.2 Restructuring Transactions. On the Effective Date, the following transactions shall be effectuated in the following order:

(a) Transfer of Obligations. The Debtors shall transfer to SemGroup, and SemGroup shall assume, all of the Debtors’ outstanding obligations related to Secured Claims and Unsecured Claims that are being discharged pursuant to the Plan.

(b) New Holdco. SemGroup Finance shall adopt the New Holdco Certificate of Incorporation pursuant to which it shall change its name to SemGroup Corporation and increase its authorized number of shares of capital stock. The adoption of the New Holdco Certificate of Incorporation and increase in capital stock shall be hereby authorized without any further need for any corporate action.

(c) Contribution of New Entities to New Holdco. SemGroup shall contribute all of its ownership interests in its directly-owned subsidiaries to SemGroup Finance in exchange for (i) 41,400,000 shares of New Common Stock, (ii) Warrants to purchase 2,178,948 shares of New Common Stock, and (iii) the Second Lien Term Loan Interests. The issuance of the New Common Stock, Warrants and Second Lien Term Loan Interests by New Holdco to SemGroup shall be hereby authorized without any further need for any corporate action.

(d) Distributions to Holders of Allowed Claims. Following SemGroup’s receipt of the New Common Stock, the Warrants and the Second Lien Term Loan Interests, SemGroup shall distribute the Plan Currency to the Disbursing Agent for the holders of Allowed Claims.

(e) Vesting of SemGroup’s Assets in New Holdco. Except as otherwise provided in the Plan or any agreement, instrument or other document incorporated herein, all assets in SemGroup’s estate shall vest in New Holdco and New Holdco may operate its business and use, acquire or dispose of property free of any restrictions of the Bankruptcy Code or the Bankruptcy Rules and in all respects as if there were no pending case under any chapter or provision of the Bankruptcy Code.

(f) Tax Matters. In connection with the transfer of assets from SemGroup to New Holdco, New Holdco shall prepare and deliver to SemGroup a copy of Form 8594, along with any required exhibits thereto, allocating the purchase price of the transferred assets among such assets in accordance with Section 1060 of the Tax Code and the Treasury Regulations promulgated thereunder. SemGroup and New Holdco shall prepare and file all tax returns and reports in a manner consistent with such allocation.

8.3 Producer Representative. Prior to the Confirmation Hearing, the Producers’ Committee shall select an individual to serve as the Producer Representative, who shall be an estate representative for the purpose of objecting to: (i) First Purchaser Producer Twenty-Day Claims, (ii) proofs of claim filed in respect of Secured First Purchaser Producer Claims, and (iii) requests for reimbursement by Producer Plaintiffs for the Active States for reimbursement of fees and out-of-pocket costs incurred in connection with the Producer State-Specific Adversary Proceedings for the Active States or in the Other Proceedings. The Producer Representative shall be entitled to employ professionals of its choosing. The fees and expenses of the Producer Representative and any professionals hired by the Producer Representative shall be paid solely in accordance with Section 3.1(c) and 3.1(d) hereof and Debtors shall have no responsibility therefor. The Producer Representative shall have any and all rights of the Debtors and the Reorganized Debtors: (i) to object to First Purchaser Producer Twenty-Day Claims in accordance with the Notices filed by the Debtors on July 17, 2009, (ii) to object to the Secured First Purchaser Producer Claims pursuant to Section 10.1 of this Plan, and (iii) to object to professional fee reimbursement requests of Producer Plaintiffs. The Producers’ Committee shall endeavor to reach agreement in writing with Producer Plaintiffs for reimbursement of fees and out-of-pocket costs. In the event agreement is not reached with a specific Producer Plaintiff, that party shall be required to file a request for reimbursement in accordance with section 503(b) of the Bankruptcy Code and the Producer Representative shall have the right to object to such applications. The Reorganized Debtors shall cooperate with and provide reasonable assistance to representatives of the Producer Representative for the purpose of prosecuting the objections herein to Claims. Notwithstanding anything in the Plan to the contrary, the Producer Representative shall not be permitted to commence or participate in any Claim or Cause of Action that shall be transferred to the Litigation Trust pursuant to the Plan or reserved to the Prepetition Lenders or the Prepetition Administrative Agent as provided in Section 10.1(b) of the Plan.

8.4 Litigation Trust Arrangements. On the Effective Date, New Holdco will enter into the Litigation Trust Agreement pursuant to which the Litigation Trust Funds will be advanced to the Litigation Trust. The Litigation Trust Funds will be secured by all of the assets of the Litigation Trust and will be paid to the holders of the Secured Working Capital Lender Claims before the holders of the Litigation Trust Interests receive any distributions on account of such interests.

8.5 Section 1145 Securities. To the extent provided in section 1145 of the Bankruptcy Code and under applicable nonbankruptcy law, the issuance under the Plan of the Plan Currency will be exempt from registration under the Securities Act of 1933, as amended, and all rules and regulations promulgated thereunder.

8.6 Corporate Action. Upon the Effective Date, the following transactions shall be deemed to occur:

(a) General. All actions contemplated by the Plan shall be deemed authorized and approved in all respects, including (i) the execution and entry into the Litigation Trust Agreement, (ii) the execution and entry into the Exit Facility, (iii) the distribution of the New Common Stock, (iv) the distribution of the Warrants, (v) the execution and entry of the Second Lien Term Loan Facility, (vi) adoption of the Management Incentive Plan, (vii) selection of the Board and the officers of New Holdco, and (viii) all other actions contemplated by the Plan (whether to occur before, on, or after the Effective Date), including without limitation, actions in connection with the sale or disposal of the remaining assets of SemMaterials, L.P. or SemFuel, L.P. and wind-down of their respective affairs. All matters provided for in the Plan involving the structure of the Debtors or the Reorganized Debtors and any action required by the Debtors or the Reorganized Debtors in connection with the Plan shall be deemed to have occurred and shall be in effect, without any requirement of further action by the security holders, directors, or officers of the Debtors, the Reorganized Debtors, or New Holdco. On or prior (as applicable) to the Effective Date, the appropriate officers of the Debtors, the Reorganized Debtors, or New Holdco, as applicable, shall be authorized and directed to issue, execute, and deliver the agreements, documents, securities, and instruments contemplated by the Plan (or necessary or desirable to effect the transactions contemplated by the Plan) in the name of and on behalf of the Reorganized Debtors, including (i) the Litigation Trust Agreement, (ii) the Exit Facility, (iii) the Second Lien Term Loan Facility, (iv) the Warrant Agreement, and (v) any and all other agreements, documents, securities, and instruments relating to the foregoing, including, without limitation, in connection with the sale, disposal or wind-down of SemMaterials, L.P. Acceptance of the Plan by the holders of Claims will be deemed to constitute approval of the Management Incentive Plan for purposes of Sections 162(m) and 422 of the Internal Revenue Code of 1986, as amended, as well as Section 16 of the Exchange Act and any stock exchange listing requirement.

(b) New Holdco Certificate of Incorporation and New Holdco Bylaws. On the Effective Date, SemGroup Finance shall adopt the New Holdco Certificate of Incorporation and the New Holdco Bylaws and shall file the New Holdco Certificate of Incorporation with the Secretary of State of Delaware. In addition, on or before the Effective Date, pursuant to and only to the extent required by section 1123(a)(6) of the Bankruptcy Code, the New Holdco Certificate of Incorporation shall satisfy the provisions of the Bankruptcy Code and shall include, among other things, pursuant to section 1123(a)(6) of the Bankruptcy Code, (i) a provision prohibiting the issuance of non-voting equity securities and (ii) a provision setting forth an appropriate distribution of voting power among classes of equity securities possessing voting power, including, in the case of any class of equity securities having a preference over another class of equity securities with respect to dividends, adequate provisions for the election of directors representing such preferred class in the event of default in the payment of such dividends. On the Effective Date, the boards of directors of each Reorganized Debtor shall be deemed to have adopted the restated bylaws for such Debtor.

8.7 Existence. Except as otherwise provided in the Plan, each Reorganized Debtor shall continue to exist after the Effective Date as a separate corporation, limited liability company, partnership, or other form, as the case may be, with all the powers of a corporation, limited liability company, partnership, or other form, as the case may be, pursuant to the applicable law in the jurisdiction in which each applicable Reorganized Debtor is incorporated or formed and pursuant to the respective certificate of incorporation and bylaws (or other formation documents) in effect prior to the Effective Date, except to the extent such certificate of incorporation and bylaws (or other formation documents) are amended by the Plan or otherwise, and to the extent such documents are amended, such documents are deemed to be pursuant to the Plan and require no further action or approval.

8.8 Vesting of Assets in the Reorganized Debtors. Except as otherwise provided in the Plan or any agreement, instrument, or other document incorporated therein, on the Effective Date, all property in the Debtors’ estates, the Litigation Trust Assets, and any property acquired by any of the Debtors pursuant to the Plan shall vest in the Reorganized Debtors or the Litigation Trust, as the case may be, free and clear of all Liens, Claims, charges, or other encumbrances (except for Liens, if any, granted to secure the repayment of the Litigation Trust Funds, the Exit Facility, the Second Lien Term Loan Interests, and Claims pursuant to the Postpetition Financing Agreement that by their terms survive termination of the Postpetition Financing Agreement). On and after the Effective Date, each Reorganized Debtor may operate its business and may use, acquire, or dispose of property and compromise or settle any Retained Causes of Action or interests without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

8.9 Cancellation of Debt and Equity Securities and Related Obligations. Except (a) as otherwise expressly provided in the Plan, (b) with respect to executory contracts or unexpired leases that have been assumed by the Debtors, (c) for purposes of evidencing a right to distributions under the Plan, or (d) with respect to any Claim that is Allowed under the Plan, on the Effective Date, any instruments or documents evidencing any Claims or Equity Interests shall be deemed automatically cancelled and deemed surrendered without further act or action under any applicable agreement, law, regulation, order, or rule and the obligations of the Debtors under the agreements, instruments, and other documents, indentures, and certificates of designations governing such Claims and Equity Interests, as the case may be, shall be discharged; provided, however, that such instruments or documents shall continue in effect solely for the purpose of (x) allowing the holders of such Claims to receive their distributions under the Plan and (y) allowing the Disbursing Agent to make such distributions to be made on account of such Allowed Claims; provided, further, that if the Senior Notes Indenture Trustee Fees have not been paid on the Effective Date, this Section 8.9 shall be of no force and effect with respect to the Senior Notes Indenture Charging Lien; provided, further, that the provisions of the Prepetition Credit Agreement governing the relationship of Bank of America, N.A., in its capacity as administrative agent to the Prepetition Lenders under the Prepetition Credit Agreement, and the Prepetition Lenders, including but not limited to those provisions relating to the rights of the Prepetition Administrative Agent to expense reimbursement, indemnification and other similar amounts, shall not be affected by and shall survive the Plan, entry of the Confirmation Order and the occurrence of the Effective Date. SemGroup shall recognize and report on its final federal, state, local and foreign income tax returns any and all cancellation of indebtedness or similar income arising as a result of the Plan. In addition, none of SemGroup G.P., L.L.C., the general partner of SemGroup, L.P., nor any of the Debtors shall make an election to treat any of the Debtors (or their subsidiaries) as an association taxable as a corporation for any tax purposes unless such election is effective no earlier than the day after the Effective Date.

8.10 Effectuating Documents and Further Transactions. On and after the Effective Date, the Reorganized Debtors, the Board, and the officers of New Holdco are authorized to and may issue, execute, deliver, file, or record such contracts, securities, instruments, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of the Plan and the securities issued pursuant to the Plan in the name of and on behalf of the Reorganized Debtors, without the need for any approvals, authorizations, or consents except for those expressly required pursuant to the Plan.

8.11 Compensation and Benefit Plans. Notwithstanding anything contained in the Plan to the contrary, unless specifically rejected by order of the Bankruptcy Court, or unless subject to a motion for approval of rejection that has been filed and served prior to the Confirmation Date, the Compensation and Benefit Plans shall be deemed to be, and shall be treated as though they are, executory contracts that are deemed assumed under the Plan on the same terms, and the Debtors’ obligations under the Compensation and Benefit Plans shall be deemed assumed pursuant to section 365(a) of the Bankruptcy Code, shall survive confirmation of the Plan, shall remain unaffected thereby, and shall not be discharged in accordance with section 1141 of the Bankruptcy Code. Any default existing under the Compensation and Benefit Plans shall be cured promptly after it becomes known by the Reorganized Debtors.

ARTICLE IX

PRESERVATION AND PROSECUTION OF

CAUSES OF ACTION HELD BY THE DEBTORS

9.1 Preservation and Prosecution of Causes of Action. In accordance with section 1123(b) of the Bankruptcy Code, (a) subject to the provisions of Section 10.1(b), the Reorganized Debtors shall retain and may enforce all rights to commence and pursue, as appropriate, any and all Retained Causes of Action, and (b) the Litigation Trust may enforce all rights to commence and pursue, as appropriate, any and all Litigation Trust Claims, and the Reorganized Debtors’ rights to commence, prosecute, or settle their Retained Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date. Subject to the provisions of Section 10.1(b), the Reorganized Debtors may pursue their Retained Causes of Action, as appropriate, in accordance with the best interests of the Reorganized Debtors. No Entity may rely on the absence of a specific reference in the Plan or the Disclosure Statement to any Cause of Action against them as any indication that the Debtors, the Litigation Trustee, the Prepetition Lenders or the Prepetition Administrative Agent, as applicable, will not pursue any and all available Causes of Action against them. The Reorganized Debtors expressly reserve all rights to prosecute any and all Retained Causes of Action against any Entity, except as otherwise expressly provided herein. Unless any Causes of Action against an Entity are expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan or a Bankruptcy Court order, the Debtors, the Litigation Trustee, the Prepetition Lenders or the Prepetition Administrative Agent, as the case may be, expressly reserve all Causes of Action, for later adjudication, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable, or otherwise), or laches, shall apply to such Causes of Action upon, after, or as a consequence of the Confirmation Order. The Reorganized Debtors reserve and shall retain the Retained Causes of Action notwithstanding the rejection of any executory contract or unexpired lease during the Chapter 11 Cases or pursuant to the Plan. In accordance with section 1123(b)(3) of the Bankruptcy Code, any Causes of Action that a Debtor may hold against any Entity shall vest in the Reorganized Debtors or the Litigation Trustee, as the case may be. As of the Effective Date, the Reorganized Debtors shall have assigned the Litigation Trust Claims to the Litigation Trust. Subject to the provisions of Section 10.1(b), the Reorganized Debtors shall have the exclusive right, authority, and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw, or litigate to judgment any Retained Causes of Action and to decline to do any of the foregoing without the consent or approval of any third party or further notice to or action, order, or approval of the Bankruptcy Court.

ARTICLE X

PROVISION FOR TREATMENT OF DISPUTED CLAIMS OR ASSERTED

ADMINISTRATIVE EXPENSES UNDER THE PLAN

10.1 Objections to Claims; Prosecution of Disputed Claims or Asserted Administrative Expenses.

(a) The Reorganized Debtors, the Prepetition Administrative Agent (solely with respect to Other Twenty-Day Claims) or the Producer Representative (solely with respect to First Purchaser Producer Twenty-Day Claims and Secured First Purchaser Producer Claims) or the Prepetition Lenders (solely with respect to Causes of Action referred to in Section 10.1(b)(ii)), shall object to the allowance of Claims or Equity Interests filed with the Bankruptcy Court with respect to which they dispute liability, priority, and/or amount; provided, however, that the foregoing shall not in any way limit the ability or the right of the Litigation Trustee to assert, commence, or prosecute any Cause of Action that is a Litigation Trust Claim against any holder of such Claim. All objections, affirmative defenses, and counterclaims shall be litigated to Final Order; provided, however, that except as set forth in Section 10.1(b) hereof, the Reorganized Debtors (within such parameters as may be established by the Board), or the Prepetition Administrative Agent (solely with respect to Other Twenty-Day Claims) or the Producer Representative (solely with respect to First Purchaser Producer Twenty-Day Claims and Secured First Purchaser Producer Claims), shall have the authority to file, settle, compromise, or withdraw any objections to Claims or Equity Interests; provided, further, that the foregoing shall not in any way limit the ability or the right of the Litigation Trustee to assert, commence, or prosecute any Cause of Action that is a Litigation Trust Claim against any holder of such Claim. Unless otherwise ordered by the Bankruptcy Court, the Reorganized Debtors, the Prepetition Administrative Agent (solely with respect to Other Twenty-Day Claims) or the Producer Representative (solely with respect to First Purchaser Producer Twenty-Day Claims and Secured First Purchaser Producer Claims) or the Prepetition Lenders (solely with respect to Causes of Action referred to in Section 10.1(b)(ii)), shall file and serve all objections to Claims as soon as practicable, but, in each instance, not later than 180 days following the Confirmation Date or such later date as may be approved by the Bankruptcy Court or 60 days in the case of the Prepetition Lenders for Causes of Action referred to in Section 10.1(b)(ii). All orders of the Bankruptcy Court regarding procedures to resolve certain Claims or Administrative Expenses, including the Twenty-Day Claims, that have been entered prior to the Effective Date shall continue to govern the resolution of such Claims and Administrative Expenses after the Effective Date.

(b) Notwithstanding anything to the contrary in Section 10.1(a):

(i) The Prepetition Administrative Agent shall have the authority to file, settle, compromise, or withdraw any objections to Other Twenty-Day Claims. With respect to any period after the Effective Date, the Prepetition Administrative Agent shall be reimbursed solely from the net savings resulting from the successful prosecution of such objections prior to the distribution of any additional monies to the holders of the Secured Working Capital Lender Claims under this Plan; provided, however, that $3 million of Plan Cash shall be distributed to the Prepetition Administrative Agent on the Effective Date and used to initially fund the Prepetition Administrative Agent for purposes of this Section 10.1(b)(i).

(ii) Notwithstanding anything to the contrary in this Plan, any Prepetition Lender shall, at its own expense, have the authority to file, not later than 60 days following the Confirmation Date, a Cause of Action against a Prepetition Lender with a Claim under a Swap Contract (as defined in the Prepetition Credit Agreement) or a holder of a Swap Claim solely to determine whether or not such Swap Contract Claim qualifies as a Lender Swap Obligation under the Prepetition Credit Agreement, provided, however, such Swap Contract Claim (x) has not been Allowed in whole or in part as a Lender Swap Obligation on or before the Effective Date or (y) is not subject to an objection filed by the Debtors on or before the Effective Date, and any such Cause of Action shall be settled, compromised or otherwise resolved or determined pursuant to a Final Order of the Bankruptcy Court. Any Cause of Action described by this Section 10.1(b)(ii) shall not constitute a Released Action and is not subject to the release found in Section 20.11 of the Plan.

10.2 No Distributions Pending Allowance. Notwithstanding any other provision hereof, if any portion of a Claim is a Disputed Claim, no payment or distribution provided hereunder shall be made on account of such Claim unless and until such Disputed Claim becomes an Allowed Claim. Notwithstanding the foregoing, on the Effective Date, distributions will be made to each Prepetition Lender in respect of its Secured Working Capital Lender Claims that are not derived from Lender Swap Obligations (as defined in the Prepetition Credit Agreement) based on a ratio where the numerator is the amount of such Prepetition Lender’s Secured Working Capital Lender Claims and the denominator is the aggregate amount of all Secured Working Capital Lender Claims, including any derived from Lender Swap Obligations (as defined in the Prepetition Credit Agreement), regardless of whether any Claims with respect to Lender Swap Obligations (as defined in the Prepetition Credit Agreement) are Disputed on the Effective Date. If a Claim with respect to any Lender Swap Obligation (as defined in the Prepetition Credit Agreement) is not Allowed on the Effective Date, distributions with respect to such Lender Swap Obligation (as defined in the Prepetition Credit Agreement) will be held in reserve by the Disbursing Agent until such Claim becomes Allowed or disallowed.

10.3 Estimation of Claims. Unless otherwise limited by an order of the Bankruptcy Court, the Reorganized Debtors, the Prepetition Administrative Agent (solely with respect to Other Twenty-Day Claims) or the Producer Representative (solely with respect to First Purchaser Producer Twenty-Day Claims and Secured First Purchaser Producer Claims), may at any time request that the Bankruptcy Court estimate for final distribution purposes any contingent, unliquidated, or Disputed Claim pursuant to section 502(c) of the Bankruptcy Code, regardless of whether the Debtors or the Reorganized Debtors previously objected to such Claim. The Bankruptcy Court will retain jurisdiction to consider any request to estimate any Claim at any time during litigation concerning any objection to any Claim, including, without limitation, during the pendency of any appeal relating to any such objection. Unless otherwise provided in an order of the Bankruptcy Court, in the event that the Bankruptcy Court estimates any contingent, unliquidated, or Disputed Claim, the estimated amount shall constitute either the allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court; provided, however, that if the estimate constitutes the maximum limitation on such Claim, the Debtors, the Reorganized Debtors, the Prepetition Administrative Agent or the Producer Representative, as the case may be, may elect to pursue supplemental proceedings to object to any ultimate allowance of such Claim, and; provided, further, that the foregoing is not intended to limit the rights granted by section 502(j) of the Bankruptcy Code. All of the aforementioned Claims objection, estimation, and resolution procedures are cumulative and not necessarily exclusive of one another.

10.4 Payments and Distributions on Disputed Claims.

(a) Disputed Claims Reserve. From and after the Effective Date, and until such time as all Disputed Claims have been compromised and settled or determined by Final Order, the Disbursing Agent or, as applicable, the Producer Representative, shall reserve and hold in escrow for the benefit of each holder of a Disputed Claim and any dividends, gains, or income attributable thereto, in an amount equal to distributions which would have been made to the holder of such Disputed Claim if it were an Allowed Claim in an amount equal to the lesser of (i) the Disputed Claim Amount, (ii) the amount in which the Disputed Claim shall be estimated by the Bankruptcy Court pursuant to section 502 of the Bankruptcy Code for purposes of allowance, which amount, unless otherwise ordered by the Bankruptcy Court, shall constitute and represent the maximum amount in which such Claim ultimately may become an Allowed Claim, or (iii) such other amount as may be agreed upon by the holder of such Disputed Claim and the Reorganized Debtors, the Prepetition Administrative Agent (solely with respect to Other Twenty-Day Claims) or the Producer Representative (solely with respect to First Purchaser Producer Twenty-Day Claims and Secured First Purchaser Producer Claims). Any Plan Currency reserved and held for the benefit of a holder of a Disputed Claim shall be treated as a payment and reduction on account of such Disputed Claim for purposes of computing any additional amounts to be paid in Cash or distributed in other Plan Currency in the event the Disputed Claim ultimately becomes an Allowed Claim. In the event that a Disputed Claim is not Allowed, in whole or in part, the holders of Allowed Claims in the same Class as the holder of the Claim that is not Allowed shall receive their Pro Rata Share of any Plan Currency reserved on account of the Claim that is not Allowed. Such Cash and any dividends, gains, or income paid on account of other Plan Currency reserved for the benefit of holders of Disputed Claims shall be either (x) held by the Disbursing Agent in an interest-bearing account or (y) invested in interest-bearing obligations issued by the United States Government and guaranteed by the United States Government, and having (in either case) a maturity of not more than thirty (30) days, for the benefit of such holders pending determination of their entitlement thereto under the terms of the Plan. No payments or distributions shall be made with respect to all or any portion of any Disputed Claim pending the entire resolution thereof by Final Order.

(b) Allowance of Disputed Claims. At such time as a Disputed Claim becomes, in whole or in part, an Allowed Claim, the Disbursing Agent, or as applicable, the Producer Representative, shall distribute to the holder thereof the distributions, if any, to which such holder is then entitled under the Plan, together with any interest which has accrued on the amount of Cash and any dividends or distributions attributable to the Plan Currency so reserved (net of any expenses, including any taxes on the escrow, relating thereto), but only to the extent that such interest is attributable to the amount of the Allowed Claim. Such distribution, if any, shall be made as soon as practicable after the date that the order or judgment of the Bankruptcy Court allowing or disallowing such Disputed Claim becomes a Final Order but in no event more than ninety (90) days thereafter; provided, however, for matters affecting Disputed Claims that are First Purchaser Producer Twenty-Day Claims or Secured First Purchaser Producer Claims, the Producer Representative may in its sole discretion waive the requirement of a Final Order. The balance of any Cash previously reserved shall be included in Plan Cash and the balance of any Plan Currency previously reserved shall be included in future calculations of Plan Currency to holders of Allowed Claims in accordance with the terms and provisions of the Plan. For the avoidance of doubt, any Cash released from reserves for Administrative Expense Claims (other than amounts distributed to the Producer Representative pursuant to Section 3.1(a) hereof), Professional Compensation and Reimbursement Claims, Priority Non-Tax Claims or Priority Tax Claims shall be paid to the Prepetition Administrative Agent for distribution to holders of Allowed Secured Working Capital Lender Claims.

(c) Tax Treatment of Escrow. Subject to the receipt of contrary guidance from the IRS or a court of competent jurisdiction (including the receipt by the Disbursing Agent of a private letter ruling requested by the Disbursing Agent, or the receipt of an adverse determination by the IRS upon audit if not contested by the Disbursing Agent, or a condition imposed by the IRS in connection with a private letter ruling requested by the Debtor), the Disbursing Agent shall (i) treat the escrow as one or more discrete trusts (which may be composed of separate and independent shares) for federal income tax purposes in accordance with the trust provisions of the Tax Code (Sections 641 et seq.) and (ii) to the extent permitted by applicable law, report consistent with the foregoing for state and local income tax purposes. All holders of Allowed Claims shall report, for tax purposes, consistent with the foregoing.

(d) Funding of Escrow’s Tax Obligation. If the Disputed Claims Reserve created in accordance with Section 10.4(a) hereof has insufficient funds to pay any applicable taxes imposed upon it or its assets, subject to the other provisions contained herein, the Reorganized Debtors shall advance to the escrow the funds necessary to pay such taxes (a “Tax Advance”), with such Tax Advances repayable from future amounts otherwise receivable by the escrow pursuant to this Section 10.4 or otherwise. If and when a distribution is to be made from the escrow, the distributee will be charged its pro rata portion of any outstanding Tax Advance (including accrued interest). If a Cash distribution is to be made to such distributee, the Disbursing Agent shall be entitled to withhold from such distributee’s distribution the amount required to pay such portion of the Tax Advance (including accrued interest). If such Cash is insufficient to satisfy the respective portion of the Tax Advance, the distributee shall, as a condition to receiving such other assets, pay in Cash to the Disbursing Agent an amount equal to the unsatisfied portion of the Tax Advance (including accrued interest). Failure to make such payment shall entitle the Disbursing Agent to reduce and permanently adjust the amounts that would otherwise be distributed to such distributee to fairly compensate the Disputed Claims reserve created in accordance with Section 10.4(a) hereof for the unpaid portion of the Tax Advance (including accrued interest).

ARTICLE XI

THE LITIGATION TRUST

11.1 Establishment of the Litigation Trust. On the Effective Date, the Debtors or the Reorganized Debtors, as the case may be, on their own behalf and on behalf of the holders of Allowed Senior Notes Claims, Allowed Lender Deficiency Claims, and Allowed General Unsecured Claims shall execute the Litigation Trust Agreement and shall take all other steps necessary to establish the Litigation Trust in accordance with and pursuant to the terms of the Plan. The Debtors or the Reorganized Debtors shall transfer to the Litigation Trust all of their right, title, and interest in the Litigation Trust Assets, including any Litigation Trust Claims being prosecuted by the Creditors’ Committee on behalf of the Debtors’ estates prior to the Effective Date. The Litigation Trust shall also be responsible for, and respond on behalf of the Debtors or the Reorganized Debtors to, the subpoenas and requests for production of documents substantially in the form attached hereto as Exhibit 11.1. The Plan Supplement will include a list of all Causes of Action being prosecuted as of the date thereof that will be transferred to the Litigation Trust. On the Effective Date, all of the rights, title to, and interests in the Contributing Lenders’ Claims shall be deemed to be transferred to the Litigation Trust by the Contributing Lenders who voted to approve the Plan, without any further act or writing, and such Contributing Lenders’ Claims shall be included as part of the Litigation Trust Assets; provided, however, that any Prepetition Lender or holder of a Swap Claim who did not vote to approve the Plan shall not be deemed to have transferred any rights until it has executed a Contributing Lender Assignment transferring its rights, title to, and interests in the Contributing Lenders’ Claims in connection with its receipt of any distributions from the Litigation Trust. No Contributing Lender shall have the right to bring any Cause of Action with respect to any Contributing Lenders’ Claims, and only the Litigation Trust shall have such right. Any recoveries on account of the Litigation Trust Assets shall be distributed to holders of Litigation Trust Interests in accordance with the Plan and the Litigation Trust Agreement. Any attorney-client privilege, work-product privilege, or other privilege or immunity attaching to any documents or communications (whether written or oral) associated with the above-described rights and Causes of Action shall be transferred to the Litigation Trust and shall vest in the Litigation Trustee and its representatives. The Debtors or the Reorganized Debtors, as the case may be, the Litigation Trustee and the Creditors’ Committee are authorized to take all necessary actions to effectuate the transfer of such privileges. The Confirmation Order shall provide that the Litigation Trustee’s receipt of transferred privileges shall be without waiver in recognition of the joint and/or successorship interest in prosecuting claims on behalf of the Debtors’ estates. Notwithstanding any agreement or order entered by the Bankruptcy Court to the contrary, the Creditors’ Committee shall share any discovery obtained prior to and after the Effective Date with the Litigation Trustee and the Litigation Trust Board.

11.2 Purpose of the Litigation Trust. The Litigation Trust shall be established for the sole purpose of liquidating the Litigation Trust Assets, in accordance with Treasury Regulation Section 301.7701-4(d), with no objective to continue or engage in the conduct of a trade or business.

11.3 Funding Expenses of the Litigation Trust. In accordance with the Litigation Trust Agreement, upon the creation of the Litigation Trust, the Debtors or the Reorganized Debtors, as the case may be, shall transfer the Litigation Trust Funds to finance the operations of the Litigation Trust, which funding, subject to the Litigation Trust Fund Reserve Amount, shall be repaid to the holders of the Secured Working Capital Lender Claims from the first Cash received by the Litigation Trust. The Debtors, the Debtors in Possession and the Reorganized Debtors shall have no further obligation to provide any funding with respect to the Litigation Trust. After payment in full of the Litigation Trust Funds pursuant to the preceding sentence, any Cash received in respect of any Litigation Trust Assets (excluding the Litigation Trust Funds themselves) shall be first allocated to replenish the Litigation Trust Fund Reserve Amount prior to being distributed to holders of Litigation Trust Interests in accordance with the Plan and the Litigation Trust Agreement.

11.4 Transfer of Assets. The transfer of the Litigation Trust Assets to the Litigation Trust shall be made, as provided herein, for the benefit of the holders of Allowed Senior Notes Claims, Allowed Lender Deficiency Claims, and Allowed General Unsecured Claims. Immediately thereafter, on behalf of the holders of Allowed Senior Notes Claims, Allowed Lender Deficiency Claims, and Allowed General Unsecured Claims, the Debtors or the Reorganized Debtors, as the case may be, shall transfer such Litigation Trust Assets to the Litigation Trust in exchange for Litigation Trust Interests for the benefit of holders of Allowed Senior Notes Claims, Allowed Lender Deficiency Claims, and Allowed General Unsecured Claims in accordance with the Plan. Upon the transfer of the Litigation Trust Assets, the Debtors, the Debtors in Possession or the Reorganized Debtors, as the case may be, shall have no interest in or with respect to the Litigation Trust Assets or the Litigation Trust. Notwithstanding the foregoing, for purposes of section 553 of the Bankruptcy Code, the transfer of the Litigation Trust Assets to the Litigation Trust shall not affect the mutuality of obligations which otherwise may have existed prior to the effectuation of such transfer. To the extent that any Litigation Trust Assets cannot be transferred to the Litigation Trust because of a restriction on transferability under applicable non-bankruptcy law that is not superseded or preempted by section 1123 of the Bankruptcy Code or any other provision of the Bankruptcy Code, such Litigation Trust Assets shall be deemed to have been retained by the Reorganized Debtors or the Contributing Lenders, as applicable, and the Litigation Trustee shall be deemed to have been designated as a representative of the Reorganized Debtors or the Contributing Lenders, as applicable, pursuant to section 1123(b)(3)(B) of the Bankruptcy Code to enforce and pursue such Litigation Trust Assets on behalf of the Reorganized Debtors or the Contributing Lenders, as applicable. Notwithstanding the foregoing, all net proceeds of such Litigation Trust Assets shall be transferred to the Litigation Trust to be distributed to holders of the Secured Working Capital Lender Claims and holders of the Litigation Trust Interests consistent with the terms of this Plan and the Litigation Trust Agreement.

11.5 Valuation of Assets. As soon as possible after the creation of the Litigation Trust, but in no event later than 60 days thereafter, the Litigation Trust Board shall inform, in writing, the Litigation Trustee of the value of the assets transferred to the Litigation Trust, based on the good faith determination of the Litigation Trust Board, and the Litigation Trustee shall apprise, in writing, the beneficiaries of the Litigation Trust and the holders of the Secured Working Capital Lender Claims of such valuation. The valuation shall be used consistently by all parties (including the Debtors, the Reorganized Debtors, the Litigation Trustee, and the beneficiaries of the Litigation Trust) for all federal income tax purposes.

11.6 Litigation; Responsibilities of Litigation Trustee.

(a) The Litigation Trustee, upon direction by the Litigation Trust Board and in the exercise of their collective reasonable business judgment, shall, in an expeditious but orderly manner, liquidate and convert to Cash the assets of the Litigation Trust, make timely distributions, and not unduly prolong the duration of the Litigation Trust. The liquidation of the Litigation Trust Assets may be accomplished either through the prosecution, compromise and settlement, abandonment, or dismissal of any or all claims, rights, or causes of action, or otherwise. The Litigation Trustee, upon direction by the Litigation Trust Board, shall have the absolute right to pursue or not to pursue any and all Litigation Trust Assets as it determines is in the best interests of the beneficiaries of the Litigation Trust, and consistent with the purposes of the Litigation Trust, and shall have no liability for the outcome of its decision except for any damages caused by willful misconduct or gross negligence. The Litigation Trustee may incur any reasonable and necessary expenses in liquidating and converting the Litigation Trust Assets to Cash and shall be reimbursed in accordance with the provisions of the Litigation Trust Agreement.

(b) No later than fifteen (15) days prior to the date the hearing to confirm the Plan is commenced, the Litigation Trustee shall be selected by the Creditors’ Committee and the Lender Steering Committee, named in the Confirmation Order or in the Litigation Trust Agreement, and have the power to (i) prosecute for the benefit of the Litigation Trust all Claims, rights, and Causes of Action transferred to the Litigation Trust (whether such suits are brought in the name of the Litigation Trust or otherwise) and (ii) otherwise perform the functions and take the actions provided for or permitted herein or in any other agreement executed by the Litigation Trustee pursuant to the Plan. Any and all proceeds generated from the Litigation Trust Assets shall be the property of the Litigation Trust.

11.7 Investment Powers. The right and power of the Litigation Trustee to invest assets transferred to the Litigation Trust, the proceeds thereof, or any income earned by the Litigation Trust shall be limited to the right and power to invest such assets (pending periodic distributions in accordance with Section 11.8 of this Plan) only in Cash and Government securities as defined in section 2(a)(16) of the Investment Company Act of 1940, as amended; provided, however, that (a) the scope of any such permissible investments shall be further limited to include only those investments that a liquidating trust, within the meaning of Treasury Regulation Section 301.7701-4(d), may be permitted to hold, pursuant to the Treasury Regulations, or any modification in the IRS guidelines, whether set forth in IRS rulings, other IRS pronouncements, or otherwise, and (b) the Litigation Trustee may expend the assets of the Litigation Trust (i) as reasonably necessary to meet contingent liabilities and maintain the value of the assets of the Litigation Trust during liquidation, (ii) to pay reasonable administrative expenses (including, but not limited to, any taxes imposed on the Litigation Trust or reasonable fees and expenses in connection with litigation), and (iii) to satisfy other liabilities incurred or assumed by the Litigation Trust (or to which the assets are otherwise subject) in accordance with the Plan or the Litigation Trust Agreement.

11.8 Annual Distribution; Withholding. The Litigation Trustee shall distribute at least semi-annually to the holders of the Secured Working Capital Lender Claims until the Litigation Trust Funds have been repaid and thereafter to the holders of the Litigation Trust Interests, all net Cash income plus all net Cash proceeds from the liquidation of the Litigation Trust Assets (including as Cash for this purpose, all Cash Equivalents); provided, however, that the Litigation Trust may retain such amounts (i) as are reasonably necessary to meet contingent liabilities and to maintain the value of the assets of the Litigation Trust during liquidation, (ii) to pay reasonable administrative expenses (including any taxes imposed on the Litigation Trust or in respect of the assets of the Litigation Trust), (iii) to satisfy other liabilities incurred or assumed by the Litigation Trust (or to which the assets are otherwise subject) in accordance with the Plan or the Litigation Trust Agreement, and (iv) as determined by the Litigation Trust Board, to fund the operations of the Litigation Trust. All such distributions to be made under the Litigation Trust Agreement shall be made to the Disbursing Agent who shall distribute them to the holders of the Secured Working Capital Lenders Claims until the Litigation Trust Funds have been repaid and thereafter to the holders of the Litigation Trust Interests based on the number of Litigation Trust Interests held by a holder compared with the aggregate number of Litigation Trust Interests outstanding, in each case subject to the terms of the Plan and the Litigation Trust Agreement. The Litigation Trustee may withhold from amounts distributable to any Person any and all amounts, determined in the Litigation Trustee’s reasonable sole discretion, to be required to be withheld by any law, regulation, rule, ruling, directive, or other governmental requirement.

11.9 Reporting Duties.

(a) Federal Income Tax Treatment of the Litigation Trust.

(i) Litigation Trust Assets Treated as Owned by Creditors. For all federal income tax purposes, all parties (including, without limitation, the Debtors, the Reorganized Debtors, the Litigation Trustee, and the beneficiaries of the Litigation Trust) shall treat the transfer of the Litigation Trust Assets to the Litigation Trust for the benefit of the beneficiaries of the Litigation Trust, whether their Claims are Allowed on or after the Effective Date, as (a) a transfer of the Litigation Trust Assets directly to those holders of Allowed Claims receiving Litigation Trust Interests (other than to the extent allocable to Disputed Claims), followed by (b) the transfer by such Persons to the Litigation Trust of the Litigation Trust Assets in exchange for beneficial interests in the Litigation Trust (and in respect of the Litigation Trust Assets allocable to the Disputed Claims Reserve, as a transfer to the Disputed Claims Reserve). Accordingly, those holders of Allowed Claims receiving Litigation Trust Interests shall be treated for federal income tax purposes as the grantors and owners of their respective shares of the Litigation Trust Assets. The foregoing treatment also shall apply, to the extent permitted by applicable law, for state and local income tax purposes.

(ii) Tax Reporting.

(1) The Litigation Trustee shall file returns for the Litigation Trust as a grantor trust pursuant to Treasury Regulation section 1.671-4(a) and in accordance with this Section 11.9(a)(ii). The Litigation Trustee also shall annually send to each holder of a Secured Working Capital Lender Claim or holder of a Litigation Trust Interest a separate statement setting forth the holder’s share of items of income, gain, loss, deduction, or credit and will instruct all such holders to report such items on their federal income tax returns. The Litigation Trustee also shall file (or cause to be filed) any other statements, returns, or disclosures relating to the Litigation Trust that are required by any governmental unit.

(2) As soon as possible after the Effective Date, the Litigation Trustee shall make the valuation of the Litigation Trust Assets prepared by the Litigation Trust Board under Section 11.5 hereof available from time to time, to the extent relevant, and such valuation shall be used consistently by all parties (including, without limitation, the Debtors, the Reorganized Debtors, the Litigation Trustee, and the beneficiaries of the Litigation Trust) for all federal income tax purposes.

(3) Allocations of Litigation Trust taxable income among the holders of the Secured Working Capital Lender Claims or the holders of the Litigation Trust Interests shall be determined by reference to the manner in which an amount of Cash equal to such taxable income would be distributed (without regard to any restrictions on distributions described herein) if, immediately prior to such deemed distribution, the Litigation Trust had distributed all of its other assets (valued at their tax book value) to the holders of the Secured Working Capital Lender Claims or the holders of the Litigation Trust Interests, in each case up to the tax book value of the assets treated as contributed by such holders, adjusted for prior taxable income and loss and taking into account all prior and concurrent distributions from the Litigation Trust. Similarly, taxable loss of the Litigation Trust shall be allocated by reference to the manner in which an economic loss would be borne immediately after a liquidating distribution of the remaining Litigation Trust Assets. The tax book value of the Litigation Trust Assets for this purpose shall equal their fair market value on the Effective Date, adjusted in accordance with tax accounting principles prescribed by the Tax Code, and applicable tax regulations, and other applicable administrative and judicial authorities and pronouncements.

(4) The Litigation Trustee shall be responsible for payments, out of the Litigation Trust Assets, of any taxes imposed on the Litigation Trust or its assets.

(5) The Litigation Trustee may request an expedited determination of taxes of the Litigation Trust under section 505(b) of the Bankruptcy Code for all returns filed for, or on behalf of, the Litigation Trust for all taxable periods through the dissolution of the Litigation Trust.

11.10 Trust Implementation. On the Effective Date, the Litigation Trust shall be established and become effective for the benefit of the holders of Allowed Senior Notes Claims, Allowed Lender Deficiency Claims, and Allowed General Unsecured Claims. The Litigation Trust Agreement shall be included in the Plan Supplement and shall contain provisions similar to those contained in trust agreements utilized in comparable circumstances, including, but not limited to, any and all provisions necessary to ensure the continued treatment of the Litigation Trust as a grantor trust for federal income tax purposes. All parties (including the Debtors or the

Reorganized Debtors, as the case may be, the Litigation Trustee, and holders of Allowed Senior Notes Claims, Allowed Lender Deficiency Claims, and Allowed General Unsecured Claims) shall execute any documents or other instruments as necessary to cause title to the applicable assets to be transferred to the Litigation Trust.

11.11 Registry of Beneficial Interests. The Litigation Trustee shall maintain a registry of the holders of the Secured Working Capital Lender Claims and the holders of Litigation Trust Interests. The Litigation Trust Interests may not be transferred or assigned, except by operation of law or by will or the laws of descent and distribution.

11.12 Termination. The Litigation Trust shall terminate no later than the fifth (5th) anniversary of the Effective Date; provided, however, that, on or prior to the date that is ninety (90) days prior to such termination, the Bankruptcy Court, upon motion by a party in interest, may extend the term of the Litigation Trust if it is necessary to the liquidation of the Litigation Trust Assets. Notwithstanding the foregoing, multiple extensions can be obtained so long as Bankruptcy Court approval is obtained at least 90 days prior to the expiration of each extended term; provided, however, that in no event shall the term of the Litigation Trust extend past the tenth anniversary of the Effective Date.

11.13 Net Litigation Trust Recovery. Notwithstanding anything contained herein to the contrary, in the event that a defendant in a litigation brought by the Litigation Trustee for and on behalf of the Litigation Trust (i) is required by a Final Order to make payment to the Litigation Trust (the “Judgment Amount”) and (ii) is permitted by a Final Order to assert a right of setoff under sections 553, 555, 556, 559, 560, and 561 of the Bankruptcy Code or applicable non-bankruptcy law against the Judgment Amount (a “Valid Setoff”), (y) such defendant shall be obligated to pay only the excess, if any, of the amount of the Judgment Amount over the Valid Setoff and (z) none of the Litigation Trust or the holders or beneficiaries of the Litigation Trust Interests shall be entitled to assert a claim against the Debtors or the Reorganized Debtors with respect to the Valid Setoff.

ARTICLE XII

PROVISIONS FOR THE ESTABLISHMENT AND MAINTENANCE OF

DISBURSEMENT ACCOUNT(S)

12.1 Establishment of Disbursement Account(s). On or prior to the Effective Date, the Debtors or the Reorganized Debtors, as the case may be, shall establish one or more segregated bank accounts in the name of the Disbursing Agent under the Plan, which accounts shall be trust accounts for the benefit of Creditors and holders of Claims pursuant to the Plan and utilized solely for the investment and distribution of Plan Cash and for distributions received from the Litigation Trust (in respect of the Litigation Trust Funds or otherwise) by the Disbursing Agent for further distribution to holders of Allowed Secured Working Capital Lender Claims and Litigation Trust Interests, in each case consistent with the terms and conditions of the Plan. On or prior to the Effective Date, and periodically to the extent received thereafter, the Debtors or Reorganized Debtors shall deposit into such Disbursement Account(s) all Plan Cash and Cash subsequently received and to be distributed pursuant to Section 5.4(b)(y) or 5.5(b)(y) of this Plan. The Debtors shall hold in a separate Disbursement Account any Cash reserved to pay (i) any Administrative Expense Claims (including, without duplication, Twenty-Day Claims), (ii) any Professional Compensation and Reimbursement Claims and (iii) the portion of any Priority Non-Tax Claims and Priority Tax Claims not paid on the Effective Date; the Cash held in such Disbursement Account shall not be subject to any rights of set-off by the Disbursing Agent.

12.2 Maintenance of Disbursement Account(s). The Reorganized Debtors shall invest Cash in Disbursement Account(s) in Cash Equivalents; provided, however, that sufficient liquidity shall be maintained in such account or accounts to (a) make promptly when due all payments upon Disputed Claims if, as, and when they become Allowed Claims and (b) make promptly when due the other payments provided for in the Plan.

12.3 Establishment of Producer Disbursement Account(s). On or prior to the Effective Date, the Producer Representative shall establish one or more segregated bank accounts in the name of the Producer Representative under the Plan, which accounts shall be trust accounts for the benefit of First Purchaser Producers who hold Claims pursuant to the Plan and utilized solely for the investment and distribution of funds transferred to the Producer Representative pursuant to Section 3.1 of the Plan for further distribution to holders of Allowed First Purchaser Producer Twenty-Day Claims and Allowed First Purchaser Producer Secured Claims, and the others entitled to distributions from the Producer Representative under Section 3.1 of the Plan, in each case consistent with the terms and conditions of the Plan. The Producer Representative shall hold in a separate account any Cash reserved to pay (i) any First Purchaser Producer Twenty-Day Claims and (ii) First Purchaser Producer Secured Claims not paid on the Effective Date. Notwithstanding anything to the contrary in this Plan, Section 10.4(d) shall not apply to any account established pursuant to this Section 12.3, and all income taxes payable with respect to such account shall be paid solely out of such account.

ARTICLE XIII

PROVISIONS REGARDING DISTRIBUTIONS UNDER THE PLAN

13.1 Time and Manner of Distributions. Distributions under the Plan shall be made as follows:

(a) Initial Distributions of Cash. On or as soon as practicable after the Effective Date, the Disbursing Agent shall distribute, or cause to be distributed (i) to the Producer Representative as provided in Section 3.1 hereof on behalf of holders of Disputed and Allowed First Purchaser Producer Twenty-Day Claims and Disputed and Allowed Secured First Purchaser Producer Claims, (ii) to the Disputed Claims Reserve on behalf of holders of Disputed Claims, (iii) to each holder of Allowed Priority Non-Tax Claims, Allowed Secured Tax Claims, Allowed Secured Lender Claims, and Allowed Other Secured Claims and (iv) to each Settling Party, such Creditor’s share, if any, of Cash as determined pursuant to the Plan.

(b) Subsequent Distributions of Cash. On the first (1st) Business Day that is after the close of two (2) full calendar quarters following the date of the initial Effective Date distributions and, thereafter, on each first (1st) Business Day following the close of two (2) full calendar quarters, the Disbursing Agent shall distribute, or cause to be distributed, to the Disputed Claims Reserve on behalf of holders of Disputed Claims, and to each holder of Allowed Priority Non-Tax Claims, Allowed Secured Tax Claims, Allowed Secured Lender Claims and Allowed Other Secured Claims and to each Settling Party, an amount equal to such Creditor’s share, if any, of Cash as determined pursuant to the Plan, until such time as there is no longer any potential Cash.

(c) Distributions of New Common Stock and Warrants. Notwithstanding anything contained herein to the contrary, commencing on or as soon as practicable after the Effective Date, the Disbursing Agent shall commence distributions, or cause to be distributed, to the Disputed Claims Reserve on behalf of holders of Disputed Claims, and to each holder of Allowed Secured Lender Claims, Allowed Senior Notes Claims, Allowed Lender Deficiency Claims, and Allowed General Unsecured Claims, an amount equal to such Creditor’s share, if any, of New Common Stock and Warrants, as determined pursuant to the Plan, and semi-annually thereafter until such time as there is no longer any potential New Common Stock and Warrants to distribute; provided, however, that during the period of retention of the New Common Stock and the Warrants, the Disbursing Agent shall distribute, or cause to be distributed, to the Disputed Claims Reserve on behalf of holders of Disputed Claims, and to each holder of Allowed Secured Lender Claims, Allowed Senior Notes Claims, Allowed Lender Deficiency Claims, and Allowed General Unsecured Claims, an amount equal to such Creditor’s share, if any, of dividends declared and distributed with respect to the New Common Stock and the Warrants; and, provided, further, that until such time as all Disputed Claims have been resolved by Final Order, in whole or in part, the Disbursing Agent shall hold in reserve at least one percent (1%) of the New Common Stock and the Warrants to be distributed in accordance with Article IV of the Plan. The Class A New Common Stock and the Class B New Common Stock shall be identical in all respects, except that the Class B New Common Stock shall not be eligible for trading on a national securities exchange or a national market system. The Class B New Common Stock shall convert automatically into Class A New Common Stock upon the transfer of such stock to an Entity which is permitted to hold margin securities or at the request of the holder.

(d) Distributions of Second Lien Term Loan Interests. The Disbursing Agent shall distribute to each holder of an Allowed Secured Lender Claim, such Creditor’s share, if any, of Second Lien Term Loan Interests as determined pursuant to Article IV hereof.

(e) Distributions of the Litigation Trust Interests. The Disbursing Agent shall commence distributions, or cause to be distributed, to the Disputed Claims Reserve on behalf of holders of Disputed Claims, and to each holder of Allowed Senior Notes Claims, Allowed Lender Deficiency Claims, and Allowed General Unsecured Claims, such Creditor’s share, if any, of Litigation Trust Interests as determined pursuant to Article IV hereof, and semi-annually thereafter until such time as there are no longer any Litigation Trust Interests to distribute. All Litigation Trust Interests shall be deemed to have been issued as of the Effective Date, whether or not held in reserve.

(f) Distributions from the Litigation Trust. The Litigation Trustee shall pay all distributions to be made under the Litigation Trust to the Prepetition Administrative Agent to repay the Litigation Trust Funds to the holders of Allowed Secured Working Capital Lender Claims and/or in respect of the Litigation Trust Interests to the Disbursing Agent. Promptly after receipt of any such distribution (x) in respect of the repayment of the Litigation Trust Funds, the Prepetition Administrative Agent shall distribute the same to the holders of Allowed Secured Working Capital Lender Claims (or to the Disputed Claims Reserve on behalf of holders of Disputed Claims that are Secured Working Capital Lender Claims) and (y) in respect of distributions to holders of the Litigation Trust Interests, the Disbursing Agent shall distribute the same to the holders of the Litigation Trust Interests, in each case in accordance with this Plan; provided, however, that any Prepetition Lender or holder of a Swap Claim who did not vote to accept the Plan shall not be entitled to receive any distributions until it has executed a Contributing Lender Assignment.

13.2 Timeliness of Payments. Any payments or distributions to be made pursuant to the Plan shall be deemed to be made timely if made within thirty (30) days after the dates specified in the Plan. Whenever any distribution to be made under this Plan shall be due on a day other than a Business Day, such distribution shall instead be made, without interest, on the immediately succeeding Business Day, and shall not be deemed to have been made on the date due.

13.3 Distributions by the Disbursing Agent. Except as provided in Section 13.1(f), all distributions under the Plan shall be made by the Disbursing Agent. All distributions made to the holders of the Secured Lender Claims shall be paid by the Disbursing Agent to the Prepetition Administrative Agent which shall make all distributions to the holders of the Secured Lender Claims. All distributions made to the Producers (other than distributions with respect to Unsecured First Purchaser Producer Claims which are provided for in Section 5.10) shall be paid by the Disbursing Agent to the Producer Representative who shall make all distributions (other than distributions with respect to Unsecured First Purchaser Producer Claims which are provided for in Section 5.10) to the Producers. All distributions made to the holders of the Senior Notes Claims shall be paid by the Disbursing Agent to the Indenture Trustee which shall make all distributions to the holders of the Senior Notes Claims. The Disbursing Agent and, as applicable, the Producer Representative, shall be deemed to hold all property to be distributed hereunder in trust for the Persons entitled to receive the same. The Disbursing Agent, and as applicable, the Producer Representative, shall not hold an economic or beneficial interest in such property.

13.4 Manner of Payment under the Plan. Unless the Entity receiving a payment agrees otherwise, any payment in Cash to be made by the Disbursing Agent shall be made, at the election of the Disbursing Agent, by check drawn on a domestic bank or by wire transfer from a domestic bank; provided, however, that no Cash payments shall be made to a holder of an Allowed Claim until such time as the amount payable thereto is equal to or greater than Ten Dollars ($10.00); provided, further, that all payments in Cash to the Prepetition Administrative Agent shall be made by wire transfer.

13.5 Delivery of Distributions. Subject to the provisions of Bankruptcy Rule 9010, distributions and deliveries to holders of Allowed Claims shall be made at the address of such holders as set forth on the Schedules filed with the Bankruptcy Court unless superseded by the address set forth on proofs of claim filed by such holders, or at the last known address of such holders if no proof of claim is filed or if the Debtors have been notified in writing of a change of address.

13.6 Fractional New Common Stock / Warrants. No fractional shares of New Common Stock or Warrants shall be issued. Fractional shares of New Common Stock and Warrants shall be rounded to the next greater or next lower number of shares in accordance with the following method: (a) fractions of one-half (1/2) or greater shall be rounded to the next higher whole number and (b) fractions of less than one-half (1/2) shall be rounded to the next lower whole number. The total number of shares or interests of New Common Stock and Warrants to be distributed to a Class hereunder shall be adjusted as necessary to account for the rounding provided for in this Section 13.6.

13.7 Undeliverable Distributions.

(a) Holding of Undeliverable Distributions. If any distribution to any holder is returned to the Reorganized Debtors or, as applicable, the Prepetition Administrative Agent or the Producer Representative, as undeliverable, no further distributions shall be made to such holder unless and until the Reorganized Debtors or, as applicable, the Prepetition Administrative Agent or the Producer Representative, are notified, in writing, of such holder’s then-current address. Undeliverable distributions shall remain in the possession of the Reorganized Debtors until such time as a distribution becomes deliverable. All Entities ultimately receiving undeliverable Cash shall not be entitled to any interest or other accruals of any kind. Nothing contained in the Plan shall require the Reorganized Debtors or, as applicable, the Prepetition Administrative Agent or the Producer Representative, to attempt to locate any holder of an Allowed Claim.

(b) Failure to Claim Undeliverable Distributions. Any holder of an Allowed Claim that does not assert its rights pursuant to the Plan to receive a distribution within five (5) years from and after the Effective Date shall have its entitlement to such undeliverable distribution discharged and shall be forever barred from asserting any entitlement pursuant to the Plan against the Reorganized Debtors or, as applicable, the Prepetition Administrative Agent or the Producer Representative, or their respective property. In such case, any consideration held for distribution on account of such Claim shall revert to the Reorganized Debtors.

13.8 Time Bar to Cash Payments. Checks issued by the Disbursing Agent or, as applicable, the Prepetition Administrative Agent or the Producer Representative, on account of Allowed Claims shall be null and void if not negotiated within 180 days from and after the date of issuance thereof. Requests for re-issuance of any check shall be made directly to the Disbursing Agent or, as applicable, the Prepetition Administrative Agent or the Producer Representative, by the holder of the Allowed Claim with respect to which such check originally was issued. Any claim in respect of such a voided check shall be made on or before the later of (a) the fifth (5th) anniversary of the Effective Date or (b) 180 days after the date of issuance of such check, if such check represents a final distribution hereunder on account of such Claim. After such date, all Claims in respect of voided checks shall be discharged and forever barred and the Reorganized Debtors or the Producer Representative, as applicable, shall retain all monies related thereto.

13.9 Distributions After Effective Date. Distributions made after the Effective Date to holders of Claims that are not Allowed Claims as of the Effective Date, but which later become Allowed Claims, shall be deemed to have been made in accordance with the terms and provisions of Section 13.1 of the Plan.

13.10 Setoffs. Other than with respect to Claims of the Prepetition Lenders, the Postpetition Financing Claims, and the Senior Notes Claims (as to which any and all rights of setoff or recoupment have been waived), the Reorganized Debtors may, pursuant to applicable non-bankruptcy law, set off against any Allowed Claim and the distributions to be made pursuant to the Plan on account thereof (before any distribution is made on account of such Claim), the claims, rights, and causes of action of any nature the Debtors or the Reorganized Debtors may hold against the holder of such Allowed Claim; provided, however, that neither the failure to effect such a setoff nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtors, the Debtors in Possession, the Reorganized Debtors, or the Litigation Trustee of any such claims, rights, and causes of action that the Debtors, the Debtors in Possession, or the Reorganized Debtors or the Litigation Trustee may possess against such holder, and; provided, further, that, unless otherwise provided by order of the Bankruptcy Court, nothing contained in the Plan is intended to limit the ability of any Creditor to effectuate rights of setoff or recoupment preserved or permitted by the provisions of sections 553, 555, 556, 559, 560, or 561 of the Bankruptcy Code or pursuant to the common law right of recoupment.

13.11 Allocation of Plan Distributions Between Principal and Interest. To the extent that any Allowed Claim entitled to a distribution under the Plan is comprised of indebtedness and accrued but unpaid interest thereon, such distribution shall be allocated first to the principal amount of the Claim (as determined for federal income tax purposes) and then, to the extent the consideration exceeds the principal amount of the Claim, to accrued but unpaid interest.

13.12 Record Date. With respect to all holders of Claims against the Debtors in Classes 1 through 148 and Classes 175 through 226, the Record Date shall be the date for the purposes of determining the holders of Allowed Claims entitled to receive distributions pursuant to the Plan and the claims register shall be closed on the Record Date. The Debtors and the Reorganized Debtors shall have no obligation to recognize any transfer of any Claims occurring after 5:00 p.m. (prevailing Eastern Time) on the Record Date with respect to such Classes.

13.13 Senior Notes Indenture Trustee as Claim Holder. Consistent with Bankruptcy Rule 3003(c), the Debtors shall recognize the master proof of claim (Claim No. 2614) filed by the Senior Notes Indenture Trustee in respect of the Senior Notes Claims. Accordingly, any proof of claim filed by a holder of a Senior Notes Claim may be disallowed as duplicative of the Senior Notes Indenture Trustee master proof of claim, without further action or Bankruptcy Court order.

13.14 Limited Recoveries. Notwithstanding anything contained herein to the contrary, in the event that the sum of distributions from Plan Currency, including distributions from Litigation Trust Interests and distributions under the Canadian Plans, are equal to or in excess of one hundred percent (100%) of any holder’s Allowed Claim, then distributions from the Litigation Trust to be distributed to such holder in excess of such one hundred percent (100%) shall be deemed redistributed to holders of Litigation Trust Interests for and on behalf of holders of other Litigation Trust Interests and accordingly shall be distributed in accordance with the provisions of the documents, instruments and agreements governing such Litigation Trust Interests and the Bankruptcy Code.

ARTICLE XIV

RIGHTS AND POWERS OF DISBURSING AGENT

14.1 Powers of the Disbursing Agent. The Disbursing Agent shall be empowered to (a) take all steps and execute all instruments and documents necessary to effectuate the Plan, (b) make distributions contemplated by the Plan, (c) comply with the Plan and the obligations hereunder, (d) file all tax returns and pay taxes in connection with the reserves created pursuant to the Plan, and (e) exercise such other powers as may be vested in the Disbursing Agent pursuant to order of the Bankruptcy Court, pursuant to the Plan, or as deemed by the Disbursing Agent to be necessary and proper to implement the provisions of the Plan.

14.2 Fees and Expenses Incurred From and After the Effective Date. Except as otherwise ordered by the Bankruptcy Court, the amount of any reasonable fees and expenses incurred by the Disbursing Agent from and after the Effective Date, including, without limitation, reasonable fees and expenses of counsel, shall be paid in Cash by the Reorganized Debtors without further order of the Bankruptcy Court within twenty (20) days of receipt of an invoice by the Reorganized Debtors. In the event that the Reorganized Debtors object to the payment of such invoice for post-Effective Date fees and expenses, in whole or in part, and the parties cannot resolve such objection after good faith negotiation, the Bankruptcy Court shall retain jurisdiction to make a determination as to the extent to which the invoice shall be paid by the Reorganized Debtors.

14.3 Exculpation. From and after the Effective Date, the Disbursing Agent shall be exculpated by all Persons and Entities, including, without limitation, holders of Claims and Equity Interests and other parties in interest, from any and all Claims, Causes of Action, and other assertions of liability arising out of the discharge of the powers and duties conferred upon such Disbursing Agent by the Plan or any order of the Bankruptcy Court entered pursuant to or in furtherance of the Plan, or applicable law, except for actions or omissions to act arising out of the gross negligence or willful misconduct of such Disbursing Agent. No holder of a Claim or an Equity Interest or other party in interest shall have or pursue any Claim or Cause of Action against the Disbursing Agent for making payments in accordance with the Plan or for implementing the provisions of the Plan.

ARTICLE XV

RIGHTS AND POWERS OF PRODUCER REPRESENTATIVE AND THE

PREPETITION ADMINISTRATIVE AGENT

15.1 Powers of the Producer Representative and the Prepetition Administrative Agent. The Producer Representative and the Prepetition Administrative Agent shall be empowered to (a) take all steps and execute all instruments and documents necessary to effectuate the Plan, (b) make distributions contemplated by the Plan, (c) comply with the Plan and the obligations hereunder, (d) file all tax returns and pay taxes in connection with the reserves created pursuant to the Plan, and (e) exercise such other powers as may be vested in the Producer Representative or the Prepetition Administrative Agent pursuant to order of the Bankruptcy Court, pursuant to the Plan, or as deemed by the Producer Representative to be necessary and proper to implement the provisions of the Plan.

15.2 Exculpation. From and after the Effective Date, the Producer Representative and the Prepetition Administrative Agent shall be exculpated by all Persons and Entities, including, without limitation, holders of Claims and Equity Interests and other parties in interest, from any and all Claims, Causes of Action, and other assertions of liability arising out of the discharge of the powers and duties conferred upon the Producer Representative or the Prepetition Administrative Agent by the Plan or any order of the Bankruptcy Court entered pursuant to or in furtherance of the Plan, or applicable law, except for actions or omissions to act arising out of the gross negligence or willful misconduct of the Producer Representative or the Prepetition Administrative Agent. No holder of a Claim or an Equity Interest or other party in interest shall have or pursue any Claim or Cause of Action against the Producer Representative or the Prepetition Administrative Agent for making payments in accordance with the Plan or for implementing the provisions of the Plan.

ARTICLE XVI

EXECUTORY CONTRACTS AND UNEXPIRED LEASES

16.1 Assumption or Rejection of Executory Contracts and Unexpired Leases. Pursuant to sections 365(a) and 1123(b)(2) of the Bankruptcy Code, all executory contracts and unexpired leases that exist between the Debtors and any Person or Entity shall be deemed rejected by the Debtors, as of the Effective Date, except for any executory contract or unexpired lease (i) that has been assumed pursuant to an order of the Bankruptcy Court entered prior to the Effective Date and for which the motion was filed prior to the Confirmation Date, (ii) as to which a motion for approval of the assumption of such executory contract or unexpired lease has been filed and served prior to the Confirmation Date, or (iii) that is specifically designated as a contract or lease to be assumed on Schedule 1(A) (executory contracts) or Schedule 1(B) (unexpired leases), which Schedules shall be contained in the Plan Supplement; provided, however, that the Debtors reserve the right, on or prior to the Confirmation Date, to amend Schedules 1(A) and 1(B) to delete any executory contract or unexpired lease therefrom or add any executory contract or unexpired lease thereto, in which event such executory contract(s) or unexpired lease(s) shall be deemed to be, respectively, assumed or rejected. The Debtors shall provide notice of any amendments to Schedules 1(A) and 1(B) to the parties to the executory contracts and unexpired leases affected thereby. The listing of a document on Schedule 1(A) or 1(B) shall not constitute an admission by the Debtors that such document is an executory contract or an unexpired lease or that the Debtors have any liability thereunder.

16.2 Approval of Assumption or Rejection of Executory Contracts and Unexpired Leases. Entry of the Confirmation Order shall, subject to and upon the occurrence of the Effective Date, constitute (i) the approval, pursuant to sections 365(a) and 1123(b)(2) of the Bankruptcy Code, of the rejection of the executory contracts and unexpired leases rejected pursuant to Section 16.1 of this Plan,

(ii) the extension of time, pursuant to section 365(d)(4) of the Bankruptcy Code, within which the Debtors may assume, assume and assign, or reject the unexpired leases specified in Section 16.1 of this Plan through the date of entry of an order approving the assumption, assumption and assignment, or rejection of such unexpired leases, and (iii) the approval, pursuant to sections 365(a) and 1123(b)(2) of the Bankruptcy Code, of the assumption of the executory contracts and unexpired leases assumed pursuant to Section 16.1 of this Plan.

16.3 Inclusiveness. Unless otherwise specified on Schedules 1(A) and 1(B), each executory contract and unexpired lease listed or to be listed on Schedules 1(A) and 1(B) shall include modifications, amendments, supplements, restatements, or other agreements made directly or indirectly by any agreement, instrument, or other document that in any manner affects such executory contract or unexpired lease, without regard to whether such agreement, instrument, or other document is listed on Schedules 1(A) and 1(B).

16.4 Cure of Defaults for Assumed Executory Contracts and Unexpired Leases. Except as may otherwise be agreed to by the parties, within thirty (30) days after the Effective Date, the Reorganized Debtors shall cure any and all undisputed defaults under any executory contract or unexpired lease assumed by the Debtors pursuant to the Plan, in accordance with section 365(b) of the Bankruptcy Code. All disputed defaults that are required to be cured shall be cured either within thirty (30) days of the entry of a Final Order determining the amount, if any, of the Reorganized Debtors’ liability with respect thereto, or as otherwise may be agreed to by the parties.

16.5 Bar Date for Filing Proofs of Claim Relating to Executory Contracts and Unexpired Leases Rejected Pursuant to the Plan. Claims arising out of the rejection of an executory contract or unexpired lease pursuant to Section 16.1 of the Plan must be filed with the Bankruptcy Court and served upon the Debtors (or, on and after the Effective Date, Reorganized Debtors) no later than thirty (30) days after the later of (i) notice of entry of an order approving the rejection of such executory contract or unexpired lease, (ii) notice of entry of the Confirmation Order, and (iii) notice of an amendment to Schedule 1(A) or 1(B). All such Claims not filed within such time will be forever barred from assertion against the Debtors and their estates or the Reorganized Debtors and their property.

16.6 Insurance Policies. Notwithstanding anything contained in the Plan to the contrary, unless subject to a motion for approval or rejection that has been filed and served prior to the Confirmation Date, all of the Debtors’ insurance policies and any agreements, documents or instruments relating thereto, shall be treated as executory contracts under the Plan and shall be assumed pursuant to the Plan, effective as of the Effective Date. Nothing contained in this Section 16.6 shall constitute or be deemed a waiver of any Cause of Action that the Debtors may hold against any Entity, including, without limitation, the insurer, under any of the Debtors’ insurance policies.

ARTICLE XVII

COMMITTEES, EXAMINER, AND FEE AUDITOR

17.1 Dissolution of Creditors’ Committee and Producers’ Committee. On the Effective Date, the Creditors’ Committee and the Producers’ Committee shall be dissolved and the members thereof and the professionals retained by the Creditors’ Committee and the Producers’ Committee in accordance with section 1103 of the Bankruptcy Code shall be released and discharged from their respective fiduciary obligations; provided, however, that the Creditors’ Committee shall not be dissolved for the following limited purposes: (i) seeking approval of any application of a Professional Compensation and Reimbursement Claim; (ii) objecting to any application of a Professional Compensation and Reimbursement Claim; and (iii) any appeals of the Confirmation Order; provided, further, that the Producers’ Committee shall not be dissolved for the limited purpose of prosecuting any application of a Professional Compensation and Reimbursement Claim submitted by the Producers’ Committee. All reasonable fees and expenses of members of the Lender Steering Committee, the reasonable fees and expenses of the Prepetition Administrative Agent’s professionals for post-Effective Date activities referred to in clauses (i), (ii) and (iii) of the preceding sentence, the reasonable fees and expenses of members of the Creditors’ Committee, the reasonable fees and expenses of the Creditors’ Committee’s professionals for post-Effective Date activities authorized under this Section 17.1 and the reasonable fees and expenses of the Producers’ Committee’s professionals for post-Effective Date activities authorized under this Section 17.1 shall be paid without further Bankruptcy Court approval upon the submission of invoices to the Reorganized Debtors. Following the Effective Date, none of the Creditors’ Committee’s professionals shall be precluded from representing any Entity acting for the Litigation Trust or other Entities created by this Plan, including, without limitation, the Litigation Trustee or the Litigation Trust.

17.2 Examiner. To the extent not discharged and released on or prior to the Confirmation Date, on the tenth (10th) day following the Confirmation Date, the Examiner and the professionals retained by the Examiner shall be released and discharged from their respective obligations outstanding pursuant to the Investigative Order. On or prior to the thirtieth (30th) day following the Confirmation Date, or such other date as shall be agreed upon, in writing, by the Examiner and the Debtors or the Reorganized Debtors, as the case may be, and except as (w) otherwise provided in Bankruptcy Court orders relating to the Termination Procedures Motion, (x) previously delivered, (y) otherwise available on a centralized, coded filing system available to the Debtors or (z) prohibited by any existing confidentiality order entered by the Bankruptcy Court or other confidentiality agreement executed by the Examiner, the Examiner shall deliver to the Reorganized Debtors and the Litigation Trustee (i) one copy of the report filed by the Examiner in the Chapter 11 Cases, (ii) all material cited in the footnotes of the report, (iii) any other materials and work product, including, without limitation, transcripts, interview memoranda, witness folders, expert reports and analyses, and transactional documents and summaries thereof, produced, developed, or compiled by the Examiner and his consultants and experts in connection with the Investigative Order, and (iv) a schedule of all materials which the Examiner is, or claims to be, precluded from delivering to the Debtors or the Litigation Trustee, in each case in connection with the Investigative Order. Notwithstanding the foregoing, nothing contained in the Plan is intended, nor shall it be deemed, to modify, affect, or amend the terms or provisions of Bankruptcy Court orders relating to the appointment of the Examiner or the Termination Procedures Motion.

17.3 Fee Auditor. To the extent not discharged and released on or prior to the Confirmation Date, on the tenth (10th) day following the entry of a Final Order in respect of the last of any outstanding fee applications, the Fee Auditor shall be released and discharged from its obligations outstanding pursuant to the Fee Auditor Order. The amount of any reasonable fees and expenses of the Fee Auditor incurred after the Effective Date shall be paid in Cash by the Reorganized Debtors without further order of the Bankruptcy Court within thirty (30) days of receipt of an invoice by the Reorganized Debtors. In the event that the Reorganized Debtors object to payment of such invoice for post-Effective Date fees and expenses, in whole or in part, and the parties cannot resolve such objection after good faith negotiation, the Bankruptcy Court shall retain jurisdiction to make a determination as to the extent to which the invoice shall be paid by the Reorganized Debtors.

ARTICLE XVIII

CONDITIONS PRECEDENT TO EFFECTIVE DATE OF THE PLAN;

IMPLEMENTATION PROVISIONS

18.1 Conditions Precedent to Effective Date of the Plan. The occurrence of the Effective Date and the substantial consummation of the Plan are subject to satisfaction of the following conditions precedent:

(a) Entry of the Confirmation Order. The Clerk of the Bankruptcy Court shall have entered the Confirmation Order in form and substance acceptable to the Debtors, the Lender Steering Committee, and the Creditors’ Committee and the effectiveness of which shall not have been stayed ten (10) days following the entry thereof.

(b) Producers’ Settlement Payments. (i) The sum of (A) the total payments with respect to the First Purchaser Producer Twenty-Day Claims plus (B) the total payments with respect to the Secured First Purchaser Producer Claims (including payments pursuant to Sections 3.1(c)(i), (ii), (iii) and (iv) of this Plan) shall not exceed $172.5 million in the aggregate. (ii) The sum of (A) the total payments with respect to the Other Twenty-Day Claims paid by the Debtors to the Settling Parties under the Other Twenty-Day Claims Settlement, or otherwise, plus (B) the total reserve funded by the Debtors with respect to Other Twenty-Day Claims held by Non-Settling Parties shall not exceed $154 million in the aggregate. (iii) The sum of (A) the amount of the total payments referred to in Section 18.1(b)(i) hereof plus (B) the amount of the total payments and reserves referred to in Section 18.1(b)(ii) hereof plus (C) the payment with respect to the Alon Claim shall not exceed $337 million in the aggregate.

(c) Adversary Proceedings. (i) The Producer Plaintiffs shall have voluntarily dismissed with prejudice the Producer State-Specific Adversary Proceedings with respect to the Debtors, the Prepetition Administrative Agent and the Prepetition Lenders by no later than the Effective Date. (ii) The parties to the Producer State-Specific Adversary Proceedings shall have filed papers, in a form acceptable to the Debtors and the Prepetition Administrative Agent, voluntarily dismissing with prejudice the Third Circuit Appeals by no later than the Effective Date. (iii) Each of the Producers named as plaintiffs in the Producer State-Specific Adversary Proceedings shall have voluntarily dismissed with prejudice the Other Proceedings to which it is a party with respect to the Debtors, the Prepetition Administrative Agent and the Prepetition Lenders and/or their affiliates, as applicable, by no later than the Effective Date.

(d) Twenty-Day Claims. The Debtors and the Prepetition Administrative Agent shall have voluntarily dismissed with prejudice all fact-based objections to First Purchaser Producer Twenty-Day Claims by no later than the Effective Date of the Plan; provided, however, that the Producers’ Committee or the Producer Representative is permitted to pursue the disputes regarding certain First Purchaser Producer Twenty-Day Claims that were set forth in the Notices filed by the Debtors on July 17, 2009.

(e) Other Producer-Related Litigation. Other than the legal and fact-based objections to the Other Twenty-Day Claims, all Producer-related litigation commenced in the Bankruptcy Court and to which the Debtors or the Prepetition Administrative Agent are currently parties shall have been voluntarily dismissed with prejudice as to the Debtors, the Prepetition Administrative Agent, and the Prepetition Lenders.

(f) Release of Restricted Cash. The Clerk of the Bankruptcy Court shall have entered an order, in form and substance acceptable to counsel for the Prepetition Administrative Agent and counsel for the Producers’ Committee, authorizing the release from escrow of the Restricted Cash for use to fund the Plan.

(g) Execution of Documents; Other Actions. All other actions and documents necessary to implement the Plan shall have been effected or executed and shall be reasonably acceptable to the Lender Steering Committee and the Creditors’ Committee.

(h) Consents Obtained. The Debtors shall have received all authorizations, consents, regulatory approvals, rulings, letters, no-action letters, opinions, or documents that are necessary to implement the Plan and that are required by law, regulation, or order.

(i) Exit Facility. An Exit Facility, the terms and conditions of which shall be reasonably satisfactory to the Debtors, the Lender Steering Committee, and the Creditors’ Committee, shall have been provided.

(j) Approval and Consummation of Certain Canadian Plans. The SemCAMS ULC Plan and the SemCanada Nova Scotia Plan shall have been approved and consummated concurrently with the effectiveness of the Plan and the aggregate amount of Canadian Distributions made on or prior to the Effective Date shall have been no less than $160 million.

(k) Litigation Trust. The Litigation Trust Agreement shall have been executed and all steps necessary to establish the Litigation Trust in accordance with and pursuant to the terms of the Plan shall have occurred in a manner reasonably satisfactory to the Lender Steering Committee and the Creditors’ Committee.

(l) New Securities. The New Common Stock and Warrants shall have been authorized in the amounts set forth in the Plan and on terms reasonably satisfactory to the Lender Steering Committee and the Creditors’ Committee.

18.2 Failure of Conditions Precedent. In the event that one or more of the conditions specified in Section 18.1 hereof have not occurred or been waived as permitted by Section 18.3 hereof on or before November 15, 2009, (i) the Confirmation Order shall be vacated, (ii) no distributions under the Plan shall be made, (iii) the Debtors and all holders of Claims and Equity Interests shall be restored to the status quo ante as of the day immediately preceding the Confirmation Date as though the Confirmation Date never occurred, and (iv) the Debtors’ obligations with respect to Claims and Equity Interests shall remain unchanged and nothing contained herein shall constitute or be deemed to be a waiver or release of any Claims or Equity Interests by or against the Debtors or any other person or to prejudice in any manner the rights of the Debtors or any person in any further proceedings involving the Debtors. For the avoidance of doubt, and notwithstanding anything in the Disclosure Statement or the Plan to the contrary, if the Plan is not confirmed or does not become effective, nothing in the Plan or the Disclosure Statement shall be construed as a waiver of any rights or Claims of the Debtors, the Lender Steering Committee, the Creditors’ Committee, the Producers’ Committee or the Producer Plaintiffs.

18.3 Waiver of Conditions Precedent. The Debtors, subject to receipt of consent of the Lender Steering Committee and the Creditors’ Committee, which consent shall not be unreasonably withheld, and to the extent not prohibited by applicable law, may waive one (1) or more of the conditions precedent to effectiveness of the Plan set forth in Section 18.1 hereof.

ARTICLE XIX

PROVISIONS REGARDING CORPORATE GOVERNANCE AND MANAGEMENT OF

THE REORGANIZED DEBTORS AND NEW HOLDCO

19.1 General. On the Effective Date, the management, control, and operation of the Reorganized Debtors and New Holdco shall become the general responsibility of the Board.

19.2 Directors and Officers of New Holdco.

(a) New Holdco Board. The initial Board shall be selected by a committee comprised of members of the Lender Steering Committee and the Creditors’ Committee and shall be disclosed not later than ten (10) days prior to the Confirmation Hearing. The Board shall consist of seven (7) directors, composed of (i) the Chief Executive Officer of New Holdco, (ii) five (5) directors nominated by the Lender Steering Committee, and (iii) one (1) director nominated by the Creditors’ Committee. A majority of the members of the Board shall be independent directors with knowledge of or experience in the Reorganized SemGroup Companies’ industry. Each of the members of the initial Board shall serve in accordance with applicable nonbankruptcy law and the New Holdco Certificate of Incorporation and New Holdco Bylaws, as the same may be amended from time to time.

(b) New Holdco Officers. The identity of the Persons who will serve as executive officers of New Holdco will be disclosed in the Plan Supplement if known by the date the Plan Supplement is filed.

19.3 Issuance of New Securities. The issuance of the following securities by New Holdco is hereby authorized without further act or action under applicable law, regulation, order, or rule:

(a) 41,400,000 shares of New Common Stock;

(b) 2,178,947 Warrants; and

(c) the Management Stock.

19.4 Listing of New Common Stock. New Holdco shall use commercially reasonable efforts to cause the shares of the Class A New Common Stock to be listed on a national securities exchange or market system for trading on or as soon as practicable after the Effective Date.

19.5 Management Incentive Plan. New Holdco shall, on the Effective Date, adopt the Management Incentive Plan for certain of its employees and Board members, pursuant to which such employees and Board members shall be eligible to receive Management Stock. The terms of the Management Incentive Plan shall be contained in the Plan Supplement.

ARTICLE XX

EFFECT OF CONFIRMATION

20.1 Title to and Vesting of Assets. On the Effective Date, pursuant to sections 1141(b) and (c) of the Bankruptcy Code, all property of the estates of the Debtors shall vest in the Reorganized Debtors or the Litigation Trust, as the case may be, free and clear of all Claims, Liens, encumbrances, and other interests, except as provided herein, and the Confirmation Order shall be a judicial determination of discharge of the liabilities of the Debtors and the Debtors in Possession except as provided in the Plan. From and after the Effective Date, the Reorganized Debtors may operate their businesses and may use, acquire, and dispose of property free and clear of any restrictions of the Bankruptcy Code or the Bankruptcy Rules and in all respects as if there were no pending cases under any chapter or provision of the Bankruptcy Code, except as provided herein.

20.2 Discharge of Claims and Termination of Equity Interests. Except as otherwise provided in the Plan or in the Confirmation Order, the rights afforded in the Plan and the payments and distributions to be made hereunder shall be in exchange for and in complete satisfaction and discharge of all existing debts and Claims other than the SemCanada Energy Claim, and shall terminate all Equity Interests, of any kind, nature, or description whatsoever, including any interest accrued on such Claims from and after the Petition Date, against or in the Debtors or any of their assets or properties to the fullest extent permitted by section 1141 of the Bankruptcy Code. Except as provided in the Plan, on the Effective Date, all existing Claims against the Debtors other than the SemCanada Energy Claim and Equity Interests in the Debtors, shall be, and shall be deemed to be satisfied and discharged, and all holders of Claims other than the SemCanada Energy Claim and Equity Interests shall be precluded and enjoined from asserting against the Reorganized Debtors or the Litigation Trust, or any of their respective assets or properties, any other or further Claim or Equity Interest based upon any act or omission, transaction, or other activity of any kind or nature that occurred prior to the Effective Date, whether or not such holder has filed a proof of Claim or proof of Equity Interest.

20.3 Discharge of Debtors. Upon the Effective Date and in consideration of the Distributions to be made hereunder, except as otherwise expressly provided herein, the Debtors shall be discharged of all Claims, Equity Interests, rights, and liabilities that arose prior to the Effective Date, to the fullest extent permitted by section 1141 of the Bankruptcy Code, other than the SemCanada Energy Claim. Upon the Effective Date, all Persons and Entities shall be forever precluded and enjoined, pursuant to section 524 of the Bankruptcy Code, from asserting against the Debtors, the Debtors in Possession, the Litigation Trust, or their respective successors or assigns, including, without limitation, the Reorganized Debtors, the Litigation Trust, or their respective asset properties or interests in property, any discharged Claim or Equity Interest in the Debtors, any other or further Claims, other than the SemCanada Energy Claim, based upon any act or omission, transaction, or other activity of any kind or nature that occurred prior to the Confirmation Date, whether or not the facts or legal bases therefore were known or existed prior to the Confirmation Date regardless of whether a proof of Claim or Equity Interest was filed, whether the holder thereof voted to accept or reject the Plan, or whether the Claim or Equity Interest is an Allowed Claim or an Allowed Equity Interest.

20.4 Injunction on Claims. Except as otherwise expressly provided in the Plan, the Confirmation Order, or such other order of the Bankruptcy Court that may be applicable, all Persons or Entities who have held, hold, or may hold Claims, or other debt or liability that is discharged or Equity Interests or other right of equity interest that is discharged pursuant to the Plan are permanently enjoined, from and after the Effective Date, from (a) commencing or continuing in any manner any action or other proceeding of any kind on any such Claim, or other debt or liability or Equity Interest or other right of equity interest that is terminated or cancelled pursuant to the Plan against the Debtors, the Debtors in Possession, or the Reorganized Debtors, the Debtors’ estates, or properties or interests in properties of the Debtors, the Reorganized Debtors, the Disbursing Agent, the Prepetition Administrative Agent, the Producer Representative or the Litigation Trust, (b) the enforcement, attachment, collection, or recovery by any manner or means of any judgment, award, decree, or order against the Debtors, the Debtors in Possession, or the Reorganized Debtors, the Debtors’ estates or properties, the Disbursing Agent, the Prepetition Administrative Agent, the Producer Representative, the Litigation Trust, or interests in properties of the Debtors, the Debtors in Possession, the Reorganized Debtors, or the Litigation Trust, (c) creating, perfecting, or enforcing any encumbrance of any kind against the Debtors, the Debtors in Possession, or the Reorganized Debtors, the Debtors’ estates or properties, the Disbursing Agent, the Prepetition Administrative Agent, the Producer Representative, the Litigation Trust, or interests in properties of the Debtors, the Debtors in Possession, the Reorganized Debtors, or the Litigation Trust, (d) except to the extent provided, permitted, or preserved by sections 553, 555, 556, 559, 560 or 561 of the Bankruptcy Code or pursuant to the common law right of recoupment, asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from the Debtors, the Debtors in Possession, or the Reorganized Debtors, the Debtors’ estates or properties, the Disbursing Agent, the Prepetition Administrative Agent, the Producer Representative, the Litigation Trust, or interests in properties of the Debtors, the Debtors in Possession, the Reorganized Debtors, or the Litigation Trust with respect to any such Claim or other debt or liability that is discharged or Equity Interest or other right of equity interest that is terminated or cancelled pursuant to the Plan, and

(e) taking any actions to interfere with the implementation or consummation of the Plan; provided, however, that such injunction shall not preclude the United States of America, any State, or any of their respective police or regulatory agencies from enforcing their police or regulatory powers; and, provided, further, that except in connection with a properly filed proof of claim, the foregoing proviso does not permit the United States of America, any state, or any of their respective police or regulatory agencies from obtaining any monetary recovery from the Debtors, the Debtors in Possession, or the Reorganized Debtors, or their respective property or interests in property with respect to any such Claim or other debt or liability that is discharged or Equity Interest or other right of equity interest that is terminated or cancelled pursuant to the Plan, including, without limitation, any monetary claim or penalty in furtherance of a police or regulatory power. Such injunction shall extend to all successors of the Debtors and Debtors in Possession, including the Litigation Trust, the Creditors’ Committee and its respective members, the Producers’ Committee and its respective members, the Lender Steering Committee and its respective members, the Prepetition Administrative Agent, the Postpetition Administrative Agent, the Disbursing Agent, the Producer Representative and the respective properties and interests in property of all of the foregoing; provided, however, that such injunction shall not extend to or protect members of the Creditors’ Committee, the Producers’ Committee, and the Lender Steering Committee, and their respective properties and interests in property for actions based upon acts outside the scope of service on the Creditors’ Committee, the Producers’ Committee, or the Lender Steering Committee, and is not intended, nor shall it be construed, to extend to the assertion, the commencement, or the prosecution of any claim or cause of action against any present or former member of the Creditors’ Committee, Producers’ Committee, or the Lender Steering Committee, and their respective properties and interests in property arising from or relating to such member’s pre-Petition Date acts or omissions or any current or former directors, officers, professionals, agents, financial advisors, underwriters, lenders, members of the Management Committee or auditors relating to acts or omissions occurring prior to the Petition Date.

20.5 Term of Existing Injunctions or Stays. Unless otherwise provided in the Plan, the Confirmation Order, or a separate order of the Bankruptcy Court, all injunctions or stays arising under or entered during the Chapter 11 Cases pursuant to sections 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the later of the Effective Date and the date indicated in such applicable order.

20.6 Exculpation. None of the Debtors, the Reorganized Debtors, the Lender Steering Committee and its members, the Prepetition Administrative Agent, the Postpetition Administrative Agent, the Creditors’ Committee and its members, the Producers’ Committee and its members, the Examiner (other than those functions defined by the Investigative Order), the Litigation Trustee, the Disbursing Agent, the Producer Representative and any of their respective directors, officers, employees, members, attorneys, consultants, advisors, and agents (but solely in their capacities as such), shall have or incur any liability to any holder of a Claim or Equity Interest of any other Entity for any act taken or omitted to be taken in connection with, related to, or arising out of, the Chapter 11 Cases, the formulation, preparation, dissemination, implementation, confirmation, approval, or administration of the Plan or any compromises or settlements contained therein, the Disclosure Statement related thereto, the property to be distributed under the Plan, or any contract, instrument, release, or other agreement or document provided for or contemplated in connection with the consummation of the transactions set forth in the Plan; provided, however, that the foregoing provisions of this Section 20.6 shall not affect the liability of (a) any Entity that otherwise would result from any such act or omission to the extent that such act or omission is determined in a Final Order to have constituted gross negligence or willful misconduct, including, without limitation, fraud and criminal misconduct, (b) the professionals of the Debtors, the Reorganized Debtors, the Lender Steering Committee, the Prepetition Administrative Agent, the Postpetition Administrative Agent, the Creditors’ Committee, the Producers’ Committee, the Examiner, the Litigation Trustee, the Producer Representative or the Disbursing Agent to their respective clients pursuant to applicable codes of professional conduct, (c) any of such Persons with respect to any act or omission prior to the Petition Date, except as otherwise expressly set forth elsewhere in the Plan or (d) any Entity with respect to their obligations pursuant to the Plan. Any of the foregoing parties in all respects shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan.

20.7 Preservation of Causes of Action / Reservation of Rights.

(a) Except with respect to Released Actions, nothing contained in the Plan or the Confirmation Order shall be deemed to be a waiver, release, or the relinquishment of any rights or Causes of Action that the Debtors, the Reorganized Debtors, or the Litigation Trust may have or which the Reorganized Debtors or the Litigation Trust may choose to assert on behalf of their respective estates under any provision of the Bankruptcy Code or any applicable nonbankruptcy law, including, without limitation, (i) any and all Claims against any Person or Entity, to the extent such Person or Entity asserts a crossclaim, counterclaim, and/or Claim for setoff which seeks affirmative relief against the Debtors, the Reorganized Debtors, their officers, directors, or representatives, (ii) the turnover of any property of the Debtors’ estates, and (iii) Causes of Action against current or former directors, officers, professionals, agents, financial advisors, underwriters, lenders, members of the Management Committee, or auditors relating to acts or omissions occurring prior to the Petition Date.

(b) Except with respect to Released Actions, nothing contained in the Plan or the Confirmation Order shall be deemed to be a waiver, release, or relinquishment of any Cause of Action, right of setoff, or other legal or equitable defense which the Debtors had immediately prior to the Petition Date, against or with respect to any Claim left unimpaired by the Plan. The Reorganized Debtors or the Litigation Trust, as the case may be, shall have, retain, reserve, and be entitled to assert all such Claims, Causes of Action, rights of setoff, and other legal or equitable defenses which they had immediately prior to the Petition Date fully as if the Chapter 11 Cases had not been commenced or the Litigation Trust Claims had not been transferred to the Litigation Trust in accordance with the Plan, and all of the Reorganized Debtors’ legal and equitable rights respecting any Claim left unimpaired by the Plan may be asserted after the Confirmation Date to the same extent as if the Chapter 11 Cases had not been commenced.

20.8 Injunction on Causes of Action. Except as provided in the Plan, as of the Effective Date, all non-Debtor entities are permanently enjoined from commencing or continuing in any manner, any Causes of Action, whether directly, derivatively, on account of or respecting any debt or Cause of Action (i) of the Debtors, the Debtors in Possession, or the Reorganized Debtors which the Debtors, the Debtors in Possession, the Reorganized Debtors, or the Litigation Trust, as the case may be, retain sole and exclusive authority to pursue in accordance with Section 10.1 of the Plan or (ii) which has been released pursuant to the Plan, including, without limitation, pursuant to Sections 20.9, 20.10, 20.11, 20.12, 20.13 or 20.14 of the Plan and the Confirmation Order shall provide for such injunctions.

20.9 Limited Release of Officers and Employees. No claims of the Debtors’ estates against their present and former officers, Management Committee members, employees, consultants, and agents and arising from or relating to the period prior to the Petition Date are released by this Plan. As of the Effective Date, the Debtors and the Debtors in Possession shall be deemed to have waived and released its officers, employees, consultants, and agents who were officers, employees, consultants, or agents, respectively, at any time during the Chapter 11 Cases, from any and all claims of the Debtors’ estates arising from or relating to the period from and after the Petition Date; provided, however, that, except as otherwise provided by prior or subsequent Final Order of the Bankruptcy Court, this provision shall not operate as a waiver or release of (a) any Person (i) named or subsequently named as a defendant in any action commenced by or on behalf of the Debtors in Possession, including any actions prosecuted by the Creditors’ Committee and the Prepetition Administrative Agent on behalf of the Prepetition Lenders or any Litigation Trust Claim prosecuted by the Litigation Trust, (ii) identified or subsequently identified in a report by the Examiner as having engaged in acts of dishonesty or willful misconduct detrimental to the interests of the Debtors, or (iii) adjudicated or subsequently adjudicated by a court of competent jurisdiction to have engaged in acts of dishonesty or willful misconduct detrimental to the interests of the Debtors or (b) any claim (i) with respect to any loan, advance, or similar payment by the Debtors to any such Person, (ii) with respect to any contractual obligation owed by such Person to the Debtors, (iii) relating to such Person’s knowing fraud, or (iv) to the extent based upon or attributable to such Person gaining in fact a personal profit to which such Person was not legally entitled; and, provided, further, that the foregoing is not intended, nor shall it be construed, to release any of the Debtors’ claims that may exist against the Debtors’ directors and officers liability insurance.

20.10 Releases by the Debtors. On the Effective Date, effective as of the Confirmation Date, to the fullest extent permissible under applicable law, the Debtors shall release and be permanently enjoined from any prosecution or attempted prosecution of the Released Actions; provided, however, that the foregoing shall not operate as a waiver of or release from any Causes of Action filed and unresolved as of the Effective Date against any Prepetition Lender with a Claim under a Swap Contract (as defined in the Prepetition Credit Agreement) or a holder of a Swap Claim solely to determine whether or not such Swap Contract Claim qualifies as a Lender Swap Obligation under the Prepetition Credit Agreement.

20.11 Releases by Holders of Claims and Equity Interests. On the Effective Date, effective as of the Confirmation Date, to the fullest extent permissible under applicable law, each Person who votes to accept the Plan, any Person who receives a distribution under the Plan and each Settling Party shall be deemed to (i) consensually forever release and be permanently enjoined from any prosecution or attempted prosecution of any Released Actions which such Person has or may have against (A) the Prepetition Lenders or holders of Swap Claims (excluding Bank of Oklahoma and its affiliates), the Prepetition Administrative Agent, the Postpetition Administrative Agent, and the Postpetition Lenders under the Postpetition Financing Agreement or (B) the Catsimatidis Group and (ii) agree not to aid, assist, support, or otherwise participate with any other party in prosecuting Twenty-Day Claims against the Debtors, the Reorganized Debtors, the Prepetition Administrative Agent and/or the Prepetition Lenders or to take any positions contrary to the Debtors, the Reorganized Debtors, the Prepetition Administrative Agent and/or the Prepetition Lenders.

20.12 Releases by Members of Creditors’ Committee. On the Effective Date, effective as of the Confirmation Date, to the fullest extent permissible under applicable law, the members of the Creditors’ Committee, in their individual capacity as such, shall be deemed to consensually forever release and be permanently enjoined from any prosecution or attempted prosecution of any Released Actions which such Person has or may have had against (i) the Prepetition Lenders or holders of Swap Claims (excluding Bank of Oklahoma and its affiliates), the Prepetition Administrative Agent, the Postpetition Administrative Agent, and the Postpetition Lenders under the Postpetition Financing Agreement or (ii) the Catsimatidis Group.

20.13 Releases by Members of Producers’ Committee. On the Effective Date, effective as of the Confirmation Date, to the fullest extent permissible under applicable law, the members of the Producers’ Committee, in their individual capacity as such, shall be deemed to consensually forever release and be permanently enjoined from any prosecution or attempted prosecution of any Released Actions which such Person has or may have had against the Prepetition Lenders or holders of Swap Claims, the Prepetition Administrative Agent, the Postpetition Administrative Agent, and the Postpetition Lenders under the Postpetition Financing Agreement. For the avoidance of doubt, this release shall not affect, prejudice, or release any claims of a Producer with respect to any Claims or Causes of Action relating to or with respect to any parties other than the Prepetition Lenders or holders of Swap Claims, the Prepetition Administrative Agent, the Postpetition Administrative Agent, and the Postpetition Lenders under the Postpetition Financing Agreement.

20.14 Release of Guarantors. This Plan shall operate as a full release of all Entities (regardless of whether such Entities are Debtors) that are Guarantors (as such term is defined in the Senior Notes Indenture) other than any Entity in the SemCanada Group or that are Guarantors (as such term is defined in the Prepetition Credit Agreement) other than any Entity in the SemCanada Group from any liability arising out of or relating to the Senior Notes Indenture or Prepetition Credit Agreement, respectively, not otherwise discharged by and pursuant to this Plan.

ARTICLE XXI

RETENTION OF JURISDICTION

21.1 Retention of Jurisdiction. The Bankruptcy Court shall retain and have exclusive jurisdiction over any matter arising under the Bankruptcy Code, arising in or related to the Chapter 11 Cases or the Plan, or that relates to the following purposes:

(a) to resolve any matters related to the assumption, assumption and assignment, or rejection of any executory contract or unexpired lease to which a Debtor is a party or with respect to which a Debtor may be liable and to hear, determine and, if necessary, liquidate, any Claims arising therefrom, including those matters related to the amendment after the Effective Date of the Plan, to add any executory contracts or unexpired leases to the list of executory contracts and unexpired leases to be rejected;

(b) to enter such orders as may be necessary or appropriate to implement or consummate the provisions of the Plan and all contracts, instruments, releases, and other agreements or documents created in connection with the Plan;

(c) to determine any and all motions, adversary proceedings, applications, and contested or litigation matters that may be pending on the Effective Date or that, pursuant to the Plan, may be instituted by the Reorganized Debtors or the Litigation Trust prior to or after the Effective Date (which jurisdiction shall be non-exclusive as to any non-core matters);

(d) to ensure that distributions to holders of Allowed Claims are accomplished as provided herein, including any disputes between Owners and Operators with regard to distributions required under Section 3.1(h) of the Plan;

(e) to hear and determine any timely objections to Administrative Expense Claims or to proofs of Claim and Equity Interests filed, both before and after the Confirmation Date, including any objections to the classification of any Claim or Equity Interest, and to allow, disallow, determine, liquidate, classify, estimate, or establish the priority of or secured or unsecured status of any Claim, in whole or in part;

(f) to resolve any Disputed Claims, including objections or estimation motions prosecuted by the Producer Representative;

(g) to enter and implement such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, revoked, modified, reversed, or vacated;

(h) to issue such orders in aid of execution and consummation of the Plan, to the extent authorized by section 1142 of the Bankruptcy Code;

(i) to consider any modifications of the Plan, to cure any defect or omission, or reconcile any inconsistency in any order of the Bankruptcy Court, including, without limitation, the Confirmation Order;

(j) to hear and determine all applications for awards of compensation for services rendered and reimbursement of expenses of professionals under sections 330, 331, and 503(b) of the Bankruptcy Code;

(k) to hear and determine disputes arising in connection with or relating to the Plan or the interpretation, implementation, or enforcement of the Plan or the extent of any Entity’s obligations incurred in connection with or released under the Plan;

(l) to issue injunctions, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any Entity with the consummation, implementation, or enforcement of the Plan, the Confirmation Order, or any other order of the Bankruptcy Court;

(m) to determine any other matters that may arise in connection with or are related to the Plan, the Disclosure Statement, the Confirmation Order, or any other contract, instrument, release, or other agreement or document created in connection with the Plan or the Disclosure Statement;

(n) to recover all assets of the Debtors and property of the Debtors’ estates, wherever located;

(o) to hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code (including the expedited determination of tax under section 505(b) of the Bankruptcy Code);

(p) to determine the scope of any discharge of any Debtor under the Plan or the Bankruptcy Code;

(q) to hear any other matter or for any purpose specified in the Confirmation Order that is not inconsistent with the Bankruptcy Code;

(r) to resolve any disputes regarding whether a Cause of Action constitutes a Retained Cause of Action or a Litigation Trust Claim;

(s) to enforce the terms of the Litigation Trust Agreement and to decide any claims or disputes which may arise or result from, or be connected with, the Litigation Trust Agreement, any breach or default under the Litigation Trust Agreement, or the transactions contemplated by the Litigation Trust Agreement; and

(t) to enter a final decree closing the Chapter 11 Cases;

provided, however, that the foregoing is not intended to (1) expand the Bankruptcy Court’s jurisdiction beyond that allowed by applicable law, (2) impair the rights of an Entity to (i) invoke the jurisdiction of a court, commission, or tribunal, including, without limitation, with respect to matters relating to a governmental unit’s police and regulatory powers, and (ii) contest the invocation of any such jurisdiction; provided, however, that the invocation of such jurisdiction, if granted, shall not extend to the allowance or priority of Claims or the enforcement of any money judgment against a Debtor or a Reorganized Debtor, as the case may be, entered by such court, commission, or tribunal, and (3) impair the rights of an Entity to (i) seek the withdrawal of the reference in accordance with 28 U.S.C. § 157(d) and (ii) contest any request for the withdrawal of reference in accordance with 28 U.S.C. § 157(d).

ARTICLE XXII

MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN

22.1 Modification of the Plan. The Debtors reserve the right, in accordance with the Bankruptcy Code and the Bankruptcy Rules, to amend or modify the Plan, the Plan Supplement, or any exhibits to the Plan at any time prior to entry of the Confirmation Order, including, without limitation, to exclude one (1) or more Debtors from the Plan; provided, however, that any such amendments or modifications shall be subject to the consent of each of the Lender Steering Committee, the Creditors’ Committee and the

Producers’ Committee which consents shall not be unreasonably withheld. Upon entry of the Confirmation Order, the Debtors may, upon order of the Bankruptcy Court, amend or modify the Plan, in accordance with section 1127(b) of the Bankruptcy Code, including, without limitation, to exclude one (1) or more Debtors from the Plan, or remedy any defect or omission or reconcile any inconsistency in the Plan in such manner as may be necessary to carry out the purpose and intent of the Plan; provided, however, that any such amendments or modifications shall be reasonably acceptable in form and substance to the Lender Steering Committee, the Creditors’ Committee and the Producers’ Committee, which consents shall not unreasonably be withheld. A holder of a Claim that has adopted the Plan shall be deemed to have accepted the Plan as modified if the proposed modification does not materially and adversely change the treatment of the Claim of such holder.

22.2 Revocation or Withdrawal of the Plan.

(a) The Plan may be revoked or withdrawn prior to the Confirmation Date by the Debtors; provided, however, that the Lender Steering Committee and the Creditors’ Committee consent.

(b) If the Plan is revoked or withdrawn prior to the Confirmation Date, or if the Plan does not become effective for any reason whatsoever, the Plan shall be deemed null and void. In such event, nothing contained herein shall be deemed to constitute a waiver or release of any claims by the Debtors or any other Entity or to prejudice in any manner the rights of the Debtors or any other Entity in any further proceedings involving the Debtors.

ARTICLE XXIII

MISCELLANEOUS PROVISIONS

23.1 Effectuating Documents and Further Transactions. Each of the Debtors and the Reorganized Debtors is authorized to execute, deliver, file, or record such contracts, instruments, releases, indentures, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan and any securities issued pursuant to the Plan.

23.2 Withholding and Reporting Requirements. In connection with the consummation of the Plan, the Debtors, the Reorganized Debtors, or the Disbursing Agent, as the case may be, shall comply with all withholding and reporting requirements imposed by any federal, state, local, or foreign taxing authority and all distributions hereunder shall be subject to any such withholding and reporting requirements. Notwithstanding the above, each holder of an Allowed Claim that is to receive a distribution under the Plan shall have the sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any governmental unit, including income, withholding and other tax obligations, on account of such distribution. Any party issuing any instrument or making any distribution under the Plan has the right, but not the obligation, to not make a distribution until such holder has made arrangements satisfactory to such issuing or disbursing party for payment of any such tax obligations.

23.3 Plan Supplement. The Exit Facility commitment letter, the Litigation Trust Agreement, the Management Incentive Plan, the New Holdco Bylaws, the New Holdco Certificate of Incorporation, the Second Lien Term Loan Facility term sheet, the Contributing Lender Assignment, the Warrant Agreement, the terms and conditions of the refinancing of the White Cliffs Credit Agreement, Schedules 1(A) and 1(B), the identity of the Persons who will serve as executive officers of New Holdco (if known by the date the Plan Supplement is filed), the identity of the Producer Representative, and any other appropriate documents, shall be contained in the Plan Supplement and filed with the Clerk of the Bankruptcy Court at least ten (10) days prior to the last day upon which holders of Claims may vote to accept or reject the Plan; provided, however, that the Debtors may amend (a) Schedules 1(A) and 1(B) through and including the Confirmation Date and (b) each of the other documents contained in the Plan Supplement, subject to Section 22.1 of the Plan, through and including the Effective Date in a manner consistent with the Plan and Disclosure Statement. Each of the documents contained in the Plan Supplement as to form and substance shall be subject to the consent of each of the Lender Steering Committee and the Creditors’ Committee, which consents shall not be unreasonably withheld. Upon its filing with the Bankruptcy Court, the Plan Supplement may be inspected in the office of the Clerk of the Bankruptcy Court during normal court hours. Holders of Claims or Equity Interests may obtain a copy of the Plan Supplement on the Debtors’ website at www.kccllc.net/SemGroup.

23.4 Payment of Statutory Fees. All fees payable pursuant to section 1930 of title 28 of the United States Code shall be paid as and when due or otherwise pursuant to an agreement between the Reorganized Debtors and the United States Department of Justice, Office of the United States Trustee, until such time as a Chapter 11 Case for a Debtor shall be closed in accordance with the provisions of Section 23.14 of the Plan.

23.5 Expedited Tax Determination. The Reorganized Debtors may request an expedited determination of taxes under section 505(b) of the Bankruptcy Code for all returns filed for, or on behalf of, such Reorganized Debtors for all taxable periods through the Effective Date.

23.6 Post-Confirmation Date Fees and Expenses. From and after the Confirmation Date, the Reorganized Debtors and the Litigation Trust shall, in the ordinary course of business and without the necessity for any approval by the Bankruptcy Court, (a) retain professionals and (b) pay the reasonable fees and expenses (including reasonable professional fees and expenses) incurred by the Debtors, the Reorganized Debtors, or the Litigation Trust, as the case may be, related to implementation and consummation of or consistent with the provisions of the Plan.

23.7 Substantial Consummation. On the Effective Date, the Plan shall be deemed to be substantially consummated under sections 1101 and 1127(b) of the Bankruptcy Code.

23.8 Severability. If, prior to the Confirmation Date, any term or provision of the Plan shall be held by the Bankruptcy Court to be invalid, void, or unenforceable, including, without limitation, the inclusion of one (1) or more Debtors in the Plan, the Bankruptcy Court shall, with the consent of the Debtors, the Lender Steering Committee, and the Creditors’ Committee, have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan shall remain in full force and effect and shall in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

23.9 Governing Law. Except to the extent that the Bankruptcy Code or other federal law is applicable, or to the extent that an exhibit hereto or document contained in the Plan Supplement provides otherwise, the rights, duties, and obligations arising under this Plan shall be governed by, and construed and enforced in accordance with, the Bankruptcy Code and, to the extent not inconsistent therewith, the laws of the State of New York, without giving effect to principles of conflicts of laws.

23.10 Time. In computing any period of time prescribed or allowed by the Plan, unless otherwise set forth herein or determined by the Bankruptcy Court, the provisions of Bankruptcy Rule 9006 shall apply.

23.11 Binding Effect. The Plan shall be binding upon and inure to the benefit of the Debtors, the holders of Claims and Equity Interests, the Litigation Trust, and their respective successors and assigns, including, without limitation, the Reorganized Debtors.

23.12 Exhibits/Schedules. All exhibits and schedules to the Plan, including the Plan Supplement, are incorporated into and are a part of the Plan as if set forth in full herein.

23.13 Notices. All notices, requests, and demands to or upon the Debtors, the Debtors in Possession, or the Reorganized Debtors to be effective shall be in writing (including by facsimile transmission) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

SEMGROUP, L.P.

6120 S. Yale, Suite 700

Tulsa, Oklahoma 74136

Attention: Legal Department

Telecopier: (918) 524-8276

With a copy to:

WEIL, GOTSHAL & MANGES LLP

200 Crescent Court, Suite 300

Dallas, Texas 75201

Attention: Martin A. Sosland, Esq.

Telecopier: (214) 746-7777

23.14 Closing of the Chapter 11 Cases. The Reorganized Debtors shall, promptly upon the full administration of the Chapter 11 Cases, file with the Bankruptcy Court all documents required by Bankruptcy Rule 3022 and any applicable order of the Bankruptcy Court.

23.15 Section Headings. The section headings contained in this Plan are for reference purposes only and shall not affect in any way the meaning or interpretation of the Plan.

23.16 Exemption from Registration. Pursuant to section 1145 of the Bankruptcy Code, and except as provided in subsection (b) thereof, the issuance of the Plan Currency on account of, and in exchange for, the Claims against the Debtors shall be exempt from registration pursuant to section 5 of the Securities Act of 1933 and any other applicable nonbankruptcy law or regulation.

23.17 Exemption from Transfer Taxes. Pursuant to section 1146(c) of the Bankruptcy Code, the issuance, transfer, or exchange of Equity Interests or Plan Currency pursuant to the Plan, the creation of any mortgage, deed of trust, or other security interest, the making or assignment of any lease or sublease, or the making or delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with the Plan, shall not be subject to any stamp, real estate transfer, mortgage recording, or other similar tax.

23.18 No Effect on Downstream Claims. No provision of this Plan (including, but not limited to, Section 1.133, 20.11 and 20.13) is intended to and no provision shall compromise, affect, discharge, or otherwise impact the Downstream Claims against any Downstream Purchasers (including, but not limited to, J. Aron & Company) and nothing contained herein shall release Producers’ Downstream Claims against Downstream Purchasers (including, but not limited to, Downstream Claims against J. Aron & Company) for amounts due to Producers. Such Downstream Claims are not property of the Debtors or their estates and are not administered under the Plan, nor will the Downstream Claims constitute Litigation Trust Assets. Neither the Debtors, the Reorganized Debtors, the Prepetition Administrative Agent nor the Prepetition Lenders shall oppose or otherwise contest the Producers’ prosecution of any Downstream Claims asserted as of September 21, 2009, including, but not limited to, Downstream Claims against J. Aron & Company, nor oppose efforts of First Purchaser Producers to seek remand or transfer of asserted Downstream Claims in litigation which has been or may hereinafter be transferred to the Bankruptcy Court. This Section 23.18 shall control in case of a conflict with any other provision in this Plan.

23.19 Inconsistencies. To the extent of any inconsistencies between the information contained in the Disclosure Statement and the terms and provisions of the Plan, the terms and provisions contained herein shall govern.

Dated: Wilmington, Delaware

            October 27, 2009

SEMCRUDE, L.P.

CHEMICAL PETROLEUM EXCHANGE, INCORPORATED

EAGLWING, L.P.

GRAYSON PIPELINE, L.L.C.

GREYHAWK GAS STORAGE COMPANY, L.L.C.

K.C. ASPHALT L.L.C.

SEMCANADA II, L.P.

SEMCANADA L.P.

SEMCRUDE PIPELINE, L.L.C.

SEMFUEL TRANSPORT LLC

SEMFUEL, L.P.

SEMGAS GATHERING LLC

SEMGAS STORAGE, L.L.C.

SEMGAS, L.P.

SEMGROUP ASIA, L.L.C.

SEMGROUP FINANCE CORP.

SEMGROUP, L.P.

SEMKAN, L.L.C.

SEMMANAGEMENT, L.L.C.

SEMMATERIALS VIETNAM, L.L.C.

SEMMATERIALS, L.P.

SEMOPERATING G.P., L.L.C.

SEMSTREAM, L.P.

SEMTRUCKING, L.P.

STEUBEN DEVELOPMENT COMPANY, L.L.C.

SEMCAP, L.L.C.

By:	/s/ Terrence Ronan
Name: Terrence Ronan
Title: Authorized Officer

The registrant filed with the Bankruptcy Court the following exhibits and schedules to the Plan of Reorganization, which, as permitted by Item 601(b)(2) of Regulation S-K, have been omitted from this exhibit. The registrant will furnish supplementally a copy of any exhibit or schedule to the Plan of Reorganization to the Securities and Exchange Commission upon request.

Schedule 1	First Purchaser Producer Twenty-Day-Claims
Schedule 2	Secured First Purchaser Producer Claims
Schedule 3	Other Twenty-Day Claims
Exhibit 11.1	Subpoena to Produce Documents, Information, or Objects or to Permit Inspection of Premises
Tab 1(A)	Executory Contracts to be Assumed
Tab 1(B)	Unexpired Leases to be Assumed
Table 2	Exit Facility Term Sheet
Tab 3	Form of Litigation Trust Agreement
Tab 4	Form of Management Incentive Plan
Tab 5	Form of New Holdco Bylaws
Tab 6	Form of New Holdco Certificate of Incorporation
Tab 7	Second Lien Term Loan Facility Term Sheet
Tab 8	Form of Contributing Lender Assignment
Tab 9	Form of Warrant Agreement
Tab 10	Terms and Conditions of Refinancing of White Cliffs Credit Agreement
Tab 11	Identity of Executive Officers
Tab 12	Terms and Conditions Applicable to Producer Representative
Tab 13	List of Pending Causes of Action to be Transferred to the Litigation Trust